Exhibit 2.1

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

among:

VYNE THERAPEUTICS INC.;

YELLOW MERGER SUB CORP.; and

Yarrow Bioscience, Inc.

Dated as of December 17, 2025

Table of Contents

Section 1. Definitions and Interpretative Provisions		3
1.1	Definitions	3
1.2	Other Definitional and Interpretative Provisions	20
Section 2. Description of Transaction		21
2.1	The Merger	21
2.2	Effects of the Merger	21
2.3	Closing; Effective Time	21
2.4	Organizational Documents; Directors and Officers	21
2.5	Conversion of Company, Merger Sub Equity Securities	22
2.6	Closing of the Company’s Transfer Books	23
2.7	Surrender of Company Capital Stock	24
2.8	Calculation of Net Cash and Company Valuation	25
2.9	Further Action	28
2.10	Intended Tax Treatment	28
2.11	Withholding	28
2.12	Appraisal Rights	28
Section 3. Representations and Warranties of the Company		29
3.1	Due Organization; Subsidiaries	29
3.2	Organizational Documents	29
3.3	Authority; Binding Nature of Agreement	30
3.4	Vote Required	30
3.5	Non-Contravention; Consents	30
3.6	Capitalization	31
3.7	Financial Statements	32
3.8	Absence of Changes	33
3.9	Absence of Undisclosed Liabilities	33
3.10	Title to Assets	33
3.11	Real Property; Leasehold	33
3.12	Intellectual Property	34
3.13	Agreements, Contracts and Commitments	37
3.14	Compliance; Permits; Restrictions	39
3.15	Legal Proceedings; Orders	42
3.16	Tax Matters	42
3.17	Employee and Labor Matters; Benefit Plans	43
3.18	Environmental Matters	46

3.19	Insurance	46
3.20	No Financial Advisors	47
3.21	Transactions with Affiliates	47
3.22	Privacy and Data Security	47
3.23	Trade Control Laws	48
3.24	Ownership of Parent Capital Stock	48
3.25	No Other Representations or Warranties	48
Section 4. Representations and Warranties of Parent and Merger Sub		48
4.1	Due Organization; Subsidiaries	49
4.2	Organizational Documents	49
4.3	Authority; Binding Nature of Agreement	50
4.4	Vote Required	50
4.5	Non-Contravention; Consents	50
4.6	Capitalization	51
4.7	SEC Filings; Financial Statements	53
4.8	Absence of Changes	55
4.9	Absence of Undisclosed Liabilities	55
4.10	Title to Assets	55
4.11	Real Property; Leasehold	56
4.12	Intellectual Property	56
4.13	Agreements, Contracts and Commitments	59
4.14	Compliance; Permits; Restrictions	61
4.15	Legal Proceedings; Orders	63
4.16	Tax Matters	64
4.17	Employee and Labor Matters; Benefit Plans	65
4.18	Environmental Matters	68
4.19	Insurance	68
4.20	Transactions with Affiliates	68
4.21	No Financial Advisors	68
4.22	Valid Issuance	69
4.23	Privacy and Data Security	69
4.24	Trade Control Laws	69
4.25	No Other Representations or Warranties	70
Section 5. Certain Covenants of the Parties		70
5.1	Operation of Parent’s Business	70
5.2	Operation of the Company’s Business	72

5.3	Access and Investigation	74
5.4	No Solicitation	75
5.5	Notification of Certain Matters	76
Section 6. Additional Agreements of the Parties		76
6.1	Registration Statement, Proxy Statement	76
6.2	Company Stockholder Written Consent	78
6.3	Parent Stockholder Meeting	80
6.4	Efforts; Regulatory Approvals	81
6.5	Company Options; Company Warrants	82
6.6	Employee Benefits	83
6.7	Indemnification of Officers and Directors	85
6.8	Disclosure	86
6.9	Listing	87
6.10	Tax Matters	87
6.11	Legends	88
6.12	Officers and Directors	88
6.13	Termination of Certain Agreements and Rights	89
6.14	Section 16 Matters	89
6.15	Allocation Information	89
6.16	Parent SEC Documents	89
6.17	Notice of Certain Transactions	89
6.18	Obligations of Merger Sub	90
6.19	Company Pre-Closing Financing	90
6.20	Wind-Down Activities	90
6.21	Parent Pre-Closing Dividend	90
Section 7. Conditions Precedent to Obligations of Each Party		90
7.1	No Restraints	90
7.2	Stockholder Approval	91
7.3	Listing	91
7.4	Effectiveness of Registration Statement	91
Section 8. Additional Conditions Precedent to Obligations of Parent and Merger Sub		91
8.1	Accuracy of Representations	91
8.2	Performance of Covenants	91
8.3	Documents	92
8.4	No Company Material Adverse Effect	92
8.5	Company Stockholder Written Consent	92

8.6	Termination of Investor Agreements	92
Section 9. Additional Conditions Precedent to Obligation of the Company		92
9.1	Accuracy of Representations	92
9.2	Performance of Covenants	93
9.3	Documents	93
9.4	No Parent Material Adverse Effect	93
9.5	Parent Pre-Closing Dividend	93
Section 10. Termination		94
10.1	Termination	94
10.2	Effect of Termination	96
10.3	Expenses; Termination Fees	96
Section 11. Miscellaneous Provisions		98
11.1	Non-Survival of Representations and Warranties	98
11.2	Amendment	98
11.3	Waiver	98
11.4	Entire Agreement; Counterparts; Exchanges by Electronic Transmission	98
11.5	Applicable Law; Jurisdiction; WAIVER OF RIGHT TO TRIAL BY JURY	99
11.6	Assignability	99
11.7	Notices	99
11.8	Cooperation	100
11.9	Severability	100
11.10	Other Remedies; Specific Performance	100
11.11	No Third-Party Beneficiaries	100

Exhibits:

Exhibit A-1	Form of Parent Stockholder Support Agreement
Exhibit A-2	Form of Company Stockholder Support Agreement
Exhibit B	Form of Lock-Up Agreement
Exhibit C	Form of Subscription Agreement
Exhibit D	Certificate of Merger, including certificate of incorporation of the Surviving Corporation attached as Exhibit A thereto, incorporated by reference into this Agreement

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION

This Agreement and Plan of Merger and Reorganization (this “Agreement”) is made and entered into as of December 17, 2025, by and among VYNE Therapeutics Inc., a Delaware corporation (“Parent”), Yellow Merger Sub Corp., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), and Yarrow Bioscience, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 1.

Recitals

A.            Parent and the Company intend to effect a merger of Merger Sub with and into the Company (the “Merger”) in accordance with this Agreement and the DGCL. Upon consummation of the Merger, Merger Sub will cease to exist and the Company will become a wholly owned subsidiary of Parent.

B.            The Parties intend that, (i) the Merger qualifies as a “reorganization” within the meaning of Section 368(a) of the Code, and/or a transfer within the meaning of Section 351(a) of the Code, and (ii) this Agreement will constitute, and is hereby adopted as, a plan of reorganization within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a).

C.            The Parent Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement and the constructive issuance by the Company of shares of Company Common Stock to stockholders of Parent (as reflected in Rule 145(a) of the Securities Act) (the “Constructive Issuance”) and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve this Agreement and thereby approve the Parent Stockholder Matters, including the Contemplated Transactions.

D.            The Merger Sub Board has (i) determined that the Contemplated Transactions are fair to, advisable, and in the best interests of Merger Sub and its sole stockholder, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub votes to adopt this Agreement and thereby approve the Contemplated Transactions.

E.            The Company Board has (i) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and the Contemplated Transactions and (iii) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions.

F.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to the Company’s willingness to enter into this Agreement, each of the officers and directors set forth on Section A of the Parent Disclosure Letter (solely in their capacity as stockholders of Parent) are executing support agreements in favor of the Company in substantially the form attached hereto as Exhibit A-1 (the “Parent Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Parent Capital Stock in favor of the approval of this Agreement and thereby approve the Contemplated Transactions, and, if deemed necessary by Parent, an amendment to Parent’s certificate of incorporation to effect the Nasdaq Reverse Split and any other matters, and against any competing proposals.

G.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s willingness to enter into this Agreement, each of the officers, directors and stockholders of the Company listed on Section A of the Company Disclosure Letter (solely in their capacity as stockholders of the Company), collectively representing the Required Company Stockholder Vote, are executing support agreements in favor of Parent in substantially the form attached hereto as Exhibit A-2 (the “Company Stockholder Support Agreement”), pursuant to which such Persons have, subject to the terms and conditions set forth therein, agreed to vote all of their shares of Company Capital Stock in favor of the adoption of this Agreement and thereby approve the Contemplated Transactions and against any competing proposals.

H.            Concurrently with the execution and delivery of this Agreement and as a condition and inducement to Parent’s and the Company’s willingness to enter into this Agreement, the officers and directors (i) of Parent listed on Section B of the Parent Disclosure Letter and (ii) the Company listed on Section B of the Company Disclosure Letter are executing lock-up agreements in substantially the form attached hereto as Exhibit B (the “Lock-Up Agreement,” and collectively, the “Lock-Up Agreements”).

I.            It is expected that, within two (2) Business Days following the date the Registration Statement is declared effective under the Securities Act, the holders of shares of Company Capital Stock sufficient to adopt and approve this Agreement and the Merger as required under the DGCL and the Company’s certificate of incorporation and bylaws will execute and deliver an action by written consent adopting this Agreement, in form and substance reasonably acceptable to Parent, in order to obtain the Required Company Stockholder Vote.

J.            Concurrently with the execution and delivery of this Agreement, certain investors will execute and enter into a Series A Preferred Stock Purchase Agreement among the Company and the Persons named therein (including as may be amended, restated and/or superseded from time to time, the “Series A Financing Agreement”), pursuant to which such Persons will invest in a private placement of the Company Preferred Stock (the “Series A Financing”).

K.            Concurrently with the execution and delivery of this Agreement, certain investors will execute and deliver a Securities Purchase Agreement in the form attached hereto as Exhibit C among the Company and the Persons named therein (including as may be amended, restated and/or superseded from time to time, the “Subscription Agreement”), pursuant to which such Persons will agree to purchase, in the amounts set forth therein, shares of Company Capital Stock (the “Company Pre-Closing Financing”).

Agreement

The Parties, intending to be legally bound, agree as follows:

Section 1.         Definitions and Interpretative Provisions.

1.1       Definitions.

(a)            For purposes of this Agreement (including this Section 1):

“Acceptable Confidentiality Agreement” means a confidentiality agreement containing terms not materially less restrictive in the aggregate to the counterparty thereto than the terms of the Confidentiality Agreement, except such confidentiality agreement need not contain any standstill, non-solicitation or no hire provisions. Notwithstanding the foregoing, a Person who has previously entered into a confidentiality agreement with Parent relating to a potential Acquisition Proposal on terms that are not materially less restrictive than the Confidentiality Agreement with respect to the scope of coverage and restrictions on disclosure and use shall not be required to enter into a new or revised confidentiality agreement, and such existing confidentiality agreement shall be deemed to be an Acceptable Confidentiality Agreement.

“Accrued Pre-Closing Tax Amount” means any accrued and unpaid Taxes of Parent and its Subsidiaries for Tax periods (or portions thereof) ending on or before the Closing Date either (a) for which the applicable Tax Returns have not been filed as of the Closing Date or (b) that have been shown as due but not paid on Tax Returns that have been filed as of the Closing Date, in each case, (1) determined on a jurisdiction-by-jurisdiction basis, in an amount not less than zero with respect to any Tax in any jurisdiction or period, (2) computed without taking into account any refunds or overpayments (or credits in lieu thereof), (3) computed taking into account estimated payments, Tax attribute carryovers and carryforwards solely to the extent that it is at least “more likely than not” that such payments, carryovers, or carryforwards are available to reduce Taxes or taxable income, as applicable, for such period, (4) determined in accordance with the past accounting methods and practices of Parent and its Subsidiaries, except to the extent that any such method or practice is not supportable at a “more likely than not” or higher level of comfort, (5) determined by excluding any Tax credits transferred pursuant to Section 6418 of the Code (or any corresponding, similar or analogous provision of state, local or non-U.S. Law), and (6) with respect to any period that includes but does not end on the Closing Date, the amount allocated to the portion of such period ending on or before the Closing Date shall be: (i) in the case of Taxes that are based upon or related to income, sales, proceeds, profits, receipts, wages, compensation, or similar items and all other Taxes that are not imposed on a periodic basis, be deemed equal to the amount of such Taxes which would be payable if the taxable period of Parent and its Subsidiaries ended as of the close of business on the Closing Date based on an interim closing of the books (except that exemptions, allowances, and deductions that are otherwise calculated on an annual basis (including depreciation and amortization deductions, other than with respect to property placed in service after the Closing) shall be apportioned on a daily basis); and (ii) in the case of Taxes not described in clause (i), imposed on a periodic basis, be deemed equal to the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the Closing Date and the denominator of which is the number of calendar days in the entire period.

“Acquisition Inquiry” means, with respect to a Party, an inquiry, indication of interest or request for non-public information (other than an inquiry, indication of interest or request for information made or submitted by the Company, on the one hand, or Parent, on the other hand, to the other Party) that could reasonably be expected to lead to an Acquisition Proposal.

“Acquisition Proposal” means, with respect to a Party, any offer or proposal, whether written or oral (other than an offer or proposal made or submitted by or on behalf of the Company or any of its Affiliates, on the one hand, or by or on behalf of Parent or any of its Affiliates, on the other hand, to the other Party) contemplating or otherwise relating to any Acquisition Transaction with such Party.

“Acquisition Transaction” means any transaction or series of related transactions (other than any Parent Legacy Transaction, any Interim Financing, or the Company Pre-Closing Financing) involving:

(a)            any merger, consolidation, amalgamation, share exchange, business combination, issuance of securities, acquisition of securities, reorganization, recapitalization, tender offer, exchange offer or other similar transaction: (i) in which a Person or “group” (as defined in the Exchange Act and the rules promulgated thereunder) of Persons directly or indirectly acquires beneficial or record ownership of securities representing more than 20% of the outstanding securities of any class of voting securities of a Party or any of its Subsidiaries or (ii) in which a Party or any of its Subsidiaries issues securities representing more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries, or issues securities convertible into more than 20% of the outstanding securities of any class of voting securities of such Party or any of its Subsidiaries; or

(b)            any sale, lease, exchange, transfer, license, acquisition or disposition of any business or businesses or assets that constitute or account for 20% or more of the consolidated book value or the fair market value of the assets of a Party and its Subsidiaries, taken as a whole.

“Affiliate” shall have the meaning given to such term in Rule 145 under the Securities Act.

“Affordable Care Act” means the Patient Protection and Affordable Care Act.

“Anticipated Closing Date” means the anticipated Closing Date, as agreed upon by Parent and the Company.

“Business Day” means any day other than a day on which banks in the State of New York are authorized or obligated to be closed.

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as set forth in Section 4980B of the Code and Section 6 of Title I of ERISA.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Associate” means any current employee, independent contractor, officer or director of the Company or any of its Subsidiaries.

“Company Board” means the board of directors of the Company.

“Company Capital Stock” means the Company Common Stock and the Company Preferred Stock.

“Company Capitalization Representations” means the representations and warranties of the Company set forth in Sections 3.6(a) and 3.6(d).

“Company Common Stock” means the common stock, $0.0001 par value per share, of the Company.

“Company Contract” means any Contract: (a) to which the Company or any of its Subsidiaries is a Party, (b) by which the Company or any of its Subsidiaries is or may become bound or under which the Company or any of its Subsidiaries has, or may become subject to, any obligation or (c) under which the Company or any of its Subsidiaries has or may acquire any right or interest.

“Company Employee Plan” means any Employee Plan that the Company or any of its Subsidiaries (a) sponsors, maintains, administers, or contributes to, (b) may reasonably be expected to have any Liability, or (c) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of the Company or any of its Subsidiaries (or their spouses, dependents, or beneficiaries), but excluding any Employee Plan in which the Company or any of its Subsidiaries participates that is sponsored by any professional employer organization.

“Company Fundamental Representations” means the representations and warranties of the Company set forth in Sections 3.1, 3.2, 3.3, 3.4, 3.5(a)(i), and 3.20.

“Company IP Rights” means all Intellectual Property rights that are owned or purported to be owned by, assigned to, exclusively licensed to, or controlled by the Company or its Subsidiaries that are necessary for, or used or held for use in, the operation of the business of the Company and its Subsidiaries as presently conducted.

“Company IP Rights Agreement” means any Contract governing, related to or pertaining to any Company IP Rights other than any confidential information provided under confidentiality agreements.

“Company Key Employee” means any executive officer of the Company or any of its Subsidiaries.

“Company Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of a Company Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of the Company or its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Company Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions (other than any representation or warranty the purpose of which is to expressly address the consequences of the execution and delivery of this Agreement, the consummation of the Contemplated Transaction or the performance of the obligations hereunder), (b) the taking of any action, or the failure to take any action, by the Company that is required to comply with the terms of this Agreement, (c) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world or any governmental or other response or reaction to any of the foregoing, (d) any change in generally accepted accounting principles in the United States (“GAAP”) or applicable Law or the interpretation thereof, (e) general economic or political conditions or conditions generally affecting the industries in which the Company and its Subsidiaries operate or (f) any change in the cash position of the Company and its Subsidiaries which results from operations in the Ordinary Course of Business; except in each case with respect to clauses (c), (d) and (e), to the extent disproportionately affecting the Company and its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which the Company and its Subsidiaries operate.

“Company Merger Shares” means the product determined by multiplying (a) the Post-Closing Parent Shares by (b) the Company Allocation Percentage, in which:

•	“Aggregate Valuation” means the sum of (i) the Company Valuation, plus (ii) the Parent Valuation.

•	“Company Allocation Percentage” means the percentage (rounded to four decimal places) determined by subtracting (i) the Parent Allocation Percentage from (ii) 100 percent.

•	“Company Equity Value” means $30,000,000.

•	“Company Outstanding Shares” means, without duplication, the total number of shares of Company Capital Stock outstanding immediately prior to the Effective Time (including any shares of Company Common Stock or Company Preferred Stock that are issued in, or issuable upon the exercise or conversion of securities issued in, the Company Pre-Closing Financing or any Interim Financing), expressed on a fully diluted and as-converted-to-Company Common Stock basis assuming, without limitation or duplication, the exercise of all Company Options, Company Warrants or other rights or commitments to receive shares of Company Common Stock or Company Preferred Stock (or securities convertible or exercisable into shares of Company Common Stock or Company Preferred Stock), whether conditional or unconditional or vested or unvested, that are outstanding as of immediately prior to the Effective Time; provided that “Company Outstanding Shares” shall exclude any Company Options, Company Warrants and any other equity awards issued under the Company Stock Plans (including any shares of Company Common Stock issuable upon the exercise of such Company Options, Company Warrants or other equity awards) issued to directors, employees, consultants or other service providers following the date hereof but prior to the Closing (collectively, the “Service Provider Grants”).

•	“Company Valuation” means (i) the Company Equity Value, plus (ii) the amount of proceeds actually received by the Company from the Company Pre-Closing Financing, plus (iii) the Fair Market Value of any Interim Financing.

•	“Exchange Ratio” means the ratio (rounded to four decimal places) equal to the quotient obtained by dividing (i) the Company Merger Shares by (ii) the Company Outstanding Shares.

•	“Fair Market Value” means, for any Interim Financing, (i) the Company Equity Value, divided by the Company Outstanding Shares (calculated as of the date hereof), multiplied by (ii) the aggregate number of shares of Company Capital Stock issued (or to be issued upon conversion or exercise of any securities convertible into shares of Company Common Stock) in such Interim Financing.

•	“Parent Allocation Percentage” means the quotient (expressed as a percentage and rounded to four decimal places) determined by dividing (i) the Parent Valuation by (ii) the Aggregate Valuation.

•	“Parent Outstanding Shares” means, without duplication, (including, without limitation, the effects of the Nasdaq Reverse Split, if completed) the total number of shares of Parent Capital Stock outstanding immediately prior to the Effective Time expressed on a fully-diluted basis and as converted to Parent Common Stock basis and assuming, without limitation or duplication, (i) the issuance of shares of Parent Common Stock in respect of all In the Money Parent Options, warrants or other rights or commitments to receive shares of Parent Common Stock or Parent Preferred Stock (or securities convertible or exercisable into shares of Parent Common Stock or Parent Preferred Stock, but excluding any Parent Capital Stock issuable in accordance herewith), whether conditional or unconditional, that are outstanding as of immediately prior to the Effective Time, and (ii) the settlement in shares of Parent Common Stock of Parent Restricted Stock Units outstanding as of immediately prior to the Effective Time on a net settlement basis as provided in Section 6.6(e). Notwithstanding any of the foregoing, no Parent Options shall be included in the total number of shares of Parent Common Stock outstanding for purposes of determining the Parent Outstanding Shares to the extent (i) an Out of the Money Parent Option or (ii) the Parent Stock Option Cash Consideration in respect thereof is deducted from Parent Net Cash in accordance herewith.

•	“Parent Valuation” means (i) $8,500,000, minus (ii) the amount by which Parent Net Cash is less than $0.

•	“Post-Closing Parent Shares” mean the quotient determined by dividing (i) the Parent Outstanding Shares by (ii) the Parent Allocation Percentage.

“Company Options” means options or other rights to purchase shares of Company Capital Stock issued by the Company.

“Company Preferred Stock” means the shares of the Company’s capital stock designated as preferred stock, including the Company Series A Preferred Stock.

“Company Registered IP” means all Company IP Rights that are owned or exclusively licensed by the Company that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications and registrations for any of the foregoing.

“Company Series A Preferred Stock” means a series of the Company’s preferred stock designated as Series A Preferred Stock, $0.0001 par value per share.

“Company Stock Plans” means any equity incentive plan or any other plan, program, agreement or arrangement providing for any equity or equity-based compensation for any Person that maybe adopted by the Company from time to time following the date hereof.

“Company Triggering Event” shall be deemed to have occurred if, at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote: (a) the Company Board shall have made a Company Board Adverse Recommendation Change; (b) the Company Board or any committee thereof shall have publicly approved, endorsed or recommended any Acquisition Proposal; or (c) the Company shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal.

“Company Warrants” means warrants to purchase shares of Company Capital Stock issued by the Company.

“Confidentiality Agreement” means the letter agreement dated as of October 17, 2025, between the Company and Parent.

“Consent” means any approval, consent, ratification, permission, waiver or authorization (including any Governmental Authorization).

“Contemplated Transactions” means the Merger, the Constructive Issuance and the other transactions contemplated by this Agreement (other than any Parent Legacy Transaction and the Parent Charter Amendment), the Company Pre-Closing Financing and the Nasdaq Reverse Split (to the extent applicable and deemed necessary by Parent and the Company).

“Contract” means, with respect to any Person, any written agreement, contract, subcontract, lease (whether for real or personal property), mortgage, license, or other legally binding commitment or undertaking of any nature to which such Person is a party or by which such Person or any of its assets are bound or affected under applicable Law.

“Delisting Event” means (i) the filing of a Form 25 with respect to the shares of Parent Common Stock by Parent or Nasdaq with the SEC, or (ii) any other cessation of listing of the Parent Common Stock on Nasdaq, whether or not a Form 25 has been filed yet.

“DGCL” means the General Corporation Law of the State of Delaware, as amended.

“Effect” means any effect, change, event, circumstance, or development.

“Employee Plan” means (a) an “employee benefit plan” within the meaning of Section 3(3) of ERISA whether or not subject to ERISA; (b) other plan, program, policy or arrangement providing for stock options, stock purchases, equity-based compensation, bonuses (including any annual bonuses and retention bonuses) or other incentives, severance pay, deferred compensation, employment, compensation, change in control or transaction bonuses, supplemental, vacation, retirement benefits (including post-retirement health and welfare benefits), pension benefits, profit-sharing benefits, fringe benefits, life insurance benefits, perquisites, health benefits, medical benefits, dental benefits, vision benefits, and all other employee benefit plans, agreements, and arrangements, not described in (a) above; and (c) all other plans, programs, policies or arrangements providing compensation to employees, consultants and non-employee directors.

“Encumbrance” means any lien, pledge, hypothecation, charge, mortgage, security interest, lease, exclusive license, option, easement, reservation, servitude, adverse title, claim, infringement, interference, option, right of first refusal, preemptive right, community property interest or restriction or encumbrance of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Enforceability Exceptions” means the (a) Laws of general application relating to bankruptcy, insolvency and the relief of debtors and (b) rules of law governing specific performance, injunctive relief and other equitable remedies.

“Entity” means any corporation (including any nonprofit corporation), partnership (including any general partnership, limited partnership or limited liability partnership), joint venture, estate, trust, company (including any company limited by shares, limited liability company or joint stock company), firm, society or other enterprise, association, organization or entity, and each of its successors.

“Environmental Law” means any federal, state, local or foreign Law relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata), including any law or regulation relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

“ERISA Affiliate” means, with respect to any Entity, any other Person that would be treated as a single employer with such Entity or part of the same “controlled group” as such Entity under Sections 414(b), (c), (m) or (o) of the Code.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Governmental Authority” means any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature, (b) federal, state, local, municipal, foreign, supra-national or other government, (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, bureau, instrumentality, official, ministry, fund, foundation, center, organization, unit, body or Entity and any court or other tribunal, and for the avoidance of doubt, any taxing authority) or (d) self-regulatory organization (including Nasdaq).

“Governmental Authorization” means any: (a) permit, license, certificate, franchise, permission, variance, exception, order, approval, clearance, registration, qualification or authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Law or (b) right under any Contract with any Governmental Authority.

“Hazardous Materials” means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Law, including without limitation, crude oil or any fraction thereof, and petroleum products or by-products.

“In the Money Parent Option” shall mean Parent Options with an exercise price equal to or less than the Parent Closing Price.

“Intellectual Property” means: (a) United States, foreign and international patents, patent applications, including all provisionals, nonprovisionals, substitutions, divisionals, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations, term extensions, certificates of invention and the equivalents of any of the foregoing, statutory invention registrations, invention disclosures and inventions (collectively, “Patents”), (b) trademarks, service marks, trade names, domain names, corporate names, brand names, URLs, trade dress, logos and other source identifiers, including registrations and applications for registration thereof and goodwill associated therewith, (c) copyrights, including registrations and applications for registration thereof, (d) software, including all source code, object code and related documentation, (e) formulae, customer lists, trade secrets, know-how, confidential information and other proprietary rights and intellectual property, whether patentable or not, and (f) all United States and foreign rights arising under or associated with any of the foregoing.

“Interim Financing” means the Series A Financing.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means, (a) with respect to an individual, that such individual is actually aware of the relevant fact or that such individual would reasonably be expected to know such fact in the ordinary course of the performance of such individual’s employment responsibilities, and (b) with respect to any Person that is an Entity the Knowledge of any executive officer of such Person as of the date such knowledge is imputed. With respect to any matters relating to Intellectual Property, such awareness or reasonable expectation to have knowledge does not require any such individual to conduct or have conducted or obtain or have obtained any freedom to operate opinions of counsel or any Intellectual Property rights clearance searches, and no knowledge of any third party Intellectual Property that would have been revealed by such inquiries, opinions or searches that have not been conducted will be imputed to such Persons.

“Law” means any federal, state, national, supra-national, foreign, local or municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority (including under the authority of Nasdaq or the Financial Industry Regulatory Authority).

“Legal Proceeding” means any action, suit, litigation, arbitration, proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before any court or other Governmental Authority or any arbitrator or arbitration panel.

“Merger Sub Board” means the board of directors of Merger Sub.

“Multiemployer Plan” means a “multiemployer plan,” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“Multiple Employer Plan” means a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 3(40) of ERISA.

“Multiple Employer Welfare Arrangement” means a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA.

“Nasdaq Reverse Split” means a reverse stock split of all outstanding shares of Parent Common Stock effected by Parent for the purpose of maintaining compliance with Nasdaq listing standards.

“Nasdaq” means The Nasdaq Stock Market.

“Order” means any judgment, order, writ, injunction, ruling, decision or decree of (that is binding on a Party), or any plea agreement, corporate integrity agreement, resolution agreement or deferred prosecution agreement with, or any settlement under the jurisdiction of, any court or Governmental Authority.

“Ordinary Course of Business” means, in the case of each of the Company and Parent, such actions taken in the ordinary course of its business and consistent with its past practice or, with respect to the Company, the customary practices of a recently formed company at a similar stage of development, including adoption of a Company Employee Plan; provided, however, that during the Pre-Closing Period, the Ordinary Course of Business of Parent shall also include actions required to effect and effecting any Parent Legacy Transaction.

“Organizational Documents” means, with respect to any Person (other than an individual), (a) the certificate or articles of association or incorporation or organization or limited partnership or limited liability company, and any joint venture, limited liability company, operating or partnership agreement and other similar documents adopted or filed in connection with the creation, formation or organization of such Person and (b) all bylaws, regulations and similar documents or agreements relating to the organization or governance of such Person, in each case, as amended or supplemented.

“Out of the Money Parent Options” shall mean Parent Options with an exercise price greater than the Parent Closing Price.

“Parent Associate” means any current employee, independent contractor, officer or director of Parent or any of its Subsidiaries.

“Parent Balance Sheet” means the audited balance sheet of Parent as of December 31, 2024, included in Parent’s Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC.

“Parent Board” means the board of directors of Parent.

“Parent Capital Stock” means the Parent Common Stock and the Parent Preferred Stock.

“Parent Capitalization Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 4.6(a) and 4.6(d).

“Parent Closing Price” means the volume weighted average closing trading price of a share of Parent Common Stock on Nasdaq for the five (5) consecutive trading days ending three (3) trading days prior to the Calculation Date as reported by Bloomberg L.P.

“Parent Common Stock” means the common stock, $0.0001 par value per share, of Parent.

“Parent Contract” means any Contract: (a) to which Parent is a party, (b) by which Parent or any Parent IP Rights or any other asset of Parent is or may become bound or under which Parent has, or may become subject to, any obligation or (c) under which Parent has or may acquire any right or interest.

“Parent Employee Plan” means any Employee Plan that Parent or any of its Subsidiaries (a) sponsors, maintains, administers, or contributes to, (b) may reasonably be expected to have any Liability, or (c) utilizes to provide benefits to or otherwise cover any current or former employee, officer, director or other service provider of Parent or any of its Subsidiaries (or their spouses, dependents, or beneficiaries), but excluding any Employee Plan in which the Parent or any of its Subsidiaries participates that is sponsored by any professional employer organization.

“Parent Fundamental Representations” means the representations and warranties of Parent and Merger Sub set forth in Sections 4.1, 4.2, 4.3, 4.4, 4.5(a)(i), and 4.21.

“Parent IP Rights Agreement” means any Contract governing, related or pertaining to any Parent IP Rights.

“Parent IP Rights” means all Intellectual Property owned, licensed or controlled by Parent that is necessary for, or used or held for use in, the operation of the business of Parent.

“Parent Key Employee” means (i) an executive officer of Parent; and (ii) any employee of Parent that reports directly to the Parent Board or to an executive officer of Parent.

“Parent Legacy Business” means the business of Parent as conducted at any time prior to the date of this Agreement, including but not limited to business related to the assets listed on Section 1.1(a) of the Parent Disclosure Letter.

“Parent Material Adverse Effect” means any Effect that, considered together with all other Effects that have occurred prior to the date of determination of the occurrence of the Parent Material Adverse Effect, has or would reasonably be expected to have a material adverse effect on the business, financial condition, assets, liabilities or results of operations of Parent and its Subsidiaries, taken as a whole; provided, however, that Effects arising or resulting from the following shall not be taken into account in determining whether there has been a Parent Material Adverse Effect: (a) the announcement of this Agreement or the pendency of the Contemplated Transactions (other than any representation or warranty the purpose of which is to expressly address the consequences of the execution and delivery of this Agreement, the consummation of the Contemplated Transaction or the performance of the obligations hereunder), (b) any change in the stock price or trading volume of Parent Common Stock (it being understood, however, that any Effect causing or contributing to any change in stock price or trading volume of Parent Common Stock may be taken into account in determining whether a Parent Material Adverse Effect has occurred, unless such Effects are otherwise excepted from this definition), (c) the taking of any action, or the failure to take any action, by Parent that is required to comply with the terms of this Agreement, (d) any natural disaster, calamity or epidemics, pandemics or other force majeure events, or any act or threat of terrorism or war, any armed hostilities or terrorist activities (including any escalation or general worsening of any of the foregoing) anywhere in the world, or any governmental or other response or reaction to any of the foregoing, (e) any change in GAAP or applicable Law or the interpretation thereof, (f) general economic or political conditions or conditions generally affecting the industries in which Parent or any of its Subsidiaries operates; except, in each case with respect to clauses (d), (e) and (f), to the extent materially and disproportionately affecting Parent or any of its Subsidiaries, taken as a whole, relative to other similarly situated companies in the industries in which Parent or any of its Subsidiaries operates. Notwithstanding the above, a Delisting Event shall constitute a Parent Material Adverse Effect, provided that the Company has not refused or unreasonably delayed its consent to reasonable actions by Parent to maintain the listing of Parent Common Stock on Nasdaq.

“Parent Net Cash” means without duplication, (a) Parent’s unrestricted cash and cash equivalents and marketable securities determined, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents and the Parent Balance Sheet, including any proceeds actually received from the Parent Legacy Transaction prior to the Calculation Date, plus (b) all prepaid expenses, accounts, interests, other receivables and deposits (excluding, for the avoidance of doubt, any Tax refunds) set forth on Section 1.1(a) of the Parent Disclosure Letter, minus (c) the sum of unpaid consolidated short-term and long-term contractual obligations and liabilities accrued by Parent as of the Closing Date, in each case determined in accordance with GAAP and, to the extent in accordance with GAAP, in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents and the Parent Balance Sheet, minus (d) the aggregate amount (without duplication) of all fees and expenses incurred by Parent prior to the Effective Time in connection with the negotiation, execution and delivery of this Agreement and the Contemplated Transactions or any Parent Legacy Transaction, including: (i) any fees and expenses of legal counsel, accountants, financial advisors, investment bankers, brokers, consultants, tax advisors, and other professional advisors of Parent in connection with the Contemplated Transactions or any Parent Legacy Transaction; (ii) 50% of the fees paid to the SEC in connection with filing the Registration Statement and any amendments and supplements thereto, with the SEC; (iii) 50% of the fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements thereto; (iv) any bonus, retention payments, severance, change-in-control payments or similar payment obligations (including payments with “single-trigger” provisions triggered at and as of the consummation of the transactions contemplated hereby) that are due or payable to any director, officer, employee or consultant as a result of the consummation of the Contemplated Transactions or any Parent Legacy Transaction, together with any payroll Taxes associated therewith; (v) the costs associated with obtaining the “D&O tail policy” pursuant to Section 6.7, in each case, to the extent unpaid as of the Effective Time; and (vi) the dividend of any excess Parent Net Cash (to the extent declared and unpaid) and all costs and expenses associated therewith, minus (e) all remaining rent payments and fees and expenses associated with terminating the Parent Real Estate Leases, minus (f) the Accrued Pre-Closing Tax Amount, minus (g) all costs and expenses relating to the winding down of Parent Legacy Business, including the sale, license or other disposition of any or all of the Parent Legacy Business to the extent unpaid as of the Closing, including any costs incurred costs incurred by the Company (including the Surviving Corporation) following the Closing pursuant to Section 6.20 (the amounts set forth in subclauses (c) through (e) and (g), the “Fee Condition Expenses”), minus (h) the Parent Stock Option Cash Consideration, minus (i) to the extent not declared and paid prior to delivery of the Parent Net Cash Schedule, the Parent Pre-Closing Dividend Amount, and plus (j), if the Parent Net Cash Fee Condition has been met, $1,000,000 for each month, or portion thereof, after December 31, 2025 by which Closing is delayed (except where such delay is caused primarily by Parent’s willful and material breach of any of its covenants or obligations contained in this Agreement), which amount shall (x) begin accruing on January 1, 2026 and (y) not exceed $5,000,000 (for example, if the Parent Net Cash Fee Condition has been met and the Closing is delayed until (A) February 14, 2026 as a result of such failure then $1,500,000 will be added to Parent Net Cash or (B) March 31, 2026 as a result of such failure then $3,000,000 will be added to Parent Net Cash); provided, however, that if any portion of the fees and expenses described in subclauses (ii), (iii), and (iv) of clause (d) have been paid by Parent prior to the Effective Time in an amount greater than Parent’s share of such fee and expense described in subclauses (ii), (iii), and (iv), then (x) such portion in excess of Parent’s shares of such fee and expense described in subclauses (ii), (iii), and (iv) shall not be deducted by reason of subclauses (ii), (iii), and (iv) of clause (d) and (y) such portion shall be added to the calculation of Parent Net Cash. For avoidance of doubt, the calculation of Parent Net Cash may result in a number below $0.

“Parent Net Cash Fee Condition” means the occurrence of each of the following conditions: (a) the Parent Pre-Closing Dividend Amount (as determined in accordance with Section 2.8) shall be less than $16,000,000, and (b) the Fee Condition Expenses (as finally determined in accordance with Section 2.8) shall be less than $15,000,000.

“Parent Options” means options or other rights to purchase shares of Parent Common Stock granted by Parent, including pursuant to any Parent Stock Plan.

“Parent Preferred Stock” means the shares of Parent’s capital stock designated as preferred stock, par value $0.0001 per share of Parent.

“Parent Registered IP” means all Parent IP Rights that are owned or exclusively licensed by Parent that are registered, filed or issued under the authority of, with or by any Governmental Authority, including all patents, registered copyrights and registered trademarks and all applications for any of the foregoing.

“Parent Restricted Stock Units” means any equity award with respect to Parent Common Stock that represents the right to receive in the future shares of Parent Common Stock pursuant to any Parent Stock Plan.

“Parent Triggering Event” shall be deemed to have occurred if, prior to the approval of this Agreement and the Contemplated Transactions by Parent’s stockholders and subject to Section 6.3(c): (a) Parent shall have failed to include in the Proxy Statement the Parent Board Recommendation, (b) the Parent Board or any committee thereof shall have made a Parent Board Adverse Recommendation Change or subject to Section 6.3(e), publicly proposed, endorsed or recommended any Acquisition Proposal or (c) Parent shall have entered into any letter of intent or similar document or any Contract relating to any Acquisition Proposal (other than an Acceptable Confidentiality Agreement permitted pursuant to Section 5.4).

“Party” or “Parties” means the Company, Merger Sub and Parent.

“Permitted Alternative Agreement” means a definitive agreement that contemplates or otherwise relates to an Acquisition Transaction that constitutes a Superior Offer.

“Permitted Encumbrance” means (a) any statutory liens for current Taxes not yet due and payable or for Taxes that are being contested in good faith by the appropriate proceedings and for which adequate reserves will be or have been made on the Company Financial Statements or the Parent Balance Sheet, as applicable, in accordance with GAAP (in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents and the Parent Balance Sheet), (b) minor non-monetary liens that have arisen in the Ordinary Course of Business and that do not (in any case or in the aggregate) materially detract from the value of the assets subject thereto or materially impair the operations of the Company or Parent, as applicable, (c) statutory liens to secure obligations to landlords, lessors or renters under leases or rental agreements, (d) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance or similar programs mandated by Law, (e) statutory liens in favor of carriers, warehousemen, mechanics and materialmen, to secure claims for labor, materials or supplies for amounts that are not yet due and payable and (f) liens arising under applicable securities Law.

“Person” means any individual, Entity or Governmental Authority.

“Personal Information” means any data or information that constitutes “personal information,” “personal data,” “personally identifiable information,” “protected health information,” or any analogous term under applicable Law, including any such information that identifies, relates to, describes, is linked to, is reasonably capable of being associated with, or could reasonably be linked, directly or indirectly, with any identified or identifiable individual or household.

“Privacy Laws” mean, collectively, (a) all Laws governing privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information, including any such legally binding requirements set forth in regulations and agreements containing consent orders published by regulatory authorities of competent jurisdiction such as the U.S. Federal Trade Commission, U.S. Federal Communications Commission, or state data protection authorities, including HIPAA, Section 5 of the Federal Trade Commission Act, the Controlling the Assault of Non-Solicited Pornography And Marketing Act, the Telephone Consumer Protection Act and U.S. state consumer protection and data breach notification Laws, and (b) any legally binding requirements of any self-regulatory organizations governing data privacy, data protection, data security, trans-border data flow, data loss, data theft, breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of Personal Information, including the Payment Card Industry Data Security Standard.

“Representatives” means with respect to a Person, such Person’s directors, officers, employees, agents, attorneys, accountants, investment bankers, advisors and other representatives.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Subsequent Transaction” means any Acquisition Transaction (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes).

“Subsidiary” means, with respect to an Entity, a Person if such Person directly or indirectly owns or purports to own, beneficially or of record, (a) an amount of voting securities or other interests in such Entity that is sufficient to enable such Person to elect at least a majority of the members of such entity’s board of directors or other governing body or (b) at least 50% of the outstanding equity, voting, beneficial or financial interests in such Entity.

“Superior Offer” means an unsolicited bona fide written Acquisition Proposal (with all references to 20% in the definition of Acquisition Transaction being treated as references to 50% for these purposes) that: (a) was not obtained or made as a direct or indirect result of a breach of this Agreement, (b) is on terms and conditions that the Parent Board or the Company Board, as applicable, determines in good faith, based on such matters that it deems relevant (including the likelihood of consummation thereof and the financing terms thereof), as well as any written offer by the other Party to this Agreement to amend the terms of this Agreement, and following consultation with its outside legal counsel and financial advisors, if any, are more favorable, from a financial point of view, to Parent’s stockholders or the Company’s stockholders, as applicable, than the terms of the Contemplated Transactions, (c) is not subject to any financing conditions (and if financing is required, such financing is then fully committed to the third party) and (d) is reasonably capable of being completed on the terms proposed.

“Tax Return” means any return (including any information return), report, statement, declaration, claim or refund, estimate, schedule, notice, notification, form, election, certificate or other document or information, and any amendment or supplement to any of the foregoing, filed or required to be filed with any Governmental Authority (or provided to a payee) in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Law relating to any Tax.

“Tax” means any U.S. federal, state, local, foreign or other tax, including any income tax, franchise tax, capital gains tax, gross receipts tax, value-added tax, surtax, estimated tax, employment tax, unemployment tax, national health insurance tax, environmental tax, excise tax, ad valorem tax, transfer tax, conveyance tax, stamp tax, sales tax, use tax, property tax, business tax, withholding tax, payroll tax, social security tax, customs duty, licenses tax, alternative or add-on minimum or other tax or similar charge, duty, levy, fee, tariff, impost, obligation or assessment in the nature of a tax (whether imposed directly or through withholding and whether or not disputed), and including any fine, penalty, addition to tax, interest or additional amount imposed by a Governmental Authority with respect thereto (or attributable to the nonpayment thereof).

“Treasury Regulations” means the United States Treasury regulations promulgated under the Code.

(b) Each of the following terms is defined in the Section set forth opposite such term:

Terms	Section
AAA	2.8(f)
Accounting Firm	2.8(f)
Agreement	Preamble
Allocation Certificate	6.15
Assumed Option	6.5(a)
Assumed Warrant	6.5(b)
Capitalization Date	4.6(a)
Cash Determination Time	2.8(a)
Certificate of Merger	2.3
Certifications	4.7(a)
Closing Date	2.3
Closing	2.3
Company 409A Plan	3.17(j)
Company Board Adverse Recommendation Change	6.2(d)

Company Board Recommendation	6.2(c)
Company Disclosure Letter	Section 3
Company Financial Statements	6.1(d)
Company Intervening Event	6.2(d)
Company Material Contract	3.13(a)
Company Material Contracts	3.13(a)
Company Permits	3.14(b)
Company Product Candidates	3.14(d)
Company Real Estate Leases	3.11
Company Regulatory Permits	3.14(d)
Company Required S-4 Information	6.1(d)
Company Stockholder Support Agreement	Recital
Company Stockholder Written Consents	6.2(a)
Company Termination Fee	10.3(b)
Company Valuation Calculation	2.8(b)
Company Valuation Delivery Date	2.8(b)
Company Valuation Determination Time	2.8(b)
Company Valuation Dispute Notice	2.8(c)
Company Valuation Response Date	2.8(c)
Company Valuation Schedule	2.8(b)
Company	Preamble
Concurrent Investment	Preamble
Costs	6.7(a)
D&O Indemnified Parties	6.7(a)
Dispute Notice	2.8(c)
Dissenting Shares	2.12(a)
Drug/Device Regulatory Agency	3.14(b)
Effective Time	2.3
Employment-Related Laws	3.17(k)
End Date	10.1(b)
Exchange Agent	2.7(a)
FDA	3.14(b)
FDCA	3.14(c)
Certificate of Merger	2.3
Form S-4	6.1(a)
Intended Tax Treatment	2.10
Liability	3.9
Lock-Up Agreement	Recital
Lock-Up Agreements	Recital
Merger Consideration	2.5(a)(ii)
Merger Sub	Preamble
Merger	Recital
Nasdaq Fees	6.9

Nasdaq Listing Application	6.9
Notice Period	6.2(d)
Ordinary Course Agreement	3.16(g)
Parent 409A Plan	4.17(j)
Parent Board Adverse Recommendation Change	6.3(c)
Parent Board Recommendation	6.3(b)
Parent Charter Amendment	2.4(b)(ii)
Parent Disclosure Letter	Section 4
Parent Intervening Event	6.3(c)
Parent Legacy Transaction	5.1(c)
Parent Material Contract	4.13(a)
Parent Material Contracts	4.13(a)
Parent Net Cash Calculation	2.8(a)
Parent Net Cash Schedule	2.8(a)
Parent Notice Period	6.3(c)
Parent Permits	4.14(b)
Parent Pre-Closing Dividend	5.1(c)(ii)
Parent Pre-Closing Dividend Amount	5.1(c)(ii)
Parent Product Candidates	4.14(d)
Parent Real Estate Leases	4.11
Parent Regulatory Permits	4.14(d)
Parent SEC Documents	4.7(a)
Parent Stock Plans	4.6(c)
Parent Stockholder Matters	6.3(a)
Parent Stockholder Meeting	6.3(a)
Parent Stockholder Support Agreement	Recital
Parent	Preamble
PHSA	3.14(c)
Post-Closing Welfare Plan	6.6(b)
Pre-Closing Period	5.1(a)
Privacy Policies	3.22
Proxy Statement	6.1(a)
Registration Statement	6.1(a)
Required Company Stockholder Vote	3.4
Required Parent Stockholder Vote	4.4
Response Date	2.8(c)
SEC Documents	6.16
Effective Time	2.3
Series A Financing	Recital
Series A Financing Agreement	Recital
Stockholder Notice	6.2(b)
Subscription Agreement	Recital

Surviving Corporation	Section 2
Tax Certificates	6.10(c)
Transaction Litigation	6.4(c)
WARN Act	3.17(k)

1.2            Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular, the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include masculine and feminine gender. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import. The word “or” is not exclusive. “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or Contract (except for references to any agreements or Contracts listed on the Parent Disclosure Letter or Company Disclosure Letter) are to that agreement or Contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. The Exhibits to this Agreement, the Parent Disclosure Letter and the Company Disclosure Letter are integral parts of the interpretation of this Agreement, but only Exhibit D-1 (including Exhibit A to such Exhibit) and Exhibit D-2 are incorporated by reference and made a part hereof for purposes of Section 251 of the DGCL. References to any Person include the successors and permitted assigns of that Person. References to any statute are to that statute and to the rules and regulations promulgated thereunder, in each case as amended, modified, re-enacted thereof, substituted, from time to time. References to “$” and “dollars” are to the currency of the United States. All accounting terms used herein will be interpreted, and all accounting determinations hereunder will be made, in accordance with GAAP unless otherwise expressly specified. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Except as otherwise specifically indicated, for purposes of measuring the beginning and ending of time periods in this Agreement (including for purposes of “Business Day” and for hours in a day or Business Day), the time at which a thing, occurrence or event shall begin or end shall be deemed to occur in the Eastern time zone of the United States. The Parties agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting Party shall not be applied in the construction or interpretation of this Agreement. The Parties agree that the Company Disclosure Letter and the Parent Disclosure Letter shall be arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in Section 3 and Section 4, respectively. The disclosures in any section or subsection of the Company Disclosure Letter or the Parent Disclosure Letter shall qualify other sections and subsections in Section 3 or Section 4, respectively, to the extent it is readily apparent from a reading of the disclosure that such disclosure is applicable to such other sections and subsections. The words “delivered” or “made available” mean, with respect to any documentation, that prior to 5:00 p.m. (New York City time) on the date that is the day prior to the date of this Agreement, a copy of such material has been (a) posted to and continuously made available by a Party to the other Party and its Representatives in the electronic data room maintained by such disclosing Party for the purposes of the Contemplated Transactions or (b) delivered by or on behalf of a Party or its Representatives to the other Party or its Representatives via electronic mail or in hard copy form prior to the execution of this Agreement.

Section 2.         Description of Transaction.

2.1            The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease. The Company will continue as the surviving corporation in the Merger (the “Surviving Corporation”).

2.2            Effects of the Merger. The Merger shall have the effects set forth in this Agreement and in the applicable provisions of the DGCL. As a result of the Merger, the Company will become a wholly owned subsidiary of Parent.

2.3            Closing; Effective Time. Unless this Agreement is earlier terminated pursuant to the provisions of Section 10, and subject to the satisfaction or waiver of the conditions set forth in Section 7, Section 8 and Section 9, the consummation of the Merger (the “Closing”) shall take place remotely, as promptly as practicable (but in no event later than the second Business Day following the satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Section 7, Section 8 and Section 9, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of each of such conditions), or at such other time, date and place as Parent and the Company may mutually agree in writing. The date on which the Closing actually takes place is referred to as the “Closing Date.” At the Closing, (i) the Parties shall cause the Merger to be consummated by executing and filing with the Secretary of State of the State of Delaware a certificate of merger with respect to the Merger, satisfying the applicable requirements of the DGCL and in form and substance attached hereto as Exhibit D and incorporated herein by reference (the “Certificate of Merger”). The Merger shall become effective at the time of the filing of such Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as may be specified in such Certificate of Merger with the consent of Parent and the Company (the time as of which the Merger becomes effective being referred to as the “Effective Time”).

2.4            Organizational Documents; Directors and Officers.

(a)            At the Effective Time:

(i)            The certificate of incorporation of the Surviving Corporation shall be amended and restated in the Merger to read as set forth on Exhibit A to the Certificate of Merger, until thereafter amended as provided by the DGCL and such certificate of incorporation;

(ii)            The bylaws of the Surviving Corporation shall be identical to the bylaws of the Company as in effect immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such bylaws; and

(iii)            The directors and officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation, shall be such persons as are designated by the Company prior to the Effective Time.

(iv)            The certificate of incorporation of Parent shall be identical to the certificate of incorporation of Parent immediately prior to the Effective Time, until thereafter amended as provided by the DGCL and such certificate of incorporation; provided, however, that at the Effective Time, Parent shall file an amendment to its certificate of incorporation to (i) change the name of Parent to “Yarrow Bioscience, Inc.”, (ii) effect the Nasdaq Reverse Split (to the extent applicable and necessary), and (iii) make such other changes as are mutually agreeable to Parent and the Company (such amendment, the “Parent Charter Amendment”);

(v)            The directors and officers of Parent, each to hold office in accordance with the certificate of incorporation and bylaws of Parent, shall be as set forth in Section 6.12; and

2.5            Conversion of Company, Merger Sub Equity Securities.

(a)            At the Effective Time, by virtue of the Merger and without any further action on the part of Parent, Merger Sub, the Company or any stockholder of the Company or Parent:

(i)            any shares of Company Capital Stock held as treasury stock immediately prior to the Effective Time shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; and

(ii)            subject to Section 2.5(c), each share of Company Capital Stock (including any shares of Company Capital Stock issued pursuant to the Company Pre-Closing Financing or any Interim Financing) outstanding immediately prior to the Effective Time (excluding shares of Company Capital Stock to be canceled pursuant to Section 2.5(a)(i) and excluding Dissenting Shares) shall be converted solely into the right to receive a number of shares of Parent Common Stock equal to the Exchange Ratio (collectively, the “Merger Consideration”).

(b)            If any shares of Company Capital Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option or a risk of forfeiture under any applicable restricted stock purchase agreement or other similar agreement with the Company, then the shares of Parent Capital Stock issued in exchange for such shares of Company Capital Stock will to the same extent be unvested and subject to the same repurchase option or risk of forfeiture, and such shares of Parent Capital Stock shall accordingly be marked with appropriate legends. The Company shall take all actions that may be necessary to ensure that, from and after the Effective Time, Parent is entitled to exercise any such repurchase option or other right set forth in any such restricted stock purchase agreement or other agreement.

(c)            No fractional shares of Parent Capital Stock shall be issued in connection with the Merger, and no certificates or scrip for any such fractional shares shall be issued. Any holder of Company Capital Stock who would otherwise be entitled to receive a fraction of a share of Parent Common Stock (on a per position basis) shall receive from Parent, in lieu of such fractional share and upon surrender by such holder of a letter of transmittal in accordance with Section 2.7 and any accompanying documents as required therein: (i) one share of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such holder of Company Capital Stock would otherwise be entitled to is equal to or exceeds 0.50; or (ii) no shares of Parent Common Stock if the aggregate amount of fractional shares of Parent Common Stock such holder of Company Capital Stock would otherwise be entitled to is less than 0.50, with no cash being paid for any fractional share eliminated by such rounding.

(d)            All Company Options (including any Service Provider Grants) outstanding immediately prior to the Effective Time shall be treated in accordance with Section 6.5(a). All Company Warrants outstanding immediately prior to the Effective Time shall be treated in accordance with Section 6.5(b).

(e)            Each share of common stock, $0.001 par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, $0.001 par value per share, of the Surviving Corporation. Each book entry share of Merger Sub evidencing ownership of any such shares shall, as of the Effective Time, evidence ownership of such shares of common stock of the Surviving Corporation.

(f)            If, between the date of this Agreement and the Effective Time, the outstanding Company Capital Stock or Parent Capital Stock shall have been changed into, or exchanged for, a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split (including the Nasdaq Reverse Split to the extent such split has not previously been taken into account in calculating the Exchange Ratio), combination or exchange of shares or other like change, the Exchange Ratio shall, to the extent necessary, be equitably adjusted to reflect such change to the extent necessary to provide the holders of Company Capital Stock, Company Options, Company Warrants and Parent Capital Stock with the same economic effect as contemplated by this Agreement prior to such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares or other like change; provided, however, that nothing herein will be construed to permit the Company or Parent to take any action with respect to Company Capital Stock or Parent Capital Stock, respectively, that is prohibited or not expressly permitted by the terms of this Agreement.

2.6            Closing of the Company’s Transfer Books. At the Effective Time: (a) all Company Capital Stock outstanding immediately prior to the Effective Time shall be treated in accordance with Section 2.5(a), and all holders of certificates representing Company Capital Stock that were outstanding immediately prior to the Effective Time shall cease to have any rights as stockholders of the Company and (b) the stock transfer books of the Company shall be closed with respect to all Company Capital Stock outstanding immediately prior to the Effective Time. No further transfer of any such Company Capital Stock shall be made on such stock transfer books after the Effective Time.

2.7            Surrender of Company Capital Stock.

(a)            On or prior to the Closing Date, Parent and the Company shall jointly select a reputable bank, transfer agent or trust company to act as exchange agent in the Merger (the “Exchange Agent”). At the Effective Time, Parent shall deposit with the Exchange Agent evidence of book-entry shares representing the shares of Parent Capital Stock issuable pursuant to Section 2.5(a) in exchange for Company Capital Stock.

(b)            Promptly after the Effective Time, the Parties shall cause the Exchange Agent to mail to the Persons who were record holders of shares of Company Capital Stock that were converted into the right to receive the Merger Consideration: (i) a letter of transmittal in customary form and containing such provisions as Parent may reasonably specify (including a provision confirming that (A) delivery of physical stock certificates representing shares of Company Capital Stock, (the “Company Stock Certificates”) shall be effected, and risk of loss and title shall pass, only upon delivery of such Company Stock Certificates to the Exchange Agent), and (B) a holder of uncertificated shares of Company Capital Stock shall not be required to deliver Company Stock Certificates and in lieu thereof, the Exchange Agent shall receive an “agent’s message” in customary form (or such other evidence, if any, as the Exchange Agent may require), with respect to such uncertificated shares of Company Capital Stock) and (ii) instructions for effecting the surrender of Company Stock Certificates, or uncertificated shares of Company Capital Stock, in exchange for book-entry shares of Parent Capital Stock. Upon surrender of a Company Stock Certificate or other reasonable evidence of the ownership of uncertificated Company Capital Stock to the Exchange Agent for exchange, together with a duly executed letter of transmittal and such other documents as may be reasonably required by the Exchange Agent or Parent: (A) the holder of such Company Stock Certificate or uncertificated shares of Company Capital Stock shall be entitled to receive in exchange therefor book-entry shares representing the Merger Consideration (in a number of whole shares of Parent Capital Stock) that such holder has the right to receive pursuant to the provisions of Section 2.5(a) and Section 2.5(c) and (B) the Company Stock Certificate or uncertificated shares of Company Capital Stock so surrendered shall be canceled. Until surrendered as contemplated by this Section 2.7(b), each Company Stock Certificate or uncertificated shares of Company Capital Stock shall be deemed, from and after the Effective Time, to represent only the right to receive book-entry shares of Parent Capital Stock representing the Merger Consideration. If any Company Stock Certificate shall have been lost, stolen or destroyed, Parent may, in its discretion and as a condition precedent to the delivery of any shares of Parent Capital Stock, require the owner of such lost, stolen or destroyed Company Stock Certificate to provide an applicable affidavit with respect to such Company Stock Certificate and post a bond indemnifying Parent against any claim suffered by Parent related to the lost, stolen or destroyed Company Stock Certificate or any Parent Capital Stock issued in exchange therefor as Parent may reasonably request.

(c)            No dividends or other distributions declared or made with respect to Parent Capital Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Stock Certificate with respect to the shares of Parent Capital Stock that such holder has the right to receive in the Merger until such holder surrenders such Company Stock Certificate or uncertificated shares of Company Capital Stock or provides an affidavit of loss or destruction in lieu thereof in accordance with this Section 2.7 (at which time such holder shall be entitled, subject to the effect of applicable abandoned property, escheat or similar Laws, to receive all such dividends and distributions, without interest).

(d)            Any shares of Parent Capital Stock deposited with the Exchange Agent that remain undistributed to holders of Company Capital Stock as of the date that is 180 days after the Closing Date shall be delivered to Parent upon demand, and any holders of Company Capital Stock who have not theretofore surrendered their Company Stock Certificates or uncertificated shares of Company Capital Stock in accordance with this Section 2.7 shall thereafter look only to Parent for satisfaction of their claims for Parent Capital Stock and any dividends or distributions with respect to shares of Parent Capital Stock.

(e)            No Person shall be liable to any holder of any Company Capital Stock or to any other Person with respect to any shares of Parent Capital Stock (or dividends or distributions with respect thereto) or for any cash amounts delivered to any public official pursuant to any applicable abandoned property Law, escheat Law or similar Law.

2.8            Calculation of Net Cash and Company Valuation.

(a)            No later than seven (7) Business Days prior to the earlier of (i) the anticipated date for the Parent Stockholder Meeting or (ii) the intended declaration of the Parent Pre-Closing Dividend, in each case as mutually agreed in good faith by Parent and the Company (the “Calculation Date”), Parent will deliver to the Company a schedule (the “Parent Net Cash Schedule”) setting forth, in reasonable detail, Parent’s good faith, estimated calculation of the components of Parent Net Cash (the “Parent Net Cash Calculation,” and the date of delivery of such schedule being the “Parent Net Cash Schedule Delivery Date”) as of 11:59 p.m. on the Business Day prior to the Anticipated Closing Date (the “Cash Determination Time”) prepared and certified, via certificate in the form reasonably acceptable to the Company, by Parent’s chief financial officer (or if there is no chief financial officer at such time, the principal financial and accounting officer for Parent). Parent shall make available to the Company (electronically to the greatest extent possible) as reasonably requested by the Company, the work papers and back-up materials used or useful in preparing the Parent Net Cash Schedule and, if reasonably requested by the Company, Parent’s internal finance personnel and its accountants and counsel during Parent’s normal business hours and upon reasonably advanced written notice. The Parent Net Cash Calculation shall include Parent’s determination, as of the Cash Determination Time, of the defined terms in Section 1.1(a) necessary to calculate the Exchange Ratio. During the period beginning on the Parent Net Cash Delivery Date and ending on the Calculation Date, the Company shall have an opportunity to review the Parent Net Cash Schedule and Parent shall reasonably cooperate with the Company in good faith to respond to any questions regarding the Parent Net Cash Schedule raised by the Company; provided that this shall in no way limit or otherwise affect the Company’s remedies under this Agreement or otherwise, or constitute an acknowledgement by the Company of the accuracy of the amounts reflected therein. Notwithstanding anything else in this Agreement, the Company may require Parent shall deliver a new Parent Net Cash Schedule if the Closing Date is more than thirty (30) days after the Calculation Date, which date of delivery shall be deemed the “Calculation Date” hereunder.

(b)            No later than five (5) Business Days before the Closing, the Company will deliver to Parent a schedule (the “Company Valuation Schedule”) setting forth, in reasonable detail, the Company’s good faith, estimated calculations of the components of the Company Valuation (the “Company Valuation Calculation,” and the date of delivery of such schedule being the “Company Valuation Delivery Date”) as of 11:59 p.m. on the last Business Day prior to the Anticipated Closing Date (the “Company Valuation Determination Time”), in the form set forth on Schedule 2.7(b) to the Company Disclosure Letter. The Company shall make available to Parent (electronically to the greatest extent possible) as reasonably requested by Parent, the work papers and back-up materials used or useful in preparing the Company Valuation Schedule and, if reasonably requested by Parent, the Company’s internal finance personnel and its accountants and counsel during the Company’s normal business hours and upon reasonably advanced written notice.

(c)            No later than three (3) Business Days after the Parent Net Cash Schedule Delivery Date (the last day of such period, the “Response Date”), the Company shall have the right to dispute any part of the Parent Net Cash Calculation by delivering a written notice to that effect to Parent (a “Dispute Notice”). Any Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Parent Net Cash Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions. No later than three (3) Business Days after the Company Valuation Delivery Date (the last day of such period, the “Company Valuation Response Date”), Parent shall have the right to dispute any part of the Company Valuation Calculation by delivering a written notice to that effect to the Company (a “Company Valuation Dispute Notice”) and any Company Valuation Dispute Notice shall identify in reasonable detail and to the extent known the nature and amounts of any proposed revisions to the Company Valuation Calculation and will be accompanied by reasonably detailed materials supporting the basis for such revisions.

(d)            If, on or prior to the Response Date, the Company notifies Parent in writing that it has no objections to the Parent Net Cash Calculation or, if on the Response Date, the Company fails to deliver a Dispute Notice as provided in Section 2.8(c), then the Parent Net Cash Calculation as set forth in the Parent Net Cash Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Cash Determination Time for purposes of this Agreement. If, on or prior to the Company Valuation Response Date, Parent notifies the Company in writing that it has no objections to the Company Valuation Calculation or, if on the Company Valuation Response Date, Parent fails to deliver a Company Valuation Dispute Notice as provided in Section 2.8(c), then the Company Valuation Calculation as set forth in the Company Valuation Schedule shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Valuation at the Company Valuation Determination Time for purposes of this Agreement.

(e)            If the Company delivers a Dispute Notice on or prior to the Response Date, then Representatives of Parent and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of Parent Net Cash, which agreed upon the Parent Net Cash amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Cash Determination Time for purposes of this Agreement. If Parent delivers a Company Valuation Dispute Notice on or prior to the Company Valuation Response Date, then Representatives of Parent and the Company shall promptly meet and attempt in good faith to resolve the disputed item(s) and negotiate an agreed-upon determination of the components of the Company Valuation, which agreed upon Company Valuation amount shall be deemed to have been finally determined for purposes of this Agreement and to represent the Company Valuation at the Company Valuation Determination Time for purposes of this Agreement.

(f)            If Representatives of Parent and the Company are unable to negotiate an agreed-upon determination of Parent Net Cash as of the Cash Determination Time pursuant or the components of Company Valuation as of the Company Valuation Determination Time, in each case pursuant to Section 2.8(e) within three days after delivery of the Dispute Notice or the Company Valuation Dispute Notice, as applicable (or such other period as Parent and the Company may mutually agree upon), then any remaining disagreements as to the calculation of Parent Net Cash or Company Valuation shall be referred to an independent auditor of recognized national standing jointly selected by Parent and the Company. If the parties are unable to select an independent auditor within five (5) days, then either Parent or the Company may thereafter request that either the Boston, Massachusetts Office of the American Arbitration Association or the New York, New York Office of the American Arbitration Association (“AAA”) make such selection (either the independent auditor jointly selected by both parties or such independent auditor selected by the AAA, the “Accounting Firm”). Parent and the Company shall promptly deliver to the Accounting Firm the work papers and back-up materials used in preparing the Parent Net Cash Schedule and the Dispute Notice and the Company Valuation Schedule and the Company Valuation Dispute Notice, and Parent and the Company shall use commercially reasonable efforts to cause the Accounting Firm to make its determination within five (5) Business Days of accepting its selection. Parent and the Company shall be afforded the opportunity to present to the Accounting Firm any material related to the unresolved disputes and to discuss the issues with the Accounting Firm; provided, however, that no such presentation or discussion shall occur without the presence of a Representative of each of Parent and the Company. The determination of the Accounting Firm shall be limited to the disagreements submitted to the Accounting Firm. The determination of the amount of Parent Net Cash or the components of the Company Valuation made by the Accounting Firm shall be made in writing delivered to each of Parent and the Company, shall be final and binding on Parent and the Company and shall (absent manifest error) be deemed to have been finally determined for purposes of this Agreement and to represent the Parent Net Cash at the Cash Determination Time or the components of the Company Valuation at the Company Valuation Determination Time for purposes of this Agreement. The Parties shall delay the Closing until the resolution of the matters described in this Section 2.8(f). The fees and expenses of the Accounting Firm shall be allocated between Parent and the Company in the same proportion that the disputed amount of the Parent Net Cash or the Company Valuation that was unsuccessfully disputed by such Party (as finally determined by the Accounting Firm) bears to the total disputed amount of the Parent Net Cash amount or the components of the Company Valuation. If this Section 2.8(f) applies as to the determination of the Parent Net Cash at the Cash Determination Time or to the determination of the components of the Company Valuation at the Company Valuation Determination Time, as applicable, upon resolution of the matter in accordance with this Section 2.8(f), the Parties shall not be required to determine Parent Net Cash or the Company Valuation again even though the Closing may occur later than the Anticipated Closing Date.

2.9            Further Action. If, at any time after the Effective Time, any further action is determined by the Surviving Corporation to be necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full right, title and possession of and to all rights and property of the Company, then the officers and directors of the Surviving Corporation shall be fully authorized, and shall use their and its commercially reasonable efforts (in the name of the Company, in the name of Merger Sub, in the name of the Surviving Corporation and otherwise) to take such action.

2.10            Intended Tax Treatment. The Parties acknowledge and agree that, for U.S. federal (and applicable state and local) income Tax purposes, the Merger is intended to qualify as a reorganization within the meaning of Section 368(a) of the Code and/or a transfer within the meaning of Section 351(a) of the Code, (the “Intended Tax Treatment”). The Parties adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3.

2.11            Withholding. Each of the Exchange Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration deliverable pursuant to this Agreement to any Person such amounts as are required to be deducted or withheld from such consideration under applicable Law; provided that, with respect to any non-compensatory amounts, the Exchange Agent, Parent and the Surviving Corporation shall use commercially reasonable efforts to promptly notify such Persons of any intention to withhold any portion of such consideration and cooperate with any requests by such Persons to reduce or eliminate any such withholding to the extent permitted by applicable Law. To the extent such amounts are so deducted or withheld and remitted to the appropriate Governmental Authority, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid. All payments made under this agreement that constitute compensation to employees for services for Tax purposes shall be made through the payroll of the Surviving Corporation or Parent, as applicable.

2.12          Appraisal Rights.

(a)            Notwithstanding any provision of this Agreement to the contrary, shares of Company Capital Stock that are outstanding immediately prior to the Effective Time and which are held by stockholders or owned by beneficial owners who have exercised and perfected appraisal rights for such shares of Company Capital Stock in accordance with the DGCL (collectively, the “Dissenting Shares”) shall not be converted into or represent the right to receive the Merger Consideration described in Section 2.5 attributable to such Dissenting Shares. Such stockholders or beneficial owners shall be entitled to receive payment of the fair value of such shares of Company Capital Stock held by them in accordance with the DGCL, unless and until such stockholders or beneficial owners fail to perfect or effectively withdraw or otherwise lose their appraisal rights under the DGCL. All Dissenting Shares held by stockholders or owned by beneficial owners who shall have failed to perfect or shall have effectively withdrawn or lost their right to appraisal of such shares of Company Capital Stock under the DGCL (whether occurring before, at or after the Effective Time) shall thereupon be deemed to be converted into and to have become exchangeable for, as of the Effective Time, the right to receive the Merger Consideration, without interest, attributable to such Dissenting Shares upon their surrender in the manner provided in Sections 2.5 and 2.7.

(b)            The Company shall give Parent prompt written notice of any demands by dissenting stockholders or beneficial owners received by the Company, withdrawals of such demands and any other instruments served on the Company and any material correspondence received by the Company in connection with such demands, and Parent shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with Parent’s prior written consent, not to be unreasonably withheld, delayed or conditioned, make any payment with respect to, or settle or offer to settle, any such demands, or approve any withdrawal of any such demands or agree to do any of the foregoing.

Section 3.         Representations and Warranties of the Company.

Except as set forth in the written disclosure document delivered by the Company to Parent (the “Company Disclosure Letter”) concurrently with the execution of this Agreement, the Company represents and warrants to Parent and Merger Sub as follows:

3.1           Due Organization; Subsidiaries.

(a)            The Company is a corporation or other legal entity duly incorporated or otherwise organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization and has all necessary power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound.

(b)            The Company is duly licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Company Material Adverse Effect.

(c)            The Company has no Subsidiaries and the Company does not own any capital stock or membership interests of, or any equity, ownership or profit sharing interest of any nature in, or controls directly or indirectly, any other Entity. The Company is not and has never otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. The Company has not agreed or is obligated to make, or is bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. The Company has not, at any time, been a general partner of, or has otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

3.2            Organizational Documents. The Company has delivered to Parent accurate and complete copies of the Organizational Documents of the Company. The Company is not in breach or violation of its Organizational Documents in any material respect.

3.3            Authority; Binding Nature of Agreement. The Company has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject to obtaining the Required Company Stockholder Vote. The Company Board has (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of the Company vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes the legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Enforceability Exceptions.

3.4            Vote Required. The affirmative vote (or written consent) of (a) the holders of a majority of the shares of Company Capital Stock outstanding on the record date, voting as a single class on an as-converted basis, and (b) the holders of a majority of the shares of Company Series A Preferred Stock outstanding on the record date and entitled to vote thereon, voting as a separate class, is the only vote of the holders of any class or series of Company Capital Stock necessary to adopt and approve this Agreement and approve the Contemplated Transactions (collectively, the “Required Company Stockholder Vote”).

3.5            Non-Contravention; Consents.

(a)            Subject to obtaining the Required Company Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, neither (x) the execution, delivery or performance of this Agreement by the Company, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with or result in a violation of any of the provisions of the Company’s Organizational Documents;

(ii)            contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order by which the Company, or any of the assets owned or used by the Company, is subject;

(iii)            contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by the Company or that otherwise relates to the business of the Company, or any of the assets owned, leased or used by the Company;

(iv)            contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Company Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Company Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any Company Material Contract, (C) accelerate the maturity or performance of any Company Material Contract or (D) cancel, terminate or modify any term of any Company Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v)            result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by the Company (except for Permitted Encumbrances).

(b)            Except for (i) the Required Company Stockholder Vote, (ii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, the Company was not, is not, nor will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)            No state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement, the Company Stockholder Support Agreements or any of the Contemplated Transactions.

3.6            Capitalization.

(a)            The authorized capital stock of the Company consists of 10,000,000 shares of Company Common Stock of which 4,250,000 shares have been issued and are outstanding as of the date hereof. The Company does not hold any shares of its capital stock in its treasury. As of the date of this Agreement, the Company’s capital stock is held by the Persons and in the amounts set forth in Section 3.6(a) of the Company Disclosure Letter, which further sets forth for each such Person (i) the name of such Person and the number of shares held, (ii) the class and series of such shares, (iii) the number of the applicable book-entry positions representing such shares or the number of the certificate representing such shares, and (iv) whether such Person is or has ever been an employee. Each share of Company Preferred Stock is convertible into one share of Company Common Stock. There are no declared or accrued but unpaid dividends with respect to any shares of the Company’s capital stock and the Company has never declared or paid any dividend or other distribution.

(b)            All of the outstanding Company Capital Stock as set out in Section 3.6(a) of the Company Disclosure Letter have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding Company Capital Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding Company Capital Stock is subject to any right of first refusal in favor of the Company. Except as contemplated herein, there is no Company Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any Company Capital Stock. The Company is not under any obligation, nor is it bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding Company Capital Stock or other securities. Section 3.6(b) of the Company Disclosure Letter accurately and completely describes all repurchase rights held by the Company with respect to Company Capital Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)            The Company has reserved 2,721,435 shares of Company Common Stock for issuance to officers, directors, employees and consultants of the Company pursuant to its 2025 Equity Incentive Plan (the “Stock Plan”). As of the date hereof, there are no Company Options or other equity awards in issuance and 2,881,268 shares of Company Common Stock remain available for issuance pursuant to the Stock Plan.

(d)            Except as set forth on Section 3.6(d) of the Company Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any Company Capital Stock or other securities of the Company, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of the Company, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which the Company is or may become obligated to sell or otherwise issue any Company Capital Stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of the Company. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to the Company.

(e)            All outstanding Company Capital Stock, Company Options and other securities of the Company have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)            The Company Capital Stock are uncertificated.

3.7            Financial Statements.

(a)            The Company maintains a system of internal accounting controls designed to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of the financial statements of the Company in conformity with GAAP and to maintain accountability of the Company’s assets, (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for the Company’s assets is compared with the existing assets at regular intervals and appropriate action is taken with respect to any differences. The Company maintains internal controls consistent with the practices of similarly situated private companies over financial reporting that provides reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes.

(b)            Section 3.7(c) of the Company Disclosure Letter lists, and the Company has delivered to Parent accurate and complete copies of the documentation creating or governing, all securitization transactions and “off-balance sheet arrangements” (as defined in Item 303(c) of Regulation S-K under the Exchange Act) effected by the Company.

(c)            There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of the Company, the Company Board or any committee thereof. Neither the Company nor its independent auditors have identified (i) any significant deficiency or material weakness in the design or operation of the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company, the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

3.8            Absence of Changes. Except as set forth on Section 3.8 of the Company Disclosure Letter, between the date of its incorporation and the date of this Agreement, the Company has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Company Material Adverse Effect or (b) action, event or occurrence that would have required consent of Parent pursuant to Section 5.2(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

3.9            Absence of Undisclosed Liabilities. Since the date of its incorporation, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any kind, whether accrued, absolute, contingent, matured, unmatured or otherwise (each a “Liability”), except for: (a) Liabilities disclosed, reflected or reserved against (or to be disclosed, reflected or reserved against) in Company Financial Statements, (b) normal and recurring current Liabilities that have been incurred by the Company since the date hereof in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of the Company under Company Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions, and (e) Liabilities described in Section 3.9 of the Company Disclosure Letter.

3.10            Title to Assets. The Company owns and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including all tangible assets reflected in the books and records of the Company as being owned by the Company. All of such assets are owned or, in the case of leased assets, leased by the Company free and clear of any Encumbrances, other than Permitted Encumbrances.

3.11            Real Property; Leasehold. The Company does not own and has never owned any real property, nor is the Company party to any agreement to purchase or sell any real property. The Company has made available to Parent (a) an accurate and complete list of all real properties with respect to which the Company directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by the Company and (b) copies of all leases under which any such real property is possessed (the “Company Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by the Company or to the Company’s Knowledge, the other party thereto.

3.12          Intellectual Property.

(a)            Section 3.12(a) of the Company Disclosure Letter is an accurate, true and complete listing of all Company Registered IP.

(b)            Section 3.12(b) of the Company Disclosure Letter accurately identifies (i) all Company Contracts pursuant to which any Company IP Rights are licensed to the Company (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing or distribution of, any of the Company’s products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of services, equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Company and its employees in Company’s standard form thereof) and (ii) whether the license or licenses granted to the Company are exclusive or nonexclusive.

(c)            Section 3.12(c) of the Company Disclosure Letter accurately identifies each Company Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Company IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Company IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for the Company’s benefit).

(d)            The Company is not bound by, and no Company IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of the Company to use, exploit, assert or enforce any Company IP Rights anywhere in the world.

(e)            The Company exclusively owns all right, title and interest to and in Company IP Rights (other than (i) Company IP Rights licensed to the Company, or co-owned rights each as identified in Section 3.12(e) of the Company Disclosure Letter, (ii) any non-customized software that (A) is licensed to the Company solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing or distribution of, any of the Company’s products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)            All documents and instruments necessary to register or apply for or renew registration of Company Registered IP have been validly executed, delivered and filed in a timely manner with the appropriate Governmental Authority.

(ii)            Each Person who is or was an employee or contractor of the Company and who is or was involved in the creation or development of any Intellectual Property for the Company has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to the Company and confidentiality provisions protecting trade secrets and confidential information of the Company.

(iii)            To the Knowledge of the Company, no current or former stockholder, officer, director or employee of the Company has any claim, right (whether currently exercisable, or exercisable in the future) or interest to or in any Company IP Rights purported to be owned by the Company. To the Knowledge of the Company, no employee of the Company is (A) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for the Company or (B) in breach of any Contract with any former employer or other Person concerning Company IP Rights purported to be owned by the Company or confidentiality provisions protecting trade secrets and confidential information comprising Company IP Rights purported to be owned by the Company.

(iv)            No funding, facilities or personnel of any Governmental Authority or any university, college, research institute or other educational institution were used, directly or indirectly, to develop or create, in whole or in part, any Company IP Rights in which the Company has an ownership interest, except for any such funding or use of facilities or personnel that does not result in such Governmental Authority or institution owning such Company IP Rights or the right to receive royalties or other remuneration for the practice of such Company IP Rights as of the date of this Agreement.

(v)            The Company has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that the Company holds, or purports to hold, as confidential or a trade secret.

(vi)            The Company has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Company IP Rights to any other Person.

(f)            The Company has delivered or made available to Parent, a complete and accurate copy of all Company IP Rights Agreements. With respect to each of the Company IP Rights Agreements: (i) each such agreement is valid and binding on the Company and in full force and effect, (ii) the Company has not received any written notice of termination or cancellation under such agreement, or received any written notice of breach or default under such agreement, which breach has not been cured or waived and (iii) the Company, and to the Knowledge of the Company, no other party to any such agreement, is not in breach or default thereof in any material respect.

(g)            The manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by the Company does not violate any license or agreement between the Company and any other third party, and, to the Knowledge of the Company, does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company, no third party is infringing upon any Patents owned by Company within the Company IP Rights, or otherwise violating any Company IP Rights Agreement.

(h)            As of the date of this Agreement, Company is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, enforceability, claim construction, ownership or right to use, sell, offer for sale, license or dispose of any Company IP Rights. The Company has not received any written notice asserting that any Company IP Rights or the proposed use, sale, offer for sale, license or disposition of products, methods or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that the Company has otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person. None of the Company IP Rights is subject to any outstanding order of, judgment of, decree of or agreement with any Governmental Authority that limits the ability of the Company to exploit any Company IP Rights.

(i)            Each item of Company Registered IP is and at all times has been filed and maintained in compliance in all material respects with all applicable Law and all filings, payments and other actions required to be made or taken to maintain such item of Company Registered IP in full force and effect have been made by the applicable deadline. To the Knowledge of the Company, all Company Registered IP that is issued or granted is valid and enforceable.

(j)            To the Knowledge of the Company, no trademark (whether registered or unregistered) or trade name owned, used or applied for by the Company conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which the Company has or purports to have an ownership interest has been impaired as determined by the Company in accordance with GAAP.

(k)            Except as set forth in Sections 3.12(b), 3.12(c) or 3.12(k) of the Company Disclosure Letter or as contained in “off-the-shelf” license agreements entered into in the Ordinary Course of Business by the Company, (i) the Company is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation, or similar claim which is material to the Company, taken as a whole, and (ii) the Company has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation, or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(l)            The Company is not party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Company IP Rights, result in breach of, default under or termination of such Contract with respect to any Company IP Rights, or impair the right of the Company or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Company IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

3.13          Agreements, Contracts and Commitments.

(a)            Section 3.13(a) of the Company Disclosure Letter lists the following Company Contracts in effect as of the date of this Agreement other than the Series A Financing Agreement and the Subscription Agreement (each, a “Company Material Contract” and collectively, the “Company Material Contracts”):

(i)            each Company Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(ii)            each Company Contract containing (A) any covenant limiting the freedom of the Company or the Surviving Corporation to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Company’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(iii)            each Company Contract (A) pursuant to which any Person granted the Company an exclusive license under any Intellectual Property, or (B) pursuant to which the Company granted any Person an exclusive license under any Company IP Rights;

(iv)            each Company Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(v)            each Company Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of the Company, any of its Subsidiaries, or of a product;

(vi)            each Company Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;

(vii)            each Company Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of the Company or any loans or debt obligations with officers or directors of the Company;

(viii)            each Company Contract requiring payment by or to the Company after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of the Company, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which the Company has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which the Company has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by the Company or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of the Company or any Contract to sell, distribute or commercialize any products or service of the Company, in each case, except for Company Contracts entered into in the Ordinary Course of Business;

(ix)            each Company Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to the Company in connection with the Contemplated Transactions and requiring payments by Company after the date in this Agreement in excess of $100,000 pursuant to its express terms;

(x)            each Company Contract to which the Company is a party or by which any of its assets and properties is currently bound, which involves annual obligations of payment by, or annual payments to, the Company in excess of $100,000;

(xi)            each Company Contract entered into in settlement of any Legal Proceeding or other dispute pursuant to which the Company or any of its Subsidiaries has outstanding obligations to pay consideration in excess of $100,000;

(xii)            any other Company Contract that is not terminable at will (with no penalty or payment) by the Company, and (A) which involves payment or receipt by the Company after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (B) that is material to the business or operations of the Company taken as a whole; or

(xiii)            Company Real Estate Leases.

(b)           The Company has delivered or made available to Parent accurate and complete copies of all Company Material Contracts, including all amendments thereto. There are no Company Material Contracts that are not in written form. The Company has not, nor to the Company’s Knowledge, as of the date of this Agreement has any other party to a Company Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Company Material Contract in such a manner, and, if such Company Material Contract provides for a cure period, the Company or such other party fails to have cured such breach, violation or default, so that any other party or the Company, as the case may be, is permitted to modify, cancel or terminate any such Company Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Company Material Adverse Effect. As to the Company, as of the date of this Agreement, each Company Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Company Material Contract to change, any material amount paid or payable to the Company under any Company Material Contract or any other material term or provision of any Company Material Contract.

(c)            On or prior to the date of this Agreement, the Company entered into the Series A Financing Agreement and certain other agreements and side letters set forth on Section 3.13 of the Company Disclosure Letter (collectively, the “Series A Financing Agreements”) with certain investors in the Series A Financing (the “Series A Investors”), true and executed copies of which have been made available to Parent, pursuant to which, and on the terms and subject to the conditions of which, such Series A Investors have agreed to invest in a private placement of the Company Series A Preferred Stock for an aggregate amount of at least $100,000,000. Such Series A Financing Agreements are in full force and effect with respect to, and binding on, the Company and, to the Knowledge of the Company, on each Series A Investor party thereto, in accordance with its terms. Other than the Series A Financing Agreements, there are no other Contracts, including side letters, entered into by the Company in connection with the Series A Financing.

3.14          Compliance; Permits; Restrictions.

(a)            The Company is, and has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order or other Legal Proceeding or action by any Governmental Authority is pending or, to the Knowledge of the Company, threatened against the Company. There is no agreement or Order binding upon the Company which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company, any acquisition of material property by the Company or the conduct of business by the Company as currently conducted, (ii) is reasonably likely to have an adverse effect on the Company’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)            Except for matters regarding the U.S. Food and Drug Administration (or any successor agency thereto) (“FDA”) or other comparable Governmental Authority responsible for regulation of the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of drug or medical device products (“Drug/Device Regulatory Agency”), the Company holds all required Governmental Authorizations for the operation of the business of the Company as currently conducted (the “Company Permits”). Section 3.14(b) of the Company Disclosure Letter identifies each Company Permit. The Company is in material compliance with the terms of the Company Permits. No Legal Proceeding is pending or, to the Knowledge of the Company, threatened, which seeks to revoke, substantially limit, suspend or materially modify any Company Permit. The rights and benefits of each Company Permit will be available to the Surviving Corporation or its Subsidiaries, as applicable, immediately after the Effective Time on terms substantially identical to those enjoyed by the Company as of the date of this Agreement and immediately prior to the Effective Time.

(c)            There are no Legal Proceedings pending or, to the Knowledge of the Company, threatened with respect to an alleged violation by the Company of the Federal Food, Drug, and Cosmetic Act (“FDCA”), the Public Health Service Act (“PHSA”), FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug/Device Regulatory Agency.

(d)            The Company holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of the Company as currently conducted, and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its products or product candidates (the “Company Product Candidates”) (collectively, the “Company Regulatory Permits”) and no such Company Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner, other than immaterial adverse modifications. Section 3.14(d) of the Company Disclosure Letter identifies each Company Regulatory Permit. The Company has timely maintained and is in compliance in all material respects with the Company Regulatory Permits and has not received any written notice or correspondence or, to the Knowledge of the Company, other communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Company Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Company Regulatory Permit. The Company has made available to Parent all information requested by Parent in the Company’s possession or control relating to material Company Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Company Product Candidates, including but not limited to complete copies of the following (to the extent there are any): (x) adverse event reports; preclinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information is accurate and complete in all material respects.

(e)            All clinical, preclinical and other studies and tests conducted by or on behalf of, or sponsored by, the Company, or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated, were, and, if still pending, are being conducted in accordance in all material respects with standard medical and scientific research procedures, in accordance in all material respects with the applicable protocols and in compliance in all material respects with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 812. The Company has not received any written notices, correspondence or other communications from any Drug/Device Regulatory Agency, Governmental Authority, institutional review board, ethics committee or safety monitoring committee requiring, or to the Knowledge of the Company threatening to initiate, any action to place a clinical hold order on, or otherwise terminate, delay or suspend any clinical studies conducted by or on behalf of, or sponsored by, the Company or in which the Company or its current products or product candidates, including the Company Product Candidates, have participated. Further, no clinical investigator, researcher or clinical staff participating in any clinical study conducted by or, to the Knowledge of the Company, on behalf of the Company has been disqualified from participating in studies involving the Company Product Candidates, and to the Knowledge of the Company, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)            The Company is not, and to the Knowledge of the Company, no contract manufacturer with respect to any Company Product Candidate, is the subject of any pending or, to the Knowledge of the Company, threatened investigation in respect of its business or products, including Company Product Candidates, by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug/Device Regulatory Agency under a comparable policy. Neither the Company, nor any of its officers, directors, employees or agents have been debarred or excluded from participation in any federal healthcare programs. The Company has not, and to the Knowledge of the Company, no contract manufacturer, nor their respective officers, employees or agents, with respect to any Company Product Candidate has committed any acts, made any statement or failed to make any statement, in each case in respect of its business or products that would violate the FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto or a comparable policy of any other Drug/Device Regulatory Agency. None of the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents is currently or has been debarred, convicted of any crime or is engaging or has engaged in any conduct that could result in a debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of the Company, no debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against the Company, and to the Knowledge of the Company, any contract manufacturer with respect to any Company Product Candidate, or any of their respective officers, employees or agents.

(g)            All manufacturing operations conducted by, or to the Knowledge of the Company, for the benefit of the Company in connection with any Company Product Candidate have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210, 211 and 600-610 and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)            Neither the Company nor, to the Knowledge of the Company, any manufacturing site of a contract manufacturer or laboratory, with respect to any Company Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Drug/Device Regulatory Agency alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Drug/Device Regulatory Agency, and, to the Knowledge of the Company, neither the FDA nor any other Drug/Device Regulatory Agency is considering such action.

3.15          Legal Proceedings; Orders.

(a)            There is no pending Legal Proceeding and, to the Knowledge of the Company, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves the Company or any of its Subsidiaries or any Company Associate (in his or her capacity as such) or any of the material assets owned or used by the Company or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)            There is no Order to which the Company or any of its Subsidiaries, or any of the material assets owned or used by the Company or any of its Subsidiaries, is subject. To the Knowledge of the Company, no officer or Company Key Employee is subject to any Order that prohibits such officer or Company Key Employee from engaging in or continuing in any conduct, activity or practice relating to the Company or any of its Subsidiaries or any material assets owned or used by the Company or any of its Subsidiaries.

3.16         Tax Matters.

(a)            The Company has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by the Company under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no written claim has been made by a Governmental Authority in a jurisdiction where the Company does not file Tax Returns that the Company is subject to taxation by that jurisdiction.

(b)            All material amounts of Taxes due and owing by the Company (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).

(c)            The Company has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)            There are no Encumbrances for a material amount of Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of the Company.

(e)            No deficiencies for a material amount of Taxes with respect to the Company have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of the Company. The Company has not granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect, other than waivers resulting from automatically granted extensions of time to file Tax Returns.

(f)            The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code in the last five (5) years.

(g)            The Company is not a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than customary commercial Contracts entered into in the Ordinary Course of Business the primary purpose of which does not relate to Tax (an “Ordinary Course Agreement”).

(h)            The Company has not been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is the Company). The Company has no Liability for the Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(i)            The Company has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(j)            The Company has not entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(k)            The Company is not aware of any facts or circumstances and has not taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Intended Tax Treatment.

3.17          Employee and Labor Matters; Benefit Plans.

(a)            The Company has made available to Parent a list (on an anonymized basis) setting forth, for each Company Associate who is an employee of the Company or any of its Subsidiaries, whether full- or part-time, such employee’s annual salary (or if hourly, hourly rate), most recent annual bonus received, and current annual bonus opportunity. No Company Key Employee has indicated to the Company, or any of its Subsidiaries, that he or she intends to resign or retire as a result of the transactions contemplated by this Agreement or otherwise. The Company has made available to Parent a list (on an anonymized basis) setting forth, for each Company Associate who is an individual independent contractor engaged by the Company, such contractor’s rate of compensation.

(b)            The employment of the Company’s and each of its Subsidiaries’ employees is terminable by the Company and/or its applicable Subsidiary at will. The Company has made available to Parent accurate and complete copies of all employee manuals and handbooks, to the extent currently effective and material.

(c)            Neither the Company nor any of its Subsidiaries is a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing its employees, and there are no labor organizations representing or, to the Knowledge of the Company, purporting to represent or seeking to represent any employees of the Company.

(d)            Section 3.17(d) of the Company Disclosure Letter lists all Company Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of the Company or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to Parent).

(e)            Each Company Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of the Company, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Employee Plan or the exempt status of any related trust.

(f)            Each Company Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of the Company, threatened with respect to any Company Employee Plan. All payments and/or contributions required to have been made with respect to all Company Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Company Employee Plan and applicable Law.

(g)            Neither the Company nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither the Company nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(h)            No Company Employee Plan provides for, and neither the Company nor any of its Subsidiaries has promised to provide any, medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. The Company does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(i)            No Company Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(j)            Each Company Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Company 409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any Company 409A Plan is or, when made in accordance with the terms of the Company 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

(k)            The Company and each of its Subsidiaries is, and has been, in material compliance with all applicable federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, worker classification, tax withholding, prohibited discrimination, retaliation and harassment, equal employment, fair employment practices, meal and rest periods, immigration status, employee and workplace safety and health, wages (including overtime wages), compensation, hours of work, “plant closings” and “mass layoffs” within the meaning of the Worker Adjustment and Retraining Act of 1988 or similar state or local law (the “WARN Act”), labor practices or disputes, restrictive covenants, employment agreements, workers’ compensation and long-term disability policies, leaves of absence and worker privacy (collectively, “Employment-Related Laws”), and in each case, with respect to employees of the Company and any of its Subsidiaries: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material amounts of arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material Legal Proceedings, claims, labor disputes or organizing activities, or grievances pending or, to the Knowledge of the Company, threatened or reasonably anticipated against or involving the Company or any of its Subsidiaries or any trustee of the Company or any of its Subsidiaries relating to any employee, contingent worker, director, employment agreement or Employee Plan (other than routine claims for benefits) or Employment-Related Laws. To the Knowledge of the Company, there are no material pending or threatened or reasonably anticipated claims or actions against the Company, any trustee or any trustee of any Subsidiary of the Company under any workers’ compensation policy or long-term disability policy. The Company is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state or local agency or Governmental Authority with respect to employment practices.

(l)            The Company has no material liability with respect to any misclassification, since its incorporation, of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Neither the Company nor any of its Subsidiaries has taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act (nor has the Company or any of its Subsidiaries been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under the WARN Act that remains unsatisfied.

(m)            To the Company’s Knowledge, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, by or with respect to any Company Associates. No event has occurred within the past six months, and no condition or circumstance exists, that, to the Company’s Knowledge, might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(n)            Neither the Company nor any of its Subsidiaries is, nor has the Company nor any of its Subsidiaries been, engaged in any material unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of the Company, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any current or former employee of the Company or any of its Subsidiaries including charges of unfair labor practices or discrimination complaints.

(o)            There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees or other service providers for any income or excise taxes paid pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p)            Neither the Company nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of the Company or any of its Subsidiaries.

3.18            Environmental Matters. The Company has complied with all applicable Environmental Laws, which compliance includes the possession by the Company of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Company Material Adverse Effect. The Company has not received any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with any Environmental Law and, to the Knowledge of the Company, there are no circumstances that may prevent or interfere with the Company’s compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Company Material Adverse Effect. To the Knowledge of the Company: (i) no current or prior owner of any property leased or controlled by the Company has received any written notice or other communication relating to property owned or leased at any time by the Company, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or the Company is not in compliance with or violated any Environmental Law relating to such property and (ii) the Company has no material liability under any Environmental Law. The Company has made available all environmental site assessments, environmental audits and other material environmental documents in the Company’s possession or control relating to the Company, including the Company’s business and current or former facilities.

3.19            Insurance. The Company has delivered to Parent accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of the Company. Each of such insurance policies is in full force and effect and the Company is in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, the Company has not received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. The Company has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against the Company, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed the Company of its intent to do so.

3.20            No Financial Advisors. Except as set forth on Section 3.20 of the Company Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of the Company.

3.21            Transactions with Affiliates. Section 3.21 of the Company Disclosure Letter describes any material transactions or relationships between, on one hand, the Company and, on the other hand, any (a) executive officer or director of the Company or any of such executive officer’s or director’s immediate family members, (b) owner of more than 5% of the voting power of the outstanding Company Capital Stock or (c) to the Knowledge of the Company, any “related person” (within the meaning of Item 404 of Regulation S-K under the Securities Act) of any such officer, director or owner (other than the Company) in the case of each of (a), (b) or (c) that is of the type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

3.22            Privacy and Data Security. The Company is and has at all times been in compliance with all applicable Privacy Laws and the applicable terms of any Company Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information (including any such information of individuals, clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists that interact with the Company in connection with the operation of the Company’s business), except, in each case, for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, the Company (a) has implemented and maintains reasonable written policies and procedures that materially comply with applicable Privacy Laws and are designed to protect the privacy and security of Personal Information (the “Privacy Policies”) and (b) has complied with such Privacy Policies, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Knowledge of the Company, no Legal Proceeding has been asserted or threatened against the Company by any Person alleging a violation of Privacy Laws, Privacy Policies, or the applicable terms of any Company Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information. To the Knowledge of the Company, there have been no data security incidents or data breaches or other adverse events or incidents that have resulted in any unauthorized access, use, disclosure, modification or destruction of, Personal Information or other data in the possession or control of the Company or any service provider acting on behalf of the Company, in each case, where such incident, breach or event resulted in a notification obligation to any Person under applicable Law or pursuant to the terms of any Company Contract. To the Knowledge of the Company, the Company is not a “covered entity” or a “business associate” as those terms are defined under the Health Insurance Portability and Accountability Act, as amended.

3.23            Trade Control Laws. Since the Company’s incorporation, the Company and its Subsidiaries have been in material compliance with all applicable anti-corruption, import, export control, and economic and trade sanctions laws, regulations, statutes, and orders, including the U.S. Foreign Corrupt Practices Act of 1977, as amended, the Export Administration Regulations, the International Traffic in Arms Regulations, and the regulations administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (the “Trade Laws”) and have obtained, or are otherwise qualified to rely upon, all material import and export licenses, consents, notices, waivers, approvals, orders, authorizations, registrations, declarations or other authorizations from, and made any filings with, any Governmental Authority required for (a) the import, export, and reexport of products, services, software and technologies and (b) releases of technologies and software to foreign nationals (the “Trade Approvals”). There are no pending or threatened claims against the Company or its Subsidiaries, nor any actions, conditions, facts, or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws or Trade Approvals.

3.24            Ownership of Parent Capital Stock. None of the Company, their directors or, to the Knowledge of the Company, any of its officers, Affiliates, or employees of the Company or any of its controlled Affiliates (a) has owned any shares of Parent’s capital stock; or (b) has been an “interested stockholder” (as defined in Section 203 of the DGCL) of Parent, in each case during the three years prior to the date hereof.

3.25            No Other Representations or Warranties. The Company hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither Parent nor any other person on behalf of Parent makes any express or implied representation or warranty with respect to Parent or with respect to any other information provided to the Company, any of its stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of Parent set forth in Section 4 (in each case as qualified and limited by the Parent Disclosure Letter)) none of the Company, or any of its Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 4.         Representations and Warranties of Parent and Merger Sub.

Except (i) as set forth in the written disclosure document delivered by Parent to the Company (the “Parent Disclosure Letter”) concurrently with the execution of this Agreement or (ii) as disclosed in the Parent SEC Documents filed with the SEC prior to the date hereof and publicly available on the SEC’s Electronic Data Gathering Analysis and Retrieval system (but (A) without giving effect to any amendment thereof filed with, or furnished to the SEC on or after the date hereof and (B) excluding any disclosures contained under the heading “Risk Factors” and any disclosure of risks included in any “forward-looking statements” disclaimer or in any other section to the extent they are forward-looking statements or cautionary, predictive or forward-looking in nature), it being understood that any matter disclosed in the Parent SEC Documents shall be deemed to be disclosed in a section of the Parent Disclosure Letter only to the extent that is readily apparent from a reading of such Parent SEC Documents that is applicable to such section or subsection of the Parent Disclosure Letter, Parent and Merger Sub represent and warrant to the Company as follows:

4.1            Due Organization; Subsidiaries.

(a)            Each of Parent and Merger Sub is a corporation duly incorporated or formed, as applicable, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or formation, as applicable, and has all necessary corporate power and authority: (i) to conduct its business in the manner in which its business is currently being conducted, (ii) to own or lease and use its property and assets in the manner in which its property and assets are currently owned or leased and used and (iii) to perform its obligations under all Contracts by which it is bound. Since the date of its incorporation, Merger Sub have not engaged in any activities other than in connection with or as contemplated by this Agreement.

(b)            Each of Parent and its Subsidiaries is licensed and qualified to do business, and is in good standing (to the extent applicable in such jurisdiction), under the Laws of all jurisdictions where the nature of its business in the manner in which its business is currently being conducted requires such licensing or qualification other than in jurisdictions where the failure to be so qualified individually or in the aggregate would not be reasonably expected to have a Parent Material Adverse Effect.

(c)            Parent has no Subsidiaries other than Merger Sub and except as set forth on Section 4.1(c) of the Parent Disclosure Letter, Parent does not own any capital stock of, or any equity ownership or profit sharing interest of any nature in, or control directly or indirectly, any other Entity other than Merger Sub. Except as set forth on Section 4.1(c) of the Parent Disclosure Letter, Parent is not and has not otherwise been, directly or indirectly, a party to, member of or participant in any partnership, joint venture or similar business entity. Parent has not agreed and is not obligated to make, nor is Parent bound by any Contract under which it may become obligated to make, any future investment in or capital contribution to any other Entity. Parent has not, at any time, been a general partner of, and has not otherwise been liable for any of the debts or other obligations of, any general partnership, limited partnership or other Entity.

4.2            Organizational Documents. Parent has delivered to the Company accurate and complete copies of Parent’s Organizational Documents. Parent is not in breach or violation of its Organizational Documents in any material respect.

4.3            Authority; Binding Nature of Agreement. Parent and each Merger Sub has all necessary corporate power and authority to enter into and to perform its obligations under this Agreement and to consummate the Contemplated Transactions, subject to obtaining the Required Parent Stockholder Vote. The Parent Board has: (a) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Parent and its stockholders, (b) approved and declared advisable this Agreement and the Contemplated Transactions, including the issuance of shares of Parent Capital Stock to the stockholders of the Company pursuant to the terms of this Agreement and (c) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholders of Parent vote to approve the Contemplated Transactions, and, if deemed necessary by Parent and the Company, the amendment to the certificate of incorporation of the Parent to (i) change the name of Parent to “Yarrow Bioscience, Inc.”, (ii) effect the Nasdaq Reverse Split and (iii) make such other changes as are mutually agreeable to Parent and the Company pursuant to the terms of this Agreement. The Merger Sub Board (by unanimous written consent) has: (x) determined that the Contemplated Transactions are fair to, advisable and in the best interests of Merger Sub and its sole stockholder, (y) deemed advisable and approved this Agreement and the Contemplated Transactions and (z) determined to recommend, upon the terms and subject to the conditions set forth in this Agreement, that the stockholder of Merger Sub vote to adopt this Agreement and thereby approve the Contemplated Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company and the accuracy of the representation in Section 3.23, constitutes the legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with its terms, subject to the Enforceability Exceptions.

4.4            Vote Required. The affirmative vote of a majority of the shares of Parent Common Stock properly cast is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve (a) the issuance of Parent Common Stock that represent (or are convertible into) more than twenty percent (20%) of the shares of Parent Common Stock outstanding immediately prior to the Effective Time to the Company stockholders in connection with the Contemplated Transactions and the change of control of Parent resulting from the Contemplated Transactions, in each case pursuant to the Nasdaq rules and (b) clause (ii) of the definition of “Parent Charter Amendment” (collectively, the “Required Parent Stockholder Vote”).

4.5            Non-Contravention; Consents.

(a)            Subject to obtaining the Required Parent Stockholder Vote and the filing of the Certificate of Merger required by the DGCL, and assuming the accuracy of the representation in Section 3.23, neither (x) the execution, delivery or performance of this Agreement by Parent or Merger Sub, nor (y) the consummation of the Contemplated Transactions, will directly or indirectly (with or without notice or lapse of time):

(i)            contravene, conflict with or result in a violation of any of the provisions of the Organizational Documents of Parent or its Subsidiaries;

(ii)            contravene, conflict with or result in a material violation of, or give any Governmental Authority or other Person the right to challenge the Contemplated Transactions or to exercise any remedy or obtain any relief under, any Law or any Order to which Parent or its Subsidiaries or any of the assets owned or used by Parent or its Subsidiaries, is subject;

(iii)            contravene, conflict with or result in a material violation of any of the terms or requirements of, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Parent or its Subsidiaries or that otherwise relates to the business of Parent, or any of the assets owned, leased or used by Parent;

(iv)            contravene, conflict with or result in a violation or breach of, or result in a default under, any provision of any Parent Material Contract, or give any Person the right to: (A) declare a default or exercise any remedy under any Parent Material Contract, (B) any material payment, rebate, chargeback, penalty or change in delivery schedule under any such Parent Material Contract, (C) accelerate the maturity or performance of any Parent Material Contract or (D) cancel, terminate or modify any term of any Parent Material Contract, except in the case of any nonmaterial breach, default, penalty or modification; or

(v)            result in the imposition or creation of any Encumbrance upon or with respect to any asset owned or used by Parent or its Subsidiaries (except for Permitted Encumbrances).

(b)            Except for (i) any Consent set forth on Section 4.5(a) of the Parent Disclosure Letter under any Parent Contract, (ii) the Required Parent Stockholder Vote, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to the DGCL and (iv) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and assuming the accuracy of the representation in Section 3.23, neither Parent nor any of its Subsidiaries was, is or will be required to make any filing with or give any notice to, or to obtain any Consent from, any Person in connection with (x) the execution, delivery or performance of this Agreement or (y) the consummation of the Contemplated Transactions.

(c)            Assuming the accuracy of the representation in Section 3.23, the Parent Board and the Merger Sub Board have taken and will take all actions necessary to ensure that the restrictions applicable to business combinations contained in Section 203 of the DGCL are, and will be, inapplicable to the execution, delivery and performance of this Agreement and to the consummation of the Contemplated Transactions. No other state takeover statute or similar Law applies or purports to apply to the Merger, this Agreement or any of the other Contemplated Transactions.

4.6            Capitalization.

(a)            The authorized capital stock of Parent consists of (i) 150,000,000 shares of Parent Common Stock of which 31,772,904 shares have been issued and are outstanding as of September 30, 2025 (the “Capitalization Date”) and (ii) 20,000,000 shares of Parent Preferred Stock, par value $0.0001 per share, of which none have been designated and none are issued and outstanding as of the Capitalization Date. Parent does not hold any shares of its capital stock in its treasury.

(b)            All of the outstanding shares of Parent Common Stock have been duly authorized and validly issued, and are fully paid and nonassessable and are free of any Encumbrances other than Encumbrances set forth in the Organizational Documents or under applicable securities Laws. None of the outstanding shares of Parent Common Stock is entitled or subject to any preemptive right, right of participation, right of maintenance or any similar right and none of the outstanding shares of Parent Common Stock is subject to any right of first refusal in favor of Parent. Except as contemplated herein, there is no Parent Contract relating to the voting or registration of, or restricting any Person from purchasing, selling, pledging or otherwise disposing of (or granting any option or similar right with respect to), any shares of Parent Common Stock. Parent is not under any obligation, nor is Parent bound by any Contract pursuant to which it may become obligated, to repurchase, redeem or otherwise acquire any outstanding shares of Parent Common Stock or other securities. Section 4.6(b) of the Parent Disclosure Letter accurately and completely describes all repurchase rights held by Parent with respect to shares of Parent Common Stock (including shares issued pursuant to the exercise of stock options) and specifies which of those repurchase rights are currently exercisable.

(c)            Except for Parent’s 2019 Employee Share Purchase Plan, 2023 Equity Incentive Plan and 2024 Inducement Plan (each as amended from time to time, collectively, the “Parent Stock Plans”) and except as set forth on Section 4.6(c) of the Parent Disclosure Letter, Parent does not have any stock option plan or any other plan, program, agreement or arrangement providing for any equity-based compensation for any Person. As of the Capitalization Date, Parent has 3,833,766 shares of Parent Common Stock reserved for future issuance under the Parent Stock Plans. As of the Capitalization Date, Parent has 3,762,840 shares of Parent Common Stock reserved for future issuance under the 2023 Equity Incentive Plan and 2024 Inducement Plan (each as amended from time to time, collectively, the “Parent Equity Plans”), of which 3,466,540 shares have been reserved for issuance upon exercise or settlement of Parent Options and Parent Restricted Stock Units, as applicable, granted under the Parent Equity Plans, and of which 296,300 shares remain available for future issuance pursuant to the Parent Equity Plans. As of the Capitalization Date, Parent has 70,926 shares of Parent Common Stock reserved for future issuance pursuant to Parent’s 2019 Employee Share Purchase Plan. Section 4.6(c) of the Parent Disclosure Letter sets forth the following information with respect to each Parent Option outstanding as of the Capitalization Date, as applicable: (i) the name of the holder, (ii) the number of shares of Parent Common Stock subject to such Parent Option and Parent Restricted Stock Units as of the Capitalization Date, (iii) the exercise price of such Parent Option, (iv) the date on which such Parent Option or Parent Restricted Stock Unit was granted, (v) the applicable vesting schedule, including any acceleration provisions, (vi) the date on which such Parent Option expires, (vii) whether such Parent Option is intended to be an “incentive stock option” (as defined in the Code) or a nonqualified stock option and (viii) in the case of a Parent Option, the plan pursuant to which such Parent Option was granted. Parent has made available to the Company accurate and complete copies of equity incentive plans pursuant to which Parent has equity-based awards, the forms of all award agreements evidencing such equity-based awards and evidence of board and stockholder approval of the Parent Stock Plans and any amendments thereto.

(d)            Except for the outstanding Parent Options and Parent Restricted Stock Units, or as set forth on Section 4.6(d) of the Parent Disclosure Letter, there is no: (i) outstanding subscription, option, call, warrant or right (whether or not currently exercisable) to acquire any shares of the capital stock or other securities of Parent, (ii) outstanding security, instrument or obligation that is or may become convertible into or exchangeable for any shares of the capital stock or other securities of Parent, (iii) stockholder rights plan (or similar plan commonly referred to as a “poison pill”) or Contract under which Parent is or may become obligated to sell or otherwise issue any shares of its capital stock or any other securities or (iv) condition or circumstance that may give rise to or provide a basis for the assertion of a claim by any Person to the effect that such Person is entitled to acquire or receive any shares of capital stock or other securities of Parent. There are no outstanding or authorized stock appreciation, phantom stock, profit participation or other similar rights with respect to Parent.

(e)            All outstanding shares of Parent Common Stock, Parent Options and Parent Restricted Stock Units, and other securities of Parent have been issued and granted in compliance in all material respects with (i) all applicable securities laws and other applicable Law and (ii) all requirements set forth in applicable Contracts.

(f)            With respect to Parent Options and Parent Restricted Stock Units granted pursuant to the Parent Stock Plans, (i) each grant of a Parent Option or Parent Restricted Stock Unit was duly authorized no later than the date on which the grant of such Parent Option and Parent Restricted Stock Unit was by its terms to be effective (the “Parent Grant Date”) by all necessary corporate action, including, as applicable, approval by the Parent Board (or a duly constituted and authorized committee thereof) or duly authorized officer and any required stockholder approval by the necessary number of votes or written consents, (ii) each Parent Option and Parent Restricted Stock Unit grant was made in accordance with the terms of the Parent Stock Plan pursuant to which it was granted and all other applicable Law and regulatory rules or requirements, and (iii) the per share exercise price of each Parent Option was not less than the fair market value of a share of Parent Common Stock on the applicable Parent Grant Date.

4.7            SEC Filings; Financial Statements.

(a)            Parent has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed or furnished by it with the SEC under the Exchange Act or the Securities Act (the “Parent SEC Documents”). As of the time it was filed with the SEC (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of the Parent SEC Documents complied in all material respects with the applicable requirements of the Securities Act or the Exchange Act (as the case may be) and as of the time they were filed, none of the Parent SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The certifications and statements required by (i) Rule 13a-14 under the Exchange Act and (ii) 18 U.S.C. §1350 (Section 906 of the Sarbanes-Oxley Act) relating to the Parent SEC Documents (collectively, the “Certifications”) are accurate and complete and comply as to form and content with all applicable Laws. As used in this Section 4.7, the term “file” and variations thereof shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(b)            The financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents: (i) complied as to form in all material respects with the Securities Act and the Exchange Act, as applicable, and the published rules and regulations of the SEC applicable thereto, (ii) were prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC, and except that the unaudited financial statements may not contain footnotes and are subject to normal and recurring year-end adjustments that are not reasonably expected to be material in amount) applied on a consistent basis unless otherwise noted therein throughout the periods indicated and (iii) fairly present, in all material respects, the financial position of Parent as of the respective dates thereof and the results of operations and cash flows of Parent for the periods covered thereby. Other than as expressly disclosed in the Parent SEC Documents filed prior to the date hereof, there has been no material change in Parent’s accounting methods or principles that would be required to be disclosed in Parent’s financial statements in accordance with GAAP. The books of account and other financial records of Parent and each of its Subsidiaries are true and complete in all material respects.

(c)            Parent’s auditor has at all times since its engagement by Parent as Parent’s auditor been: (i) a registered public accounting firm (as defined in Section 2(a)(12) of the Sarbanes-Oxley Act), (ii) to the Knowledge of Parent, “independent” with respect to Parent within the meaning of Regulation S-X under the Exchange Act and (iii) to the Knowledge of Parent, in compliance with subsections (g) through (l) of Section 10A of the Exchange Act and the rules and regulations promulgated by the SEC and the Public Company Accounting Oversight Board thereunder.

(d)            Except as set forth on Section 4.7(d) of the Parent Disclosure Letter, Parent has not received any comment letter from the SEC or the staff thereof or any correspondence from Nasdaq or the staff thereof relating to the delisting or maintenance of listing of the Parent Common Stock on Nasdaq. Parent has not disclosed any unresolved comments in the Parent SEC Documents.

(e)            There have been no formal internal investigations regarding financial reporting or accounting policies and practices discussed with, reviewed by or initiated at the direction of the chief executive officer, chief financial officer or general counsel of Parent, the Parent Board or any committee thereof, other than ordinary course audits or reviews of accounting policies and practices or internal controls required by the Sarbanes-Oxley Act.

(f)            Parent is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act, the Exchange Act and the applicable listing and governance rules and regulations of Nasdaq.

(g)            Parent maintains a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures sufficient to provide reasonable assurance (i) that Parent maintains records that in reasonable detail accurately and fairly reflect Parent’s transactions and dispositions of assets, (ii) that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, (iii) that receipts and expenditures are made only in accordance with the authorization policy and (iv) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of Parent’s assets that could have a material effect on Parent’s financial statements. Parent has evaluated the effectiveness of Parent’s internal control over financial reporting and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q (or any amendment thereto) its conclusions about the effectiveness of the internal control over financial reporting as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed to Parent’s auditors and the Audit Committee of the Parent Board (and made available to the Company a summary of the significant aspects of such disclosure) (A) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s or its Subsidiaries’ internal control over financial reporting. Except as disclosed in the Parent SEC Documents filed prior to the date hereof, Parent’s internal control over financial reporting is effective at the reasonable assurance level and Parent has not identified any material weaknesses in the design or operation of Parent’s internal control over financial reporting.

(h)            Parent’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and nonfinancial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to Parent’s principal executive officer and principal financial officer as appropriate to allow timely decisions regarding required disclosure and to make the Certifications and such disclosure controls and procedures are effective. Parent has carried out evaluation of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act.

4.8            Absence of Changes. Except as set forth on Section 4.8 of the Parent Disclosure Letter, between September 30, 2025 and the date of this Agreement, Parent has conducted its business only in the Ordinary Course of Business (except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto) and there has not been any (a) Parent Material Adverse Effect or (b) action, event or occurrence that would have required consent of the Company pursuant to Section 5.1(b) of this Agreement had such action, event or occurrence taken place after the execution and delivery of this Agreement.

4.9            Absence of Undisclosed Liabilities. Since September 30, 2025, neither Parent nor any of its Subsidiaries has any Liability except for: (a) Liabilities disclosed, reflected or reserved against in the Parent Balance Sheet, (b) normal and recurring current Liabilities that have been incurred by Parent or its Subsidiaries since the date of the Parent Balance Sheet in the Ordinary Course of Business (none of which relates to any breach of contract, breach of warranty, tort, infringement or violation of Law), (c) Liabilities for performance of obligations of Parent or any of its Subsidiaries under Parent Contracts, (d) Liabilities incurred in connection with the Contemplated Transactions or any Parent Legacy Transaction, and (e) Liabilities described in Section 4.9 of the Parent Disclosure Letter.

4.10            Title to Assets. Each of Parent and its Subsidiaries owns, and has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all tangible properties or tangible assets and equipment used or held for use in its business or operations or purported to be owned by it, including: (a) all tangible assets reflected on the Parent Balance Sheet and (b) all other tangible assets reflected in the books and records of Parent as being owned by Parent. All of such assets are owned or, in the case of leased assets, leased by Parent or any of its Subsidiaries free and clear of any Encumbrances, other than Permitted Encumbrances.

4.11            Real Property; Leasehold. Neither Parent nor any of its Subsidiaries owns or has ever owned any real property, nor is Parent party to any agreement to purchase or sell any real property. Parent has made available to the Company (a) an accurate and complete list of all real properties with respect to which Parent directly or indirectly holds a valid leasehold interest as well as any other real estate that is in the possession of or leased by Parent or any of its Subsidiaries and (b) copies of all leases under which any such real property is possessed (the “Parent Real Estate Leases”), each of which is in full force and effect, with no existing material default thereunder by Parent or its Subsidiaries or, to Parent’s Knowledge, the other party thereto.

4.12            Intellectual Property.

(a)            Section 4.12(a) of the Parent Disclosure Letter is an accurate, true and complete listing of all Parent Registered IP.

(b)            Section 4.12(b) of the Parent Disclosure Letter accurately identifies (i) all Parent Contracts pursuant to which any Parent IP Rights are licensed to Parent (other than (A) any non-customized software that (1) is so licensed solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (2) is not incorporated into, or material to the development, manufacturing, or distribution of, any of Parent products or services, (B) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of services, equipment, reagents or other materials, (C) any confidential information provided under confidentiality agreements and (D) agreements between Parent and its employees in Parent’s standard form thereof) and (ii) whether the license or licenses granted to Parent are exclusive or nonexclusive.

(c)            Section 4.12(c) of the Parent Disclosure Letter accurately identifies each Parent Contract pursuant to which any Person has been granted any license or covenant not to sue under, or otherwise has received or acquired any right (whether or not currently exercisable) or interest in, any Parent IP Rights (other than (i) any confidential information provided under confidentiality agreements and (ii) any Parent IP Rights nonexclusively licensed to academic collaborators, suppliers or service providers for the sole purpose of enabling such academic collaborator, supplier or service providers to provide services for Parent’s benefit).

(d)            Neither Parent nor any of its Subsidiaries is bound by, and no Parent IP Rights are subject to, any Contract containing any covenant or other provision that in any way limits or restricts the ability of Parent or any of its Subsidiaries to use, exploit, assert, or enforce any Parent IP Rights anywhere in the world.

(e)            Parent or one of its Subsidiaries exclusively owns all right, title, and interest to and in the Parent IP Rights (other than (i) Parent IP Rights licensed to Parent, or co-owned rights each as identified in Section 4.12(e) of the Parent Disclosure Letter, (ii) any non-customized software that (A) is licensed to Parent solely in executable or object code form pursuant to a nonexclusive, internal use software license and other Intellectual Property associated with such software and (B) is not incorporated into, or material to the development, manufacturing or distribution of, any of Parent or its Subsidiaries’ products or services and (iii) any Intellectual Property licensed on a nonexclusive basis ancillary to the purchase or use of equipment, reagents or other materials), in each case, free and clear of any Encumbrances (other than Permitted Encumbrances). Without limiting the generality of the foregoing:

(i)            All documents and instruments necessary to register or apply for or renew registration of Parent Registered IP have been validly executed, delivered, and filed in a timely manner with the appropriate Governmental Authority.

(ii)            Each Person who is or was an employee or contractor of Parent or any of its Subsidiaries and who is or was involved in the creation or development of any Intellectual Property for Parent or any of its Subsidiaries has signed a valid, enforceable agreement containing a present assignment of such Intellectual Property to Parent or such Subsidiary and confidentiality provisions protecting trade secrets and confidential information of Parent and its Subsidiaries.

(iii)            To the Knowledge of Parent, no current or former stockholder, officer, director or employee of Parent or any of its Subsidiaries has any claim, right (whether currently exercisable, or exercisable in the future), or interest to or in any Parent IP Rights purported to be owned by Parent. To the Knowledge of Parent, no employee of Parent or any of its Subsidiaries is (a) bound by or otherwise subject to any Contract restricting him or her from performing his or her duties for Parent or such Subsidiary or (b) in breach of any Contract with any former employer or other Person concerning Parent IP Rights purported to be owned by Parent or such Subsidiary or confidentiality provisions protecting trade secrets and confidential information comprising Parent IP Rights purported to be owned by Parent or such Subsidiary.

(iv)            No funding, facilities or personnel of any Governmental Authority were used, directly or indirectly, to develop or create, in whole or in part, any Parent IP Rights in which Parent or any of its Subsidiaries has an ownership interest.

(v)            Parent and each of its Subsidiaries has taken reasonable steps to maintain the confidentiality of and otherwise protect and enforce its rights in all proprietary information that Parent or such Subsidiary holds, or purports to hold, as confidential or a trade secret.

(vi)            Parent or any of its Subsidiaries has not assigned or otherwise transferred ownership of, or agreed to assign or otherwise transfer ownership of, any Parent IP Rights to any other Person.

(f)            Parent has delivered, or made available to the Company, a complete and accurate copy of all material Parent IP Rights Agreements.

(g)            The manufacture, marketing, offering for sale, sale, importation, use or intended use or other disposal of any product as currently sold or under development by Parent does not violate any license or agreement between Parent or its Subsidiaries and any third party in any material respect, and, to the Knowledge of Parent, does not infringe or misappropriate any valid and issued Patent right or other Intellectual Property of any other Person, which infringement or misappropriation would reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent, no third party is infringing upon any Patents owned by Parent within the Parent IP Rights, or violating any Parent IP Rights Agreement.

(h)            As of the date of this Agreement, Parent is not a party to any Legal Proceeding (including, but not limited to, opposition, interference or other proceeding in any patent or other government office) contesting the validity, ownership or right to use, sell, offer for sale, license or dispose of any Parent IP Rights. Parent has not received any written notice asserting that any Parent Registered IP or the proposed use, sale, offer for sale, license or disposition of any products, methods or processes claimed or covered thereunder infringes or misappropriates or violates the rights of any other Person or that Parent or any of its Subsidiaries have otherwise infringed, misappropriated or otherwise violated any Intellectual Property of any Person.

(i)            To the Knowledge of Parent, no trademark (whether registered or unregistered) or trade name owned, used or applied for by Parent conflicts or interferes with any trademark (whether registered or unregistered) or trade name owned, used or applied for by any other Person except as would not have a Parent Material Adverse Effect. None of the goodwill associated with or inherent in any trademark (whether registered or unregistered) in which Parent has or purports to have an ownership interest has been impaired as determined by Parent in accordance with GAAP (in a manner consistent with the manner in which such items were historically determined and in accordance with the financial statements (including any related notes) contained or incorporated by reference in the Parent SEC Documents and the Parent Balance Sheet).

(j)            Except as may be set forth in the Contracts listed on Section 4.12(b), 4.12(c) or 4.12(k) of the Parent Disclosure Letter or as contained in “off-the-shelf” license agreements entered into in the Ordinary Course of Business by Parent, (i) Parent is not bound by any Contract to indemnify, defend, hold harmless or reimburse any other Person with respect to any Intellectual Property infringement, misappropriation or similar claim which is material to Parent taken as a whole and (ii) Parent has never assumed, or agreed to discharge or otherwise take responsibility for, any existing or potential liability of another Person for infringement, misappropriation or violation of any Intellectual Property right, which assumption, agreement or responsibility remains in force as of the date of this Agreement.

(k)            Neither Parent nor any of its Subsidiaries is party to any Contract that, as a result of such execution, delivery and performance of this Agreement, will cause the grant of any license or other right to any Parent IP Rights, result in breach of, default under or termination of such Contract with respect to any Parent IP Rights, or impair the right of Parent or the Surviving Corporation and its Subsidiaries to use, sell or license or enforce any Parent IP Rights or portion thereof, except for the occurrence of any such grant or impairment that would not individually or in the aggregate, reasonably be expected to result in a Parent Material Adverse Effect.

4.13          Agreements, Contracts and Commitments.

(a)            Section 4.13 of the Parent Disclosure Letter identifies each Parent Contract that is in effect as of the date of this Agreement (each, an “Parent Material Contract” and collectively, the “Parent Material Contracts”):

(i)            each Parent Contract relating to any material bonus, deferred compensation, severance, incentive compensation, pension, profit-sharing or retirement plans, or any other employee benefit plans or arrangements;

(ii)            each Parent Contract requiring payments by Parent after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to the employment of, or the performance of employment-related services by, any Parent Associate providing employment related, consulting or independent contractor services, not terminable by Parent on thirty (30) calendar days’ or less notice without liability;

(iii)            each Parent Contract relating to any agreement or plan, including any option plan, stock appreciation right plan or stock purchase plan, any of the benefits of which will be increased or the vesting of benefits of which will be accelerated, by the occurrence of any of the Contemplated Transactions (either alone or in conjunction with any other event, such as termination of employment), or the value of any of the benefits of which will be calculated on the basis of any of the Contemplated Transactions;

(iv)            each Parent Contract relating to any agreement of indemnification or guaranty not entered into in the Ordinary Course of Business;

(v)            each Parent Contract containing (A) any covenant limiting the freedom of Parent or any of its Subsidiaries to engage in any line of business or compete with any Person, or limiting the development, manufacture or distribution of the Parent’s products or services (B) any most-favored pricing arrangement, (C) any exclusivity provision or (D) any non-solicitation provision;

(vi)            each Parent Contract (A) pursuant to which any Person granted Parent an exclusive license under any Intellectual Property, or (B) pursuant to which Parent granted any Person an exclusive license under any Parent IP Rights;

(vii)            each Parent Contract containing any royalty, dividend or similar arrangement based on the revenues or profits of Parent, any of its Subsidiaries, or of a product;

(viii)            each Parent Contract relating to capital expenditures and requiring payments after the date of this Agreement in excess of $100,000 pursuant to its express terms and not cancelable without penalty;

(ix)            each Parent Contract relating to the disposition or acquisition of material assets or any ownership interest in any Entity, in each case, involving payments in excess of $100,000 after the date of this Agreement;

(x)            each Parent Contract entered into in settlement of any Legal Proceeding or other dispute pursuant to which Parent or any of its Subsidiaries has outstanding obligations to pay consideration in excess of $100,000;

(xi)            each Parent Contract relating to any mortgages, indentures, loans, notes or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit in excess of $100,000 or creating any material Encumbrances with respect to any assets of Parent or any loans or debt obligations with officers or directors of Parent;

(xii)            each Parent Contract requiring payment by or to Parent after the date of this Agreement in excess of $100,000 pursuant to its express terms relating to: (A) any distribution agreement (identifying any that contain exclusivity provisions), (B) any agreement involving provision of services or products with respect to any pre-clinical or clinical development activities of Parent, (C) any dealer, distributor, joint marketing, alliance, joint venture, cooperation, development or other agreement currently in force under which Parent or any of its Subsidiaries has continuing obligations to develop or market any product, technology or service, or any agreement pursuant to which Parent or any of its Subsidiaries has continuing obligations to develop any Intellectual Property that will not be owned, in whole or in part, by Parent or such Subsidiary or (D) any Contract to license any patent, trademark registration, service mark registration, trade name or copyright registration to or from any third party to manufacture or produce any product, service or technology of Parent or any of its Subsidiaries or any Contract to sell, distribute or commercialize any products or service of Parent or any of its Subsidiaries, in each case, except for Parent Contracts entered into in the Ordinary Course of Business;

(xiii)            each Parent Contract with any Person, including any financial advisor, broker, finder, investment banker or other Person, providing advisory services to Parent in connection with the Contemplated Transactions and requiring payments by Parent after the date in this Agreement in excess of $100,000 pursuant to its express terms;

(xiv)            each Parent Contract to which Parent or any of its Subsidiaries is a party or by which any of their assets and properties is currently bound (other than Parent Real Estate Leases), which involves annual obligations of payment by, or annual payments to, Parent or such Subsidiary in excess of $100,000;

(xv)            any Parent Real Estate Lease;

(xvi)            a Contract disclosed in or required to be disclosed in Section 4.12(b) or Section 4.12(c) of the Parent Disclosure Letter; or

(xvii)            any other Parent Contract (other than Parent Real Estate Leases) that is not terminable at will (with no penalty or payment) by Parent or any of its Subsidiaries, and (A) which involves payment or receipt by Parent or such Subsidiary after the date of this Agreement under any such agreement, contract or commitment of more than $100,000 in the aggregate, or obligations after the date of this Agreement in excess of $100,000 in the aggregate or (B) that is material to the business or operations of Parent and its Subsidiaries taken as a whole.

(b)            Parent has delivered or made available to the Company accurate and complete copies of all Parent Material Contracts, including all amendments thereto. There are no Parent Material Contracts that are not in written form. Parent has not nor, to Parent’s Knowledge as of the date of this Agreement, has any other party to a Parent Material Contract, breached, violated or defaulted under, or received notice that it breached, violated or defaulted under, any of the terms or conditions of any Parent Material Contract in such a manner, and, if such Parent Material Contract provides for a cure period, Parent or such other party fails to have cured such breach, violation or default, so that any other party or Parent, as the case may be, is permitted to modify, cancel or terminate any such Parent Material Contract, or would permit any other party to seek damages which would reasonably be expected to have a Parent Material Adverse Effect. As to Parent and its Subsidiaries, as of the date of this Agreement, each Parent Material Contract is valid, binding, enforceable and in full force and effect, subject to the Enforceability Exceptions. No Person is renegotiating, or has a right pursuant to the terms of any Parent Material Contract to change, any material amount paid or payable to Parent under any Parent Material Contract or any other material term or provision of any Parent Material Contract.

4.14         Compliance; Permits; Restrictions.

(a)            Parent and each of its Subsidiaries is, and since January 1, 2024, has been in material compliance with all applicable Laws. No investigation, claim, suit, proceeding, audit, Order or other action by any Governmental Authority is pending or, to the Knowledge of Parent, threatened against Parent or any of its Subsidiaries. There is no agreement or Order binding upon Parent or any of its Subsidiaries which (i) has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Parent or any of its Subsidiaries, any acquisition of material property by Parent or any of its Subsidiaries or the conduct of business by Parent or any of its Subsidiaries as currently conducted, (ii) is reasonably likely to have an adverse effect on Parent’s ability to comply with or perform any covenant or obligation under this Agreement or (iii) is reasonably likely to have the effect of preventing, delaying, making illegal or otherwise interfering with the Contemplated Transactions.

(b)            Except for matters regarding the FDA or other Drug/Device Regulatory Agency, each of Parent and its Subsidiaries holds all required Governmental Authorizations that are material to the operation of the business of Parent and Merger Sub as currently conducted (collectively, the “Parent Permits”). Section 4.14(b) of the Parent Disclosure Letter identifies each Parent Permit. Each of Parent and its Subsidiaries is in material compliance with the terms of the Parent Permits. No Legal Proceeding is pending or, to the Knowledge of Parent, threatened, which seeks to revoke, substantially limit, suspend or materially modify any Parent Permit. The rights and benefits of each Parent Permit, if any, will be available to Parent and Surviving Corporation immediately after the Effective Time on terms substantially identical to those enjoyed by Parent and its Subsidiaries as of the date of this Agreement and immediately prior to the Effective Time.

(c)            There are no Legal Proceedings pending or, to the Knowledge of Parent, threatened with respect to an alleged violation by Parent or any of its Subsidiaries of the FDCA, PHSA, FDA regulations adopted thereunder, the Controlled Substances Act or any other similar Law promulgated by a Drug/Device Regulatory Agency.

(d)            Each of Parent and its Subsidiaries holds all required Governmental Authorizations issuable by any Drug/Device Regulatory Agency necessary for the conduct of the business of Parent and Merger Sub as currently conducted, and, as applicable, the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation, as currently conducted, of any of its product candidates (the “Parent Product Candidates”) (the “Parent Regulatory Permits”) and no such Parent Regulatory Permit has been (i) revoked, withdrawn, suspended, cancelled or terminated or (ii) modified in any adverse manner other than immaterial adverse modifications. Section 4.14(d) of the Parent Disclosure Letter identifies each Parent Regulatory Permit. Parent has timely maintained and is in compliance in all material respects with the Parent Regulatory Permits and neither Parent nor or any of its Subsidiaries has, since January 1, 2024, received any written notice or correspondence or, to the Knowledge of Parent, other communication from any Drug/Device Regulatory Agency regarding (A) any material violation of or failure to comply materially with any term or requirement of any Parent Regulatory Permit or (B) any revocation, withdrawal, suspension, cancellation, termination or material modification of any Parent Regulatory Permit. Parent has made available to the Company all information requested by the Company in Parent’s or its Subsidiaries’ possession or control relating to material Parent Product Candidates and the development, testing, manufacturing, processing, storage, labeling, sale, marketing, advertising, distribution and importation or exportation of the Parent Product Candidates, including, but not limited to, complete copies of the following (to the extent there are any): (x) adverse event reports; pre-clinical, clinical and other study reports and material study data; inspection reports, notices of adverse findings, untitled letters, warning letters, filings and letters and other written correspondence to and from any Drug/Device Regulatory Agency; and meeting minutes with any Drug/Device Regulatory Agency and (y) similar reports, material study data, notices, letters, filings, correspondence and meeting minutes with any other Governmental Authority. All such information are accurate and complete in all material respects.

(e)            All clinical, pre-clinical and other studies and tests conducted by or on behalf of, or sponsored by, Parent or its Subsidiaries, in which Parent or its Subsidiaries or their respective product candidates, including the Parent Product Candidates, have participated were, since January 1, 2024, and, if still pending, are being conducted in accordance in all material respects with standard medical and scientific research procedures, and in compliance in all material respects with the applicable regulations of the Drug/Device Regulatory Agencies and other applicable Law, including 21 C.F.R. Parts 11, 50, 54, 56, 58, 312 and 812. Since January 1, 2024, neither Parent nor any of its Subsidiaries has received any written notices, correspondence, or other communications from any Drug/Device Regulatory Agency requiring or, to the Knowledge of Parent, any action to place a clinical hold order on, or otherwise terminate, delay or suspend any clinical studies conducted by or on behalf of, or sponsored by, Parent or any of its Subsidiaries or in which Parent or any of its Subsidiaries or its current product candidates, including the Parent Product Candidates, have participated. Further, no clinical investigator, researcher or clinical staff participating in any clinical study conducted by or, to the Knowledge of Parent, on behalf of Parent or any of its Subsidiaries has been disqualified from participating in studies involving the Parent Product Candidates, and to the Knowledge of Parent, no such administrative action to disqualify such clinical investigators, researchers or clinical staff has been threatened or is pending.

(f)            Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate is the subject of any pending or, to the Knowledge of Parent, threatened investigation in respect of its business or products by the FDA pursuant to its “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy set forth in 56 Fed. Reg. 46191 (September 10, 1991) and any amendments thereto or by any other Drug/Device Regulatory Agency under a comparable policy. Neither Parent nor any of its Subsidiaries and, to the Knowledge of Parent, any contract manufacturer, nor their respective officers, employees or agents, with respect to any Parent Product Candidate has committed any acts, made any statement or failed to make any statement, in each case in respect of its business or products that would violate FDA’s “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities” Final Policy, and any amendments thereto. None of Parent, any of its Subsidiaries, and to the Knowledge of Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of their respective officers, employees or agents is currently or has been debarred, convicted of any crime or is engaging or has engaged in any conduct that could result in a material debarment or exclusion under (i) 21 U.S.C. Section 335a or (ii) any similar applicable Law. To the Knowledge of Parent, no material debarment or exclusionary claims, actions, proceedings or investigations in respect of their business or products are pending or threatened against Parent, any of its Subsidiaries, and to the Knowledge of the Parent, any contract manufacturer with respect to any Parent Product Candidate, or any of its officers, employees or agents.

(g)            All manufacturing operations conducted by, or to the Knowledge of Parent, for the benefit of, Parent or its Subsidiaries in connection with any Parent Product Candidate, since January 1, 2024, have been and are being conducted in compliance in all material respects with applicable Laws, including the FDA’s standards for current good manufacturing practices, including applicable requirements contained in 21 C.F.R. Parts 210 and 211, and the respective counterparts thereof promulgated by Governmental Authorities in countries outside the United States.

(h)            None of Parent, any of its Subsidiaries, and to the Knowledge of Parent, any manufacturing site of a contract manufacturer or laboratory, with respect to any Parent Product Candidate, (i) is subject to a Drug/Device Regulatory Agency shutdown or import or export prohibition or (ii) has received any Form FDA 483, notice of violation, warning letter, untitled letter or similar correspondence or notice from the FDA or other Drug/Device Regulatory Agency alleging or asserting noncompliance with any applicable Law, in each case, that have not been complied with or closed to the satisfaction of the relevant Drug/Device Regulatory Agency, and, to the Knowledge of Parent, neither the FDA nor any other Drug/Device Regulatory Agency is considering such action.

4.15         Legal Proceedings; Orders.

(a)            There is no pending Legal Proceeding and, to the Knowledge of Parent, no Person has threatened in writing to commence any Legal Proceeding: (i) that involves Parent or any of its Subsidiaries or any Parent Associate (in his or her capacity as such) or any of the material assets owned or used by Parent or any of its Subsidiaries or (ii) that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, the Contemplated Transactions.

(b)            There is no Order to which Parent or any of its Subsidiaries, or any of the material assets owned or used by Parent or any of its Subsidiaries is subject. To the Knowledge of Parent, no officer or other Parent Key Employee or any of its Subsidiaries is subject to any Order that prohibits such officer or employee from engaging in or continuing in any conduct, activity or practice relating to the business of Parent or any of its Subsidiaries or any material assets owned or used by Parent or any of its Subsidiaries.

4.16         Tax Matters.

(a)            Each of Parent and each of its Subsidiaries has timely filed (or caused to be timely filed) all income Tax Returns and all other material Tax Returns required to be filed by it under applicable Law (taking into account any applicable extensions). All such Tax Returns were true, correct and complete in all material respects. Subject to exceptions as would not be material, no written claim has been made by a Governmental Authority in a jurisdiction where Parent or any of its Subsidiaries does not file Tax Returns that Parent or any of its Subsidiaries is subject to taxation by that jurisdiction.

(b)            All material amounts of Taxes due and owing by Parent or any of its Subsidiaries (whether or not shown on any Tax Return) have been timely paid (taking into account any applicable extensions).

(c)            Each of Parent and each of its Subsidiaries has withheld and paid to the appropriate Governmental Authority all material Taxes required to have been withheld and paid in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder or other third party.

(d)            There are no Encumbrances for a material amount of Taxes (other Encumbrances described in clause (a) of the definition of “Permitted Encumbrances”) upon any of the assets of Parent or any of its Subsidiaries.

(e)            No deficiencies for a material amount of Taxes with respect to Parent or any of its Subsidiaries have been claimed, proposed or assessed by any Governmental Authority in writing that have not been timely paid in full. There are no pending (or, based on written notice, threatened) material audits, assessments, examinations or other actions for or relating to any liability in respect of Taxes of Parent or any of its Subsidiaries. Neither Parent nor any of its Subsidiaries has granted a waiver of any statute of limitations in respect of a material amount of Taxes or an extension of time with respect to a material Tax assessment or deficiency that, in each case, is currently in effect, other than waivers resulting from automatically granted extensions of time to file Tax Returns.

(f)            Neither Parent nor any of its Subsidiaries is a party to any Tax allocation, Tax sharing or similar agreement (including indemnity arrangements), other than Ordinary Course Agreements.

(g)            Neither Parent nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return (other than a group the common parent of which is Parent). Neither Parent nor any of its Subsidiaries has any material Liability for the Taxes of any Person (other than Parent or its Subsidiaries) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, or by Contract (other than an Ordinary Course Agreement).

(h)            Neither Parent nor any of its Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code or Section 361 of the Code.

(i)            Neither Parent nor any of its Subsidiaries has entered into any transaction identified as a “listed transaction” for purposes of Treasury Regulations Sections 1.6011-4(b)(2) or 301.6111-2(b)(2).

(j)            Neither Parent nor any of its Subsidiaries is aware of any facts or circumstances or has taken or agreed to take any action, in each case, that would reasonably be expected to prevent or impede the Intended Tax Treatment.

4.17          Employee and Labor Matters; Benefit Plans.

(a)            The Parent has made available to Company a list setting forth, for each Parent Associate who is an employee of Parent or any of its Subsidiaries, such employee’s name, employer, title, hire date, location, whether full- or part-time, whether active or on leave (and, if on leave, the expected return), whether exempt from the Fair Labor Standards Act and applicable state law, annual salary (or if hourly, hourly rate), most recent annual bonus received and current annual bonus opportunity. The Parent has made available to Company a list setting forth, for each Parent Associate who is an individual independent contractor engaged by Parent or any of its Subsidiaries, such contractor’s name, duties and rate of compensation.

(b)            The employment of Parent’s employees is terminable by Parent at will. Parent has made available to the Company accurate and complete copies of all employee manuals and handbooks, to the extent currently effective and material.

(c)            Parent is not a party to, bound by the terms of, and does not have a duty to bargain under, any collective bargaining agreement or other Contract with a labor organization representing any of its employees, and there are no labor organizations representing or, to the Knowledge of Parent, purporting to represent or seeking to represent any employees of Parent.

(d)            Section 4.17(d) of the Parent Disclosure Letter lists all Parent Employee Plans (other than employment arrangements which are terminable “at will” without any contractual obligation on the part of Parent or any of its Subsidiaries to make any severance, termination, change in control or similar payment and that are substantively identical to the employment arrangements made available to the Company).

(e)            Each Parent Employee Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination or opinion letter with respect to such qualified status from the IRS. To the Knowledge of Parent, nothing has occurred that would reasonably be expected to adversely affect the qualified status of any such Parent Employee Plan or the exempt status of any related trust.

(f)            Each Parent Employee Plan has been established, maintained and operated in compliance, in all material respects, with its terms all applicable Law, including, without limitation, the Code, ERISA and the Affordable Care Act. No Legal Proceeding (other than those relating to routine claims for benefits) is pending or, to the Knowledge of Parent, threatened with respect to any Parent Employee Plan. All payments and/or contributions required to have been made with respect to all Parent Employee Plans either have been made or have been accrued in accordance with the terms of the applicable Parent Employee Plan and applicable Law.

(g)            Neither Parent nor any of its ERISA Affiliates maintains, contributes to or is required to contribute to, or has, in the past six (6) years, maintained, contributed to or been required to contribute to (i) any “employee benefit plan” that is or was subject to Title IV or Section 302 of ERISA or Section 412 of the Code, (ii) a Multiemployer Plan, (iii) any funded welfare benefit plan within the meaning of Section 419 of the Code, (iv) any Multiple Employer Plan, or (v) any Multiple Employer Welfare Arrangement. Neither Parent nor any of its ERISA Affiliates has ever incurred any liability under Title IV of ERISA.

(h)            No Parent Employee Plan provides for, and neither Parent nor any of its Subsidiaries has promised to provide any, medical or other welfare benefits to any service provider beyond termination of service or retirement, other than (i) pursuant to COBRA or an analogous state law requirement or (ii) continuation coverage through the end of the month in which such termination or retirement occurs. Parent does not sponsor or maintain any self-funded medical or long-term disability benefit plan.

(i)            No Parent Employee Plan is subject to any law of a foreign jurisdiction outside of the United States.

(j)            Each Parent Employee Plan that constitutes in any part a “nonqualified deferred compensation plan” (as such term is defined under Section 409A(d)(1) of the Code and the guidance thereunder) (each, a “Parent 409A Plan”) has been operated and maintained in all material respects in operational and documentary compliance with the requirements of Section 409A of the Code and the applicable guidance thereunder. No payment to be made under any Parent 409A Plan is or, when made in accordance with the terms of the Parent 409A Plan, will be subject to the penalties of Section 409A(a)(1) of the Code.

(k)            Parent is in material compliance with all Employment-Related Laws and in each case, with respect to the employees of Parent: (i) has withheld and reported all material amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to employees, (ii) is not liable for any material amounts of arrears of wages, severance pay or any Taxes or any penalty for failure to comply with any of the foregoing and (iii) is not liable for any material payment to any trust or other fund governed by or maintained by or on behalf of any Governmental Authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the Ordinary Course of Business). There are no material Legal Proceedings, claims, labor disputes or organizing activities, or grievances pending or, to the Knowledge of Parent, threatened or reasonably anticipated against or involving Parent or any trustee of Parent relating to any employee, contingent worker, director, employment agreement or Parent Employee Plan (other than routine claims for benefits) or Employment-Related Laws. To the Knowledge of Parent, there are no material pending or threatened or reasonably anticipated claims or actions against Parent, any Parent trustee or any trustee of any Subsidiary of Parent under any workers’ compensation policy or long-term disability policy. Parent is not a party to a conciliation agreement, consent decree or other agreement or Order with any federal, state or local agency or Governmental Authority with respect to employment practices.

(l)            Parent has no material liability with respect to any misclassification within the past three (3) years of: (i) any Person as an independent contractor rather than as an employee, (ii) any employee leased from another employer or (iii) any employee currently or formerly classified as exempt from overtime wages. Parent has not taken any action which would constitute a “plant closing” or “mass layoff” within the meaning of the WARN Act, issued any notification of a plant closing or mass layoff required by the WARN Act (nor has Parent been under any requirement or obligation to issue any such notification), or incurred any liability or obligation under the WARN Act that remains unsatisfied.

(m)            To the Knowledge of Parent, there has never been, nor has there been any threat of, any strike, slowdown, work stoppage, lockout, job action, union, organizing activity, question concerning representation or any similar activity or dispute, with respect to any Parent Associate. No event has occurred within the past six months, and no condition or circumstance exists, that, to the Knowledge of Parent, might directly or indirectly be likely to give rise to or provide a basis for the commencement of any such strike, slowdown, work stoppage, lockout, job action, union organizing activity, question concerning representation or any similar activity or dispute.

(n)            Parent is not, nor has Parent been, engaged in any material unfair labor practice within the meaning of the National Labor Relations Act. There is no material Legal Proceeding, claim, labor dispute or grievance pending or, to the Knowledge of Parent, threatened or reasonably anticipated relating to any employment contract, privacy right, labor dispute, wages and hours, leave of absence, plant closing notification, workers’ compensation policy, long-term disability policy, harassment, retaliation, immigration, employment statute or regulation, safety or discrimination matter involving any current or former employee of Parent, including charges of unfair labor practices or discrimination complaints.

(o)            There is no contract, agreement, plan or arrangement to which Parent or any of its Subsidiaries is a party or by which it is bound to compensate any of its employees or other service providers for any income or excise taxes paid pursuant to the Code, including, but not limited to, Section 4999 or Section 409A of the Code.

(p)            Neither Parent nor any of its Subsidiaries is a party to any Contract that as a result of the execution and delivery of this Agreement, the stockholder approval of this Agreement, nor the consummation of the transactions contemplated hereby, could (either alone or in conjunction with any other event) (i) result in the payment of any “parachute payment” within the meaning of Section 280G of the Code or (ii) result in, or cause the accelerated vesting, payment, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer, director or other service provider of Parent or any of its Subsidiaries.

4.18            Environmental Matters. Since January 1, 2024, Parent and each of its Subsidiaries has complied with all applicable Environmental Laws, which compliance includes the possession by Parent of all permits and other Governmental Authorizations required under applicable Environmental Laws and compliance with the terms and conditions thereof, except for any failure to be in compliance that, individually or in the aggregate, would not result in a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries has received since January 1, 2024, any written notice or other communication (in writing or otherwise), whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that Parent or any of its Subsidiaries is not in compliance with any Environmental Law, and, to the Knowledge of Parent, there are no circumstances that may prevent or interfere with Parent’s or any of its Subsidiaries’ compliance with any Environmental Law in the future, except where such failure to comply would not reasonably be expected to have a Parent Material Adverse Effect. To the Knowledge of Parent: (i) no current or prior owner of any property leased or controlled by Parent or any of its Subsidiaries has received since January 1, 2024, any written notice or other communication relating to property owned or leased at any time by Parent or any of its Subsidiaries, whether from a Governmental Authority, citizens group, employee or otherwise, that alleges that such current or prior owner or Parent or any of its Subsidiaries is not in compliance with or violated any Environmental Law relating to such property and (ii) neither Parent nor any of its Subsidiaries has any material liability under any Environmental Law. Parent has made available all environmental site assessments, environmental audits and other material environmental documents in the Parent’s possession or control relating to the Parent and its Subsidiaries, including the Parent’s and its Subsidiaries’ business and current or former facilities.

4.19            Insurance. Parent has delivered to the Company accurate and complete copies of all material insurance policies and all material self-insurance programs and arrangements relating to the business, assets, liabilities and operations of Parent and its Subsidiaries (including Merger Sub). Each of such insurance policies is in full force and effect and Parent and its Subsidiaries (including Merger Sub) are in compliance in all material respects with the terms thereof. Other than customary end of policy notifications from insurance carriers, since January 1, 2024, neither Parent nor any of its Subsidiaries has received any notice or other communication regarding any actual or possible: (i) cancellation or invalidation of any insurance policy or (ii) refusal or denial of any coverage, reservation of rights or rejection of any material claim under any insurance policy. Each of Parent and its Subsidiaries (including Merger Sub) has provided timely written notice to the appropriate insurance carrier(s) of each Legal Proceeding pending against Parent or such Subsidiary for which Parent or such Subsidiary has insurance coverage, and no such carrier has issued a denial of coverage or a reservation of rights with respect to any such Legal Proceeding, or informed Parent or any of its Subsidiaries of its intent to do so.

4.20            Transactions with Affiliates. Except as set forth in the Parent SEC Documents filed prior to the date of this Agreement, since the date of Parent’s last proxy statement filed with the SEC, no event has occurred that would be required to be reported by Parent pursuant to Item 404 of Regulation S-K promulgated by the SEC. Section 4.20 of the Parent Disclosure Letter identifies each Person who is (or who may be deemed to be) an Affiliate of Parent as of the date of this Agreement.

4.21            No Financial Advisors. Except as set forth on Section 4.21 of the Parent Disclosure Letter, no broker, finder or investment banker is entitled to any brokerage fee, finder’s fee, opinion fee, success fee, transaction fee or other fee or commission in connection with the Contemplated Transactions based upon arrangements made by or on behalf of Parent.

4.22            Valid Issuance. The Parent Common Stock to be issued in the Merger will, when issued in accordance with the provisions of this Agreement, be validly issued, fully paid and nonassessable. The Parent Common Stock issuable upon exercise of any Assumed Warrant has been duly reserved for issuance, and upon issuance in accordance with the terms of the applicable Assumed Warrant, will be validly issued, fully paid and nonassessable.

4.23            Privacy and Data Security. Parent and its Subsidiaries are and since January 1, 2024, have been in compliance with all applicable Privacy Laws and the applicable terms of any Parent Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information (including any such information of individuals, clinical trial participants, patients, patient family members, caregivers or advocates, physicians and other health care professionals, clinical trial investigators, researchers, pharmacists that interact with Parent or any of its Subsidiaries in connection with the operation of Parent’s and its Subsidiaries’ business), except, in each case, for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, Parent (i) has implemented and maintains reasonable Privacy Policies that materially comply with applicable Privacy Laws and are designed to protect the privacy and security of Personal Information and (ii) has complied with such Privacy Policies, except for such noncompliance as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To the Knowledge of Parent, no Legal Proceeding has been asserted or threatened against Parent by any Person alleging a violation of Privacy Laws, Privacy Policies, or the applicable terms of any Parent Contracts governing privacy, data protection, data security, trans-border data flow, data loss, data theft, or breach notification, data localization, sending solicited or unsolicited electronic mail or text messages, cookies or other tracking technology, or the collection, handling, use, maintenance, storage, disclosure, transfer, or other processing of, Personal Information. To the Knowledge of Parent, there have been no data security incidents or data breaches, or other adverse events or incidents that have resulted in any unauthorized access, use, disclosure, modification or destruction of, Personal Information or other data in the possession or control of Parent or any service provider acting on behalf of Parent, in each case, where such incident, breach, or event has resulted in a notification obligation to any Person under applicable Law or pursuant to the terms of any Parent Contract. To the Knowledge of Parent, Parent is not a “covered entity” or a “business associate” as those terms are defined under the Health Insurance Portability and Accountability Act, as amended.

4.24            Trade Control Laws. Since January 1, 2020, Parent and its Subsidiaries have been in material compliance with all applicable Trade Laws and have obtained, or are otherwise qualified to rely upon, all material Trade Approvals. There are no pending or threatened claims against the Parent or its Subsidiaries, nor any actions, conditions, facts or circumstances that would reasonably be expected to give rise to any material future claims with respect to the Trade Laws or Trade Approvals.

4.25            No Other Representations or Warranties. Parent hereby acknowledges and agrees that, except for the representations and warranties contained in this Agreement, neither the Company nor any of its Subsidiaries nor any other person on behalf of the Company or its Subsidiaries makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or with respect to any other information provided to Parent, Merger Sub or stockholders or any of their respective Affiliates in connection with the Contemplated Transactions, and (subject to the express representations and warranties of the Company set forth in Section 3 (in each case as qualified and limited by the Company Disclosure Letter)) none of Parent, Merger Sub nor any of their respective Representatives or stockholders, has relied on any such information (including the accuracy or completeness thereof).

Section 5.                 Certain Covenants of the Parties.

5.1            Operation of Parent’s Business.

(a)            Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(a) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) unless the Company shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Section 10 and the Effective Time (the “Pre-Closing Period”), Parent shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to (x) conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Parent Material Contracts and (y) continue to pay material outstanding accounts payable and other material current Liabilities (including payroll) when due and payable.

(b)            Except (i) as expressly contemplated or permitted by this Agreement, (ii) as set forth in Section 5.1(b) of the Parent Disclosure Letter, (iii) as required by applicable Law, or (iv) with the prior written consent of the Company (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, Parent shall not, nor shall it cause or permit any of Subsidiaries to, do any of the following:

(i)            declare, accrue, set aside or pay any dividend (other than the Parent Pre-Closing Dividend) or make any other distribution in respect of any shares of its capital stock or repurchase, redeem or otherwise reacquire any shares of its capital stock or other securities, (except for shares of Parent Common Stock from terminated employees, directors or consultants of Parent);

(ii)            except as required to give effect to anything in contemplation of the Closing, amend any of its Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii)            sell, issue, grant, pledge or otherwise dispose of or encumber or authorize the issuance of: (A) any capital stock or other security (except for Parent Common Stock issued upon the valid exercise or settlement of outstanding Parent Options or Parent Restricted Stock Units, as applicable), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security;

(iv)            form any Subsidiary or acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)            (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, (C) guarantee any debt securities of others or (D) make any capital expenditure or commitment in excess of $25,000;

(vi)           (A) adopt, establish or enter into any Parent Employee Plan, including, for the avoidance of doubt, any equity awards plans, (B) cause or permit any Parent Employee Plan to be amended other than as required by law or in order to make amendments for the purposes of compliance with Section 409A of the Code, (C) pay any bonus or make any profit-sharing or similar payment to (except with respect to obligations in place on the date of this Agreement pursuant to any Parent Employee Plan disclosed to the Company), or increase the amount of the wages, salary, commissions, fringe benefits or other compensation or remuneration payable to, any of its directors, officers, employees or consultants, (D) increase the severance or change of control benefits offered to any current or new employees, directors or consultants, or (E) hire any officer, employee or consultant;

(vii)          acquire any material asset or sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(viii)         sell, assign, transfer, license, sublicense or otherwise dispose of any material Parent IP Rights (other than pursuant to non-exclusive licenses in the Ordinary Course of Business or pursuant to the consummation of any Parent Legacy Transaction);

(ix)            other than in the Ordinary Course of Business: (A) make, change or revoke any material Tax election; (B) file any amended income or other material Tax Return; (C) adopt or change any material accounting method in respect of Taxes; (D) enter into any material Tax closing agreement, settle any material Tax claim or assessment; (E) consent to any extension or waiver of the limitation period applicable to or relating to any material Tax claim or assessment; or (F) surrender any material claim for refund;

(x)             waive, settle or compromise any pending or threatened Legal Proceeding against Parent or any of its Subsidiaries, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of Parent or its Subsidiaries, taken as a whole, or any equitable relief on, or the admission of wrongdoing by Parent or any of its Subsidiaries;

(xi)            forgive any loans to any Person, including its employees, officers, directors or Affiliate;

(xii)           terminate or modify in any material respect, or fail to exercise renewal rights with respect to, any material insurance policy;

(xiii)          (A) materially change pricing or royalties or other payments set or charged by Parent or any of Subsidiaries to its customers or licensees or (B) agree to materially change pricing or royalties or other payments set or charged by Persons who have licensed Intellectual Property to Parent or any of Subsidiaries;

(xiv)         enter into, amend in a manner adverse to Parent or terminate any Parent Material Contract outside of the Ordinary Course of Business; or

(xv)          agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, Parent shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

(c)            Notwithstanding any provision herein to the contrary (including the foregoing provisions of this Section 5.1), Parent may:

(i)            engage in the sale, license, transfer, disposition, divestiture or other monetization transaction (i.e., a royalty transaction) or winding down of the Parent Legacy Business (including terminating its Parent Real Estate Leases and other Parent Contracts) (each, a “Parent Legacy Transaction”); provided, however, that to the extent any Parent Legacy Transaction results in material obligations of Parent that will extend beyond Closing (other than the right of Parent to receive proceeds as a result of such Parent Legacy Transaction), such terms shall be reasonably acceptable to the Company and any such post-Closing obligations shall be a reduction to Parent Net Cash; and

(ii)            declare and pay a dividend on the shares of Parent Common Stock outstanding prior to the Effective Time (excluding for the avoidance of doubt any shares of Parent Common Stock issuable pursuant to the Contemplated Transactions) up to an amount, to be determined in accordance with Section 2.8, equal to the aggregate of Parent’s reasonable, good faith approximation of the amount by which Parent Net Cash will exceed $0 (excluding the proceeds of any Parent Legacy Transaction to the extent contingent or to be received following the Effective Time) (such dividend, the “Parent Pre-Closing Dividend” and such amount, the “Parent Pre-Closing Dividend Amount”).

5.2            Operation of the Company’s Business.

(a)            Except (i) as expressly contemplated or permitted by this Agreement or the Subscription Agreement, (ii) as set forth in Section 5.2(a) of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) with respect to any Interim Financing, which is expressly permitted, or (v) unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period the Company shall, and shall cause its Subsidiaries to, use commercially reasonable efforts to conduct its business and operations in the Ordinary Course of Business and in material compliance with all applicable Law and the requirements of all Contracts that constitute Company Material Contracts.

(b)            Except (i) as expressly contemplated or permitted by this Agreement or the Subscription Agreement, (ii) as set forth in Section 5.2(b) of the Company Disclosure Letter, (iii) as required by applicable Law, (iv) in connection with any Interim Financing, which is expressly permitted, or actions taken in the Ordinary Course of Business, or (v) with the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned), at all times during the Pre-Closing Period, the Company shall not, nor shall it cause or permit any of its Subsidiaries to, do any of the following:

(i)             declare, accrue, set aside or pay any dividend or make any other distribution in respect of any shares of its capital stock; or repurchase, redeem or otherwise reacquire any shares of Company Capital Stock or other securities (except for shares of Company Common Stock from terminated employees, directors or consultants of the Company);

(ii)            except as required to give effect to anything in contemplation of the Closing, amend any of its or its Subsidiaries’ Organizational Documents, or effect or be a party to any merger, consolidation, share exchange, business combination, recapitalization, reclassification of shares, stock split, reverse stock split or similar transaction except, for the avoidance of doubt, the Contemplated Transactions;

(iii)            sell, issue, grant, or authorize any of the foregoing actions with respect to more than 25% of the shares of Company Capital Stock outstanding as of the date of this Agreement: (A) any capital stock or other security of the Company or any of its Subsidiaries (except for shares of outstanding Company Common Stock issued upon the valid exercise of Company Options or Company Warrants), (B) any option, warrant or right to acquire any capital stock or any other security or (C) any instrument convertible into or exchangeable for any capital stock or other security of the Company or any of its Subsidiaries;

(iv)            acquire any equity interest or other interest in any other Entity or enter into a joint venture with any other Entity;

(v)            (A) lend money to any Person, (B) incur or guarantee any indebtedness for borrowed money, or (C) guarantee any debt securities of others;

(vi)            sell, lease, license or otherwise irrevocably dispose of any of its assets or properties, or grant any Encumbrance with respect to such assets or properties;

(vii)           sell, assign, transfer, license, sublicense or otherwise dispose of any material Company IP Rights (other than pursuant to non-exclusive licenses);

(viii)         waive, settle or compromise any pending or threatened Legal Proceeding against the Company, other than waivers, settlements or agreements (A) for an amount not in excess of $100,000 in the aggregate (excluding amounts to be paid under existing insurance policies or renewals thereof) and (B) that do not impose any material restrictions on the operations or businesses of the Company or any equitable relief on, or the admission of wrongdoing by the Company;

(ix)           enter into, amend in a manner adverse to the Company or terminate any Company Material Contract; or

(x)            agree, resolve or commit to do any of the foregoing.

Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

5.3            Access and Investigation.

(a)            Subject to the terms of the Confidentiality Agreement, which the Parties agree will continue in full force following the date of this Agreement, during the Pre-Closing Period, upon reasonable notice, Parent, on the one hand, and the Company, on the other hand, shall and shall use commercially reasonable efforts to cause such Party’s Representatives to: (a) provide the other Party and such other Party’s Representatives with reasonable access during normal business hours to such Party’s Representatives, personnel, property and assets and to all existing books, records, Tax Returns, work papers and other documents and information relating to such Party and its Subsidiaries, (b) provide the other Party and such other Party’s Representatives with such copies of the existing books, records, Tax Returns, work papers, product data, and other documents and information relating to such Party and its Subsidiaries, and with such additional financial, operating and other data and information regarding such Party and its Subsidiaries as the other Party may reasonably request, (c) permit the other Party’s officers and other employees to meet, upon reasonable notice and during normal business hours, with the chief financial officer and other officers and managers of such Party responsible for such Party’s financial statements and the internal controls of such Party to discuss such matters as the other Party may deem necessary, and (d) make available to the other Party copies of any material notice, report or other document filed with or sent to or received from any Governmental Authority in connection with the Contemplated Transactions. Any investigation conducted by either Parent or the Company pursuant to this Section 5.3 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other Party.

(b)            Notwithstanding anything herein to the contrary in this Section 5.3, no access or examination contemplated by this Section 5.3 shall be permitted to the extent that it would require any Party or its Subsidiaries to waive the attorney-client privilege or attorney work product privilege, or violate any applicable Law; provided that such Party or its Subsidiary (i) shall be entitled to withhold only such information that may not be provided without causing such violation or waiver, (ii) shall provide to the other Party all related information that may be provided without causing such violation or waiver (including, to the extent permitted, redacted versions of any such information) and (iii) shall enter into such effective and appropriate joint-defense agreements or other protective arrangements as may be reasonably requested by the other Party in order that all such information may be provided to the other Party without causing such violation or waiver.

5.4            No Solicitation.

(a)            Each of Parent and the Company agrees that, during the Pre-Closing Period, neither it nor any of its Subsidiaries shall, nor shall it or any of its Subsidiaries authorize or permit any of its Representatives to, directly or indirectly: (i) solicit, initiate or knowingly encourage, induce or facilitate the communication, making, submission or announcement of any Acquisition Proposal or Acquisition Inquiry or take any action that could reasonably be expected to lead to an Acquisition Proposal or Acquisition Inquiry, (ii) furnish any non-public information regarding such Party to any Person in connection with or in response to an Acquisition Proposal or Acquisition Inquiry, (iii) engage in discussions or negotiations with any Person with respect to any Acquisition Proposal or Acquisition Inquiry (other than to inform such Person of the existence of the provisions in this Section 5.4), (iv) approve, endorse or recommend any Acquisition Proposal, (v) execute or enter into any letter of intent or any Contract contemplating or otherwise relating to any Acquisition Transaction or (vi) publicly propose to do any of the foregoing; provided, however, that, (x) any public disclosures made in compliance with Section 6.3(e) shall not constitute a violation of this Section 5.4 and (y) notwithstanding anything contained in this Section 5.4 and subject to compliance with this Section 5.4, prior to the approval of this Agreement by a Party’s stockholders (i.e., the Required Company Stockholder Vote, in the case of the Company and its Subsidiaries, or the Required Parent Stockholder Vote in the case of Parent), such Party may furnish non-public information regarding such Party and its Subsidiaries to, and enter into discussions or negotiations with, any Person in response to a bona fide written Acquisition Proposal by such Person which such Party’s board of directors determines in good faith, after consultation with such Party’s financial advisors and outside legal counsel, constitutes, or is reasonably likely to result in, a Superior Offer (and is not withdrawn) if: (A) such Acquisition Proposal was not obtained or made as a direct or indirect result of a breach of this Agreement, (B) the board of directors of such Party concludes in good faith based on the advice of outside legal counsel, that the failure to take such action would reasonably be expected to be inconsistent with the board of directors’ fiduciary duties under applicable Law, (C) at least two (2) Business Days prior to initially furnishing any such nonpublic information to, or entering into discussions with, such Person, such Party gives the other Party written notice of the identity of such Person and of such Party’s intention to furnish nonpublic information to, or enter into discussions with, such Person, (D) such Party receives from such Person an executed Acceptable Confidentiality Agreement and (E) at least two (2) Business Days prior to furnishing any such nonpublic information to such Person, such Party furnishes such nonpublic information to the other Party (to the extent such information has not been previously furnished by such Party to the other Party). Without limiting the generality of the foregoing, each Party acknowledges and agrees that, in the event any Representative of such Party takes any action that, if taken by such Party, would constitute a breach of this Section 5.4 by such Party, the taking of such action by such Representative shall be deemed to constitute a breach of this Section 5.4 by such Party for purposes of this Agreement.

(b)            If any Party or any Representative of such Party receives an Acquisition Proposal or Acquisition Inquiry at any time during the Pre-Closing Period, then such Party shall promptly (and in no event later than one (1) Business Day after such Party becomes aware of such Acquisition Proposal or Acquisition Inquiry) advise the other Party in writing of such Acquisition Proposal or Acquisition Inquiry (including the identity of the Person making or submitting such Acquisition Proposal or Acquisition Inquiry, and the terms thereof). Such Party shall keep the other Party reasonably informed with respect to the status and terms of any such Acquisition Proposal or Acquisition Inquiry and any material modification or material proposed modification thereto.

(c)            Each Party shall immediately cease and cause to be terminated any existing discussions, negotiations and communications with any Person that relate to any Acquisition Proposal or Acquisition Inquiry as of the date of this Agreement and request the destruction or return of any nonpublic information provided to such Person within twenty-four (24) hours following the execution and delivery of this Agreement.

5.5            Notification of Certain Matters. During the Pre-Closing Period, each of the Company, on the one hand, and Parent, on the other hand, shall promptly notify the other (and, if in writing, furnish copies of) if any of the following occurs: (a) any notice or other communication is received from any Person alleging that the Consent of such Person is or may be required in connection with any of the Contemplated Transactions, (b) any Legal Proceeding against or involving or otherwise affecting such Party or its Subsidiaries is commenced, or, to the Knowledge of such Party, threatened against such Party or, to the Knowledge of such Party, any director or officer of such Party, (c) such Party becomes aware of any inaccuracy in any representation or warranty made by such Party in this Agreement or (d) the failure of such Party to comply with any covenant or obligation of such Party; in each case that could reasonably be expected to make the timely satisfaction of any of the conditions set forth in Section 7, Section 8 or Section 9, as applicable, impossible or materially less likely. No such notice shall be deemed to supplement or amend the Company Disclosure Letter or the Parent Disclosure Letter for the purpose of (x) determining the accuracy of any of the representations and warranties made by the Company in this Agreement or (y) determining whether any condition set forth in Section 7, Section 8 or Section 9 has been satisfied. Any failure by either Party to provide notice pursuant to this Section 5.5 shall not be deemed to be a breach for purposes of Section 8.2 or Section 9.2, as applicable, unless such failure to provide such notice was made with such Party’s knowledge that such failure to provide notice would reasonably be expected to constitute a breach of this Section 5.5(a).

Section 6.                 Additional Agreements of the Parties.

6.1            Registration Statement, Proxy Statement.

(a)            As promptly as practicable after the date of this Agreement, Parent, in cooperation with the Company, shall prepare and file with the SEC a registration statement on Form S-4 (the “Form S-4”), in which a proxy statement relating to the Parent Stockholder Meeting to be held in connection with the Merger (together with any amendments thereof or supplements thereto, the “Proxy Statement”) shall be included as a part (the Proxy Statement and the Form S-4, collectively, the “Registration Statement”), in connection with the registration under the Securities Act of the shares of Parent Common Stock (including any Parent Common Stock issuable upon exercise of any Assumed Warrant) to be issued by virtue of the Contemplated Transactions, other than any shares of Parent Capital Stock which are not permitted to be registered on Form S-4 pursuant to applicable Law. Parent shall use commercially reasonable efforts to (i) cause the Registration Statement to comply with applicable rules and regulations promulgated by the SEC, (ii) cause the Registration Statement to become effective as promptly as practicable, and (iii) respond promptly to any comments or requests of the SEC or its staff related to the Registration Statement. Parent shall use commercially reasonable efforts to take all actions required under any applicable federal, state, securities and other Laws in connection with the issuance of shares of Parent Capital Stock pursuant to the Contemplated Transactions (including any Parent Common Stock issuable upon exercise of any Assumed Warrant). Each of the Parties shall reasonably cooperate with the other Party and furnish all information concerning itself and its Affiliates, as applicable, to the other Parties that is required by law to be included in the Registration Statement as the other Parties may reasonably request in connection with such actions and the preparation of the Registration Statement and Proxy Statement. In furtherance and not in limitation of the foregoing, Parent shall use its reasonable best efforts to file the Form S-4 no later than 30 Business Days following the date hereof.

(b)            Parent covenants and agrees that the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith) (i) will comply as to form in all material respects with the requirements of applicable U.S. federal securities laws and the DGCL, and (ii) other than with respect to information supplied by or on behalf of the Company to Parent for inclusion in the Registration Statement, will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. The Company covenants and agrees that the information supplied by or on behalf of the Company to Parent for inclusion in the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make such information, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, neither Party makes any covenant, representation or warranty with respect to statements made in the Registration Statement (and the letter to stockholders, notice of meeting and form of proxy included therewith), if any, based on information provided by the other Party or any of its Representatives regarding such other Party or its Affiliates for inclusion therein.

(c)            Parent shall use commercially reasonable efforts to cause the Proxy Statement to be mailed to Parent’s stockholders as promptly as practicable after the Registration Statement is declared effective under the Securities Act. If at any time before the Effective Time, (i) Parent, Merger Sub or the Company (A) become aware of any event or information that, pursuant to the Securities Act or the Exchange Act, should be disclosed in an amendment or supplement to the Registration Statement or Proxy Statement, (B) receives notice of any SEC request for an amendment or supplement to the Registration Statement or for additional information related thereto, or (C) receives SEC comments on the Registration Statement, or (ii) the information provided in the Registration Statement has become “stale” and new information should be disclosed in an amendment or supplement to the Registration Statement, as the case may be, then such Party, as the case may be, shall promptly inform the other Parties thereof and shall cooperate with such other Parties in Parent filing such amendment or supplement with the SEC (and, if appropriate, in mailing such amendment or supplement to the Parent stockholders) or otherwise addressing such SEC request or comments and each Party and shall use their commercially reasonable efforts to cause any such amendment to become effective, if required. Parent shall promptly notify the Company if it becomes aware (1) that the Registration Statement has become effective, (2) of the issuance of any stop order or suspension of the qualification or registration of the Parent Capital Stock issuable in connection with the Contemplated Transactions (including any Parent Common Stock issuable upon exercise of any Assumed Warrant) for offering or sale in any jurisdiction, or (3) any order of the SEC related to the Registration Statement, and shall promptly provide to the Company copies of all written correspondence between it or any of its Representatives, on the one hand, and the SEC or staff of the SEC, on the other hand, with respect to the Registration Statement and all orders of the SEC relating to the Registration Statement.

(d)            The Company shall reasonably cooperate with Parent and provide, and cause its Representatives to provide, Parent and its Representatives, with all true, correct and complete information regarding the Company that is required by Law to be included in the Registration Statement or reasonably requested by Parent to be included in the Registration Statement (collectively, the “Company Required S-4 Information”). Without limiting the foregoing, the Company will use commercially reasonable efforts to cause to be delivered to Parent a consent letter of the Company’s independent accounting firm, dated no later than one (1) Business Day before the date on which the Registration Statement is filed with the SEC (and reasonably satisfactory in form and substance to Parent), that is customary in scope and substance for consent letters delivered by independent public accountants in connection with registration statements similar to the Registration Statement. The Company and its legal counsel shall be given reasonable opportunity to review and comment on the Registration Statement, including all amendments and supplements thereto, prior to the filing thereof with the SEC, and on the response to any comments of the SEC on the Registration Statement, prior to the filing thereof with the SEC. Parent may file the Registration Statement, or any amendment or supplement thereto, without the prior consent of the Company, provided that Parent has included the Company Required S-4 Information in the Registration Statement in substantially the same form as it was provided to Parent by the Company pursuant to this Section 6; provided, further, that if the prior consent of the Company is not obtained then, notwithstanding anything else herein, the Company makes no covenant or representation regarding the portion of such information supplied by or on behalf of the Company to Parent for inclusion in such Registration Statement that the Company reasonably identifies prior to such filing of the Registration Statement.

6.2            Company Stockholder Written Consent.

(a)            Contemporaneously with the consummation of any Interim Financing or any sale of Company Capital Stock pursuant to any Interim Financing following the date of this Agreement, the Company shall obtain and deliver to Parent executed copies of the Company Stockholder Support Agreements from such Company stockholders collectively constituting the Required Company Stockholder Vote as of such date; provided that the Company shall not be obligated to obtain and deliver to Parent executed copies of Company Stockholder Support Agreements from Company stockholders that previously executed and provided to Parent a copy of the Company Stockholder Support Agreement. Promptly after the Registration Statement has been declared effective under the Securities Act, and in any event no later than two (2) Business Days thereafter, the Company shall obtain the approval by written consent from Company stockholders sufficient for the Required Company Stockholder Vote in lieu of a meeting pursuant to Section 228 of the DGCL, for purposes of (i) adopting and approving this Agreement and the Contemplated Transactions, (ii) acknowledging that the approval given thereby is irrevocable and that such stockholder is aware of its rights to demand appraisal for its shares pursuant to Section 262 of the DGCL, and that such stockholder has received and read a copy of Section 262 of the DGCL and (iii) acknowledging that by its approval of the Merger it is not entitled to appraisal rights with respect to its shares in connection with the Merger and thereby waives any rights to receive payment of the fair value of its capital stock under the DGCL (the “Company Stockholder Written Consents”). Under no circumstances shall the Company assert that any other approval or consent is necessary by its stockholders to approve this Agreement and the Contemplated Transactions.

(b)            Reasonably promptly following receipt of the Required Company Stockholder Vote, the Company shall prepare and mail a notice (the “Stockholder Notice”) to every stockholder of the Company that did not execute the Company Stockholder Written Consent, if any. The Stockholder Notice shall (i) be a statement to the effect that the Company Board determined that the Merger is advisable in accordance with Section 251(b) of the DGCL and in the best interests of the stockholders of the Company and approved and adopted this Agreement, the Merger and the other Contemplated Transactions, (ii) provide the stockholders of the Company to whom it is sent with notice of the actions taken in the Company Stockholder Written Consent, including the adoption and approval of this Agreement, the Merger and the other Contemplated Transactions in accordance with Section 228(e) of the DGCL and the certificate of incorporation and bylaws of the Company and (iii) include a description of the appraisal rights of the Company’s stockholders available under the DGCL, along with such other information as is required thereunder and pursuant to applicable Law.

(c)            The Company agrees that, subject to Section 6.2(d): (i) the Company Board shall recommend that the Company’s stockholders vote to adopt and approve this Agreement and the Contemplated Transactions and shall use commercially reasonable efforts to solicit such approval within the time set forth in Section 6.2(a) (the recommendation of the Company Board that the Company’s stockholders vote to adopt and approve this Agreement being referred to as the “Company Board Recommendation”) and (ii) the Company Board Recommendation shall not be withdrawn or modified (and the Company Board shall not publicly propose to withdraw or modify the Company Board Recommendation) in a manner adverse to Parent, and no resolution by the Company Board or any committee thereof to withdraw or modify the Company Board Recommendation in a manner adverse to Parent or to adopt, approve or recommend (or publicly propose to adopt, approve or recommend) any Acquisition Proposal shall be adopted or proposed.

(d)            Notwithstanding anything to the contrary contained in Section 6.2(c), and subject to compliance with Section 5.4 and Section 6.2, if at any time prior to approval and adoption of this Agreement by the Required Company Stockholder Vote, (i) the Company receives a bona fide unsolicited written Acquisition Proposal that did not result from a breach of Section 5.4 and Section 6.2 and that the Company Board determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer, or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent (A) known or reasonably foreseeable to the Company, the Company Board or any of its named executive officers as of the date of this Agreement and (B) related to (1) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof, (2) any events, developments or changes relating to Parent or Merger Sub, or (3) the fact, in and of itself, that the Company meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations) that affects the business, assets or operations of the Company that occurs or arises after the date of this Agreement (a “Company Intervening Event”), the Company Board may withhold, amend, withdraw or modify the Company Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Company Board Recommendation) in a manner adverse to Parent (collectively, a “Company Board Adverse Recommendation Change”) if, but only if, (x) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Company Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) the Company has, during the Notice Period (as defined below), negotiated with Parent in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer and (iii) if, Parent has delivered to the Company a written offer to alter the terms or conditions of this Agreement during the Notice Period, the Company Board shall have determined in good faith, based on the advice of its outside legal counsel and financial advisor, that the failure to withhold, amend, withdraw or modify the Company Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (1) Parent receives written notice from the Company confirming that the Company Board has determined to change its recommendation at least four (4) Business Days in advance of the Company Board Adverse Recommendation Change (the “Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Company Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Notice Period, Parent shall be entitled to deliver to the Company one or more counterproposals to such Acquisition Proposal and the Company will, and cause its Representatives to, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Company’s stockholders would receive as a result of such potential Superior Offer), the Company shall be required to provide Parent with notice of such material amendment and the Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.2(d) and the Company Board shall not make a Company Board Adverse Recommendation Change prior to the end of such Notice Period as so extended (it being understood that there may be multiple extensions) or (y) in the case of a Company Intervening Event, the Company promptly notifies Parent, in writing, within the Notice Period before making a Company Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Company Intervening Event and that the Company Board intends to make a Company Board Adverse Recommendation Change, and the Company shall have given Parent two (2) Business Days thereafter to propose revisions to the terms of this Agreement or make other proposals so that such Intervening Event would no longer necessitate a Company Board Adverse Recommendation Change.

(e)            The Company’s obligation to solicit the consent of its stockholders to sign the Company Stockholder Written Consent in accordance with Section 6.2(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer or other Acquisition Proposal or Acquisition Inquiry or Intervening Event, or by any Company Board Adverse Recommendation Change.

6.3            Parent Stockholder Meeting.

(a)            Parent shall take all action necessary under applicable Law to call, give notice of and hold a meeting of the holders of Parent Common Stock to consider and vote to approve (I) the issuance of Parent Common Stock that represent (or are convertible into) more than twenty percent (20%) of the shares of Parent Common Stock outstanding immediately prior to the Effective Time to the Company stockholders in connection with the Contemplated Transactions and the change of control of Parent resulting from the Contemplated Transactions, in each case pursuant to the Nasdaq rules and (II) clause (ii) of the definition of “Parent Charter Amendment” (collectively, the “Parent Stockholder Matters” and such meeting, the “Parent Stockholder Meeting”). The Parent Stockholder Meeting shall be held as promptly as practicable after the date that the Registration Statement is declared effective under the Securities Act, and in any event, no later than 45 days after the effective date of the Registration Statement. Parent shall take reasonable measures to ensure that all proxies solicited in connection with the Parent Stockholder Meeting are solicited in compliance with all applicable Law. Notwithstanding anything to the contrary contained herein, if on the date of the Parent Stockholder Meeting, or a date preceding the date on which the Parent Stockholder Meeting is scheduled, Parent reasonably believes that (i) it will not receive proxies sufficient to obtain the Required Parent Stockholder Vote, whether or not a quorum would be present, (ii) it will not have sufficient shares of Parent Common Stock represented (whether in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Stockholder Meeting or (iii) that the failure to postpone or adjourn the Parent Stockholder Meeting would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law, Parent may postpone or adjourn, or make one or more successive postponements or adjournments of, the Parent Stockholder Meeting as long as the date of the Parent Stockholder Meeting is not postponed or adjourned more than an aggregate of 45 days in connection with any postponements or adjournments.

(b)            Parent agrees that (i) the Parent Board shall recommend that the holders of Parent Common Stock vote to approve the Parent Stockholder Matters and shall use commercially reasonable efforts to solicit such approval within the timeframe set forth in Section 6.3(a) above and (ii) the Proxy Statement shall include a statement to the effect that the Parent Board recommends that Parent’s stockholders vote to approve the Parent Stockholder Matters (the recommendation of the Parent Board being referred to as the “Parent Board Recommendation”).

(c)            Notwithstanding anything to the contrary contained in Section 6.3(b), and subject to compliance with Section 5.4 and Section 6.3, the Parent Board may withhold, amend, withdraw or modify the Parent Board Recommendation (or publicly propose to withhold, amend, withdraw or modify the Parent Board Recommendation) in a manner adverse to the Company (a “Parent Board Adverse Recommendation Change”) if, at any time prior to approval and adoption of this Agreement by the Required Parent Stockholder Vote, (i) Parent receives a bona fide written Acquisition Proposal that the Parent Board determines, following consultation with its outside legal counsel and financial advisor, to be a Superior Offer or (ii) as a result of a material development or change in circumstances (other than any such event, development or change to the extent related to (A) any Acquisition Proposal, Acquisition Inquiry, Acquisition Transaction or the consequences thereof, (B) the fact, in and of itself, that Parent meets or exceeds internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, or (C) any Parent Legacy Transaction) that affects the business, assets or operations of Parent that occurs or arises after the date of this Agreement (a “Parent Intervening Event”), if, but only if, (x) in the case of a Superior Offer, following the receipt of and on account of such Superior Offer, (i) the Parent Board determines in good faith, based on the advice of its outside legal counsel, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law, (ii) Parent has, and has caused its financial advisors and outside legal counsel to, during the Parent Notice Period (as defined below), negotiated with the Company in good faith to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Offer, and (iii) if, after the Company has delivered to Parent a written offer to alter the terms or conditions of this Agreement during the Parent Notice Period, the Parent Board shall have determined in good faith, based on the advice of its outside legal counsel and financial advisor, that the failure to withhold, amend, withdraw or modify the Parent Board Recommendation would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law (after taking into account such alterations of the terms and conditions of this Agreement); provided that (1) the Company receives written notice from Parent confirming that the Parent Board has determined to change its recommendation at least four (4) Business Days in advance of the Parent Board Adverse Recommendation Change (the “Parent Notice Period”), which notice shall include a description in reasonable detail of the reasons for such Parent Board Adverse Recommendation Change, and written copies of any relevant proposed transaction agreements with any party making a potential Superior Offer, (2) during any Parent Notice Period, the Company shall be entitled to deliver to Parent one or more counterproposals to such Acquisition Proposal and Parent will, and cause its Representatives to, negotiate with the Company in good faith (to the extent the Company desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that the applicable Acquisition Proposal ceases to constitute a Superior Offer and (3) in the event of any material amendment to any Superior Offer (including any revision in the amount, form or mix of consideration the Parent’s stockholders would receive as a result of such potential Superior Offer), Parent shall be required to provide the Company with notice of such material amendment and the Parent Notice Period shall be extended, if applicable, to ensure that at least three (3) Business Days remain in the Parent Notice Period following such notification during which the parties shall comply again with the requirements of this Section 6.3(c) and the Parent Board shall not make a Parent Board Adverse Recommendation Change prior to the end of such Parent Notice Period as so extended (it being understood that there may be multiple extensions) or (y) in the case of a Parent Intervening Event, Parent promptly notifies the Company, in writing, within the Parent Notice Period before making a Parent Board Adverse Recommendation Change, which notice shall state expressly the material facts and circumstances related to the applicable Parent Intervening Event and that the Parent Board intends to make a Parent Board Adverse Recommendation Change.

(d)            Parent’s obligation to call, give notice of and hold the Parent Stockholder Meeting in accordance with Section 6.3(a) shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission of any Superior Offer, Acquisition Proposal or Acquisition Inquiry, or by any Parent Board Adverse Recommendation Change.

(e)            Nothing contained in this Agreement shall prohibit Parent or the Parent Board from (i) complying with Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act; provided, however, that any disclosure made by Parent or the Parent Board pursuant to Rules 14d-9 and 14e-2(a) shall be limited to a statement that Parent is unable to take a position with respect to the bidder’s tender offer unless the Parent Board determines in good faith, after consultation with its outside legal counsel, that such statement would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law; (ii) complying with Item 1012(a) of Regulation M-A promulgated under the Exchange Act; (iii) informing any Person of the existence of the provisions contained in Section 5.4; or (iv) making any disclosure that the Parent Board (or a committee thereof), after consultation with its outside legal counsel, has determined in good faith is required by applicable Law or by any listing or trading rules or regulations of Nasdaq; provided that, in the case of (iv), Parent shall provide the Company with a reasonable opportunity to review any such disclosure not less than two (2) Business Days prior to the making thereof (to the extent practicable) and shall consider in good faith any comments from the Company thereto.

6.4            Efforts; Regulatory Approvals.

(a)            The Parties shall use commercially reasonable efforts to obtain all regulatory approvals required by applicable Law to consummate the Contemplated Transactions. Without limiting the generality of the foregoing, each Party (i) shall make all filings and other submissions (if any) and give all notices (if any) required to be made and given by such Party in connection with the Contemplated Transactions, (ii) shall use commercially reasonable efforts to obtain each Consent (if any) reasonably required to be obtained (pursuant to any applicable Law or Contract, or otherwise) by such Party in connection with the Contemplated Transactions or for such Contract to remain in full force and effect, (iii) shall use commercially reasonable efforts to lift any injunction prohibiting, or any other legal bar to, the Contemplated Transactions and (iv) shall use commercially reasonable efforts to satisfy the conditions precedent to the consummation of this Agreement.

(b)            Notwithstanding the generality of the foregoing, each Party shall use commercially reasonable efforts to file or otherwise submit, as soon as practicable after the date of this Agreement, all applications, notices, reports and other documents reasonably required to be filed by such Party with or otherwise submitted by such Party to any Governmental Authority with respect to the Contemplated Transactions, and to submit promptly any additional information requested by any such Governmental Authority. Without limiting the generality of the foregoing, the Parties shall prepare and file, if required, (a) the notification and report forms required to be filed under the Hart–Scott–Rodino Antitrust Improvements Act of 1976 and (b) any notification or other document required to be filed in connection with the Merger under any applicable foreign Law relating to antitrust or competition matters, no later than ten (10) Business Days after the date the Company and Parent receive notification (in writing or otherwise) from the Federal Trade Commission, the Department of Justice, any state attorney general, foreign antitrust or competition authority or other Governmental Authority that a filing is required in connection with antitrust or competition matters.

(c)            Without limiting the generality of the foregoing, Parent shall give the Company prompt written notice (email being sufficient) of any litigation against Parent and/or its directors relating to this Agreement or the Contemplated Transactions (“Transaction Litigation”) (including by providing copies of all pleadings with respect thereto) and keep the Company reasonably informed with respect to the status thereof. Parent will (i) give the Company the opportunity to participate in, but not control, the defense, settlement or prosecution of any Transaction Litigation (to the extent that the attorney-client privilege is not undermined or otherwise adversely affected; provided that Parent and the Company will use commercially reasonable efforts to find alternative solutions to not undermine or adversely affect the privilege such as entering into common interest agreements, joint defense agreements or similar agreements), (ii) consult with the Company with respect to the defense, settlement and prosecution of any Transaction Litigation and (iii) consider in good faith the Company’s advice with respect to such Transaction Litigation. Parent will obtain the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed) prior to settling or satisfying any such claim.

6.5            Company Options; Company Warrants.

(a)            At the Effective Time, Parent shall assume each Company Stock Plan and each Company Option (including any Service Provider Grants), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into an option to purchase shares of Parent Common Stock (an “Assumed Option”), on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Company Option as of immediately prior to the Effective Time, except for administrative or ministerial changes as determined by the Company Board (or, following the Effective Time, the Parent Board or compensation committee). The number of shares of Parent Common Stock subject to each such Assumed Option shall be equal to (i) the number of shares of Company Common Stock subject to the respective Company Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, rounded down, if necessary, to the nearest whole share of Parent Common Stock, and such Assumed Option shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Company Common Stock otherwise purchasable pursuant to the respective Company Option immediately prior to the Effective Time divided by (B) the Exchange Ratio; provided that in the case of any Company Option to which Section 421 of the Code applies as of immediately prior to the Effective Time (taking into account the effect of any accelerated vesting thereof, if applicable) by reason of its qualification under Section 422 of the Code, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 424(a) of the Code; provided further, that in the case of any Assumed Option to which Section 409A of the Code applies as of the Effective Time, the exercise price, the number of shares of Parent Common Stock subject to such option and the terms and conditions of exercise of such option shall be determined in a manner consistent with the requirements of Section 409A of the Code in order to avoid the imposition of any additional taxes thereunder. The Company Board shall, prior to the Effective Time, take all actions necessary to effect the foregoing.

(b)            At the Effective Time, each Company Warrant (including any pre-funded Company Warrant issued pursuant to the Company Pre-Closing Financing or any Interim Financing), whether vested or unvested, that is outstanding immediately prior to the Effective Time shall, at the Effective Time, cease to represent a right to acquire shares of Company Capital Stock and shall be converted, at the Effective Time, into a warrant to purchase shares of Parent Common Stock (an “Assumed Warrant”), on the same terms and conditions (including any vesting provisions and any provisions providing for accelerated vesting upon certain events) as were applicable under such Assumed Warrant as of immediately prior to the Effective Time. The number of shares of Parent Common Stock subject to each such Assumed Warrant shall be equal to (i) the number of shares of the Company Common Stock subject to each Assumed Warrant immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio (rounded up to the next whole share of Parent Common Stock to the extent the aggregate amount of fractional shares of Parent Common Stock such holder of Assumed Warrants would otherwise be entitled to is equal to or exceeds 0.50, and otherwise rounded down), and such Assumed Warrant shall have an exercise price per share (rounded up to the nearest whole cent) equal to (A) the exercise price per share of the Company Common Stock otherwise purchasable pursuant to such Assumed Warrant immediately prior to the Effective Time divided by (B) the Exchange Ratio.

6.6            Employee Benefits.

(a)            Parent shall comply with the terms of any employment, severance, retention, change of control, or similar agreement specified on Section 4.17(d) or contemplated by Section 5.1(b) of the Parent Disclosure Letter, subject to the provisions of such agreements. The parties acknowledge and agree that the Merger shall not constitute a “change in control” (or term of similar import) under any Company Employee Plan.

(b)            From and after the Effective Time, with respect to each benefit plan maintained by Parent or the Surviving Corporation that is an “employee welfare benefit plan” as defined in Section 3(1) of ERISA (each, a “Post-Closing Welfare Plan”) in which any current or former employee of Parent is or becomes eligible to participate (including under COBRA), Parent and the Surviving Corporation shall use commercially reasonable efforts to cause each such Post-Closing Welfare Plan to (i) waive all limitations as to pre-existing conditions, waiting periods, required physical examinations and exclusions with respect to participation and coverage requirements applicable under such Post-Closing Welfare Plan for such current or former Parent employee and his or her eligible dependents to the same extent that such pre-existing conditions, waiting periods, required physical examinations and exclusions would not have applied or would have been waived under the corresponding Parent Employee Plan in which such current or former Parent employee was a participant immediately prior to his or her commencement of participation in such Post-Closing Welfare Plan, and (ii) provide each such current or former Parent employee and his or her eligible dependents with credit for any co-payments and deductibles paid in the plan year that includes the Effective Time, and prior to the date that, such current or former Parent employee commences participation in such Post-Closing Welfare Plan in satisfying any applicable co-payment or deductible requirements under such Post-Closing Welfare Plan for the applicable plan year, to the extent that such expenses were recognized for such purposes under the comparable Parent Employee Plan.

(c)            Parent 401(k) Plan. Unless directed otherwise by the Company in writing no less than three (3) Business Days before the Closing Date, Parent shall have, at least one (1) Business Day prior to the Closing Date, (i) ceased contributions to, and adopted written resolutions (or taken other necessary and appropriate action(s)) to terminate any Parent Employee Plan that is intended to qualify under Section 401(a) of the Code with a cash or deferred arrangement described in Section 401(k) of the Code (collectively, the “401(k) Plans”) in compliance with such 401(k) Plan’s terms and the requirements of applicable Law, (ii) made all employee and employer contributions to the 401(k) Plans for all periods of service prior to the Closing Date, including such contributions that would have been made on behalf of 401(k) Plan participants had the Merger not occurred (regardless of any service or end-of-year employment requirements) but prorated for the portion of the plan year that ends on the Closing Date, and (iii) 100% vested all participants under the 401(k) Plans, with such termination, contributions and vesting effective no later than one (1) day prior to the Closing Date. Parent shall provide the Company copies of all such corporate actions or documentation related to the same at least three (3) Business Days before their adoption or approval for the Company’s reasonable review and comment.

(d)            Parent Options. As of immediately prior to the Effective Time, each Parent Option that is then outstanding but not then vested or exercisable shall become immediately vested and exercisable in full. At the Effective Time, each In the Money Parent Option that is then outstanding shall be canceled and the holder thereof shall be entitled to receive (i) an amount in cash without interest, less any applicable tax withholding, equal to the product obtained by multiplying (A) the excess of the Parent Closing Price over the exercise price per share of the Parent Common Stock underlying such Parent Option by (B) the number of shares of the Parent Common Stock underlying such Parent Option (such amount, the “Parent Stock Option Cash Consideration”). Parent shall cause the Surviving Corporation to pay the Parent Stock Option Cash Consideration, less applicable withholdings, at or within ten (10) Business Days after the Effective Time. At the Effective Time, each Out of the Money Parent Option shall be cancelled for no consideration. Prior to the Closing, the Parent Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide for the foregoing.

(e)            Parent Restricted Stock Units. As of immediately prior to the Effective Time, the Parent Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide that (i) the vesting of each outstanding and unvested Parent Restricted Stock Unit shall be accelerated in full effective as of immediately prior to the Effective Time, contingent on the occurrence of the Closing and (ii) for each outstanding and unsettled Parent Restricted Stock Unit (including any Parent Restricted Stock Units accelerated under Section 6.6(e)(i) above) the holder thereof shall be entitled to receive, immediately prior to the Effective Time a number of shares of Parent Common Stock equal to the number of vested and unsettled shares underlying such Parent Restricted Stock Units. Notwithstanding anything herein to the contrary, the tax withholding obligations for each holder receiving shares of Parent Common Stock in accordance with the preceding sentence shall be satisfied by Parent withholding from issuance that number of shares of Parent Common Stock calculated by multiplying the legally-required withholding rate for such holder in connection with such issuance by the number of shares of Parent Common Stock to be issued in accordance with the preceding sentence, and rounding up to the nearest whole share and remitting such withholding in cash to the appropriate taxing authorities. Prior to the Closing, the Parent Board shall have adopted appropriate resolutions and taken all other actions necessary and appropriate to provide for the foregoing.

6.7            Indemnification of Officers and Directors.

(a)            From the Effective Time through the sixth anniversary of the date on which the Effective Time occurs, each of Parent and the Surviving Corporation shall indemnify and hold harmless each person who is now, or has been at any time prior to the date hereof, or who becomes prior to the Effective Time, a director or officer of Parent or the Company, respectively (the “D&O Indemnified Parties”), against all claims, losses, liabilities, damages, judgments, fines and reasonable fees, costs and expenses, including attorneys’ fees and disbursements (collectively, “Costs”), incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to the fact that the D&O Indemnified Party is or was a director or officer of Parent or of the Company, whether asserted or claimed prior to, at or after the Effective Time, in each case, to the fullest extent permitted under the DGCL. Each D&O Indemnified Party will be entitled to advancement of expenses incurred in the defense of any such claim, action, suit, proceeding or investigation from each of Parent and the Surviving Corporation, jointly and severally, upon receipt by Parent or the Surviving Corporation from the D&O Indemnified Party of a request therefor; provided that any such person to whom expenses are advanced provides an undertaking to Parent, to the extent then required by the DGCL, to repay such advances if it is ultimately determined that such person is not entitled to indemnification. Without otherwise limiting the D&O Indemnified Parties’ rights with regards to counsel, following the Effective Time, the D&O Indemnified Parties shall be entitled to continue to retain Cooley LLP or such other counsel selected by the D&O Indemnified Parties.

(b)            The certificate of incorporation and bylaws of the Surviving Corporation shall contain, and Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation to so contain, provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of present and former directors and officers as those presently set forth in the certificate of incorporation and bylaws of Parent.

(c)            From and after the Effective Time, (i) the Surviving Corporation shall fulfill and honor in all respects the obligations of the Company to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under the Company’s Organizational Documents and pursuant to any indemnification agreements between the Company and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time and (ii) Parent shall fulfill and honor in all respects the obligations of Parent to its D&O Indemnified Parties as of immediately prior to the Closing pursuant to any indemnification provisions under Parent’s Organizational Documents and pursuant to any indemnification agreements between Parent and such D&O Indemnified Parties, with respect to claims arising out of matters occurring at or prior to the Effective Time.

(d)            From and after the Effective Time, Parent shall maintain directors’ and officers’ liability insurance policies, with an effective date as of the Closing Date, on commercially reasonable terms and conditions and with coverage limits customary for U.S. public companies similarly situated to Parent. In addition, Parent shall purchase at its sole expense, prior to the Effective Time, a six (6) year prepaid “D&O tail policy” for the non-cancelable extension of the directors’ and officers’ liability coverage of Parent’s existing directors’ and officers’ insurance policies for a claims reporting or discovery period of at least six (6) years from and after the Effective Time with respect to any claim related to any period of time at or prior to the Effective Time with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under Parent’s existing policies as of the date of this Agreement, or otherwise acceptable to Parent, except that Parent will not commit or spend on such “D&O Tail policy” annual premiums in excess of 250% of the annual premiums paid by Parent in its last full fiscal year prior to the date hereof for Parent’s current policies of directors’ and officers’ liability insurance and fiduciary liability insurance (nor, for the avoidance of doubt, shall Parent be obligated to spend any specific amount), and if such premiums for such “D&O tail policy” would exceed 250% of such annual premium, then Parent shall purchase policies that provide the maximum coverage available at an annual premium equal to 250% of such annual premium. The Company shall in good faith cooperate with Parent prior to the Effective Time with respect to the procurement of such “D&O tail policy.”

(e)            From and after the Effective Time, Parent shall pay all expenses, including reasonable attorneys’ fees, that are incurred by the persons referred to in this Section 6.7 in connection with their enforcement of the rights provided to such persons in this Section 6.7.

(f)            The provisions of this Section 6.7 are intended to be in addition to the rights otherwise available to the current and former officers and directors of Parent and the Company by Law, charter, statute, bylaw or agreement, and shall operate for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties, their heirs and their Representatives.

(g)            In the event Parent or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall succeed to the obligations set forth in this Section 6.7. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 6.7.

6.8            Disclosure. The Parties shall use their commercially reasonable efforts to agree to the text of any initial press release and Parent’s Form 8-K announcing the execution and delivery of this Agreement. Without limiting any Party’s obligations under the Confidentiality Agreement, no Party shall, and no Party shall permit any of its Subsidiaries or any of its Representative to, issue any press release or make any public disclosure regarding the Contemplated Transactions unless: (a) the other Party shall have approved such press release or disclosure in writing, such approval not to be unreasonably conditioned, withheld or delayed; or (b) such Party shall have determined in good faith, upon the advice of outside legal counsel, that such disclosure is required by applicable Law and, to the extent practicable, before such press release or disclosure is issued or made, such Party advises the other Party of, and consults with the other Party regarding, the text of such press release or disclosure; provided, however, that each of the Company and Parent may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are consistent with previous press releases, public disclosures or public statements made by the Company or Parent in compliance with this Section 6.8. Notwithstanding the foregoing, a Party need not consult with any other Parties in connection with such portion of any press release, public statement or filing to be issued or made pursuant to Section 6.2(d) or pursuant to Section 6.3(e).

6.9            Listing. At or prior to the Effective Time, Parent shall use its commercially reasonable efforts to (a) maintain its listing on Nasdaq until the Effective Time and to obtain approval of the listing of the combined corporation on Nasdaq, (b) to the extent required by the rules and regulations of Nasdaq, prepare and submit to Nasdaq a notification form for the listing of the shares of Parent Common Stock to be issued in connection with the Contemplated Transactions, and to cause such shares to be approved for listing (subject to official notice of issuance); (c) prepare and timely submit to Nasdaq a notification form for the Nasdaq Reverse Split (if required) and to submit a copy of the amendment to Parent’s certificate of incorporation effecting the Nasdaq Reverse Split, certified by the Secretary of State of the State of Delaware, to Nasdaq on the Closing Date; and (d) to the extent required by Nasdaq Marketplace Rule 5110, assist the Company in preparing and filing an initial listing application for the Parent Capital Stock on Nasdaq (including any Parent Common Stock issuable upon conversion thereof) (the “Nasdaq Listing Application”) and to cause such Nasdaq Listing Application to be conditionally approved prior to the Effective Time. Each Party will reasonably promptly inform the other Party of all verbal or written communications between Nasdaq and such Party or its Representatives. The Parties will use commercially reasonable efforts to coordinate with respect to compliance with Nasdaq rules and regulations. The Party not filing the Nasdaq Listing Application will cooperate with the other Party as reasonably requested by such filing Party with respect to the Nasdaq Listing Application and promptly furnish to such filing Party all information concerning itself and its members that may be required or reasonably requested in connection with any action contemplated by this Section 6.9. All Nasdaq fees associated with any action contemplated by this Section 6.9, including any fees related to the engagement of a consultant (the “Nasdaq Fees”), shall be paid by the Company.

6.10            Tax Matters.

(a)            The Parties shall use reasonable best efforts (and each shall cause its Affiliates) to cause the Merger to qualify for the Intended Tax Treatment. No Party shall take any actions, or fail to take any action, which action or failure to act would reasonably be expected to prevent or impede the Intended Tax Treatment. The Parties shall report the Contemplated Transactions for all applicable Tax purposes in a manner that is consistent with the Intended Tax Treatment. No Party shall take any position that is inconsistent with the Intended Tax Treatment during the course of any audit, litigation or other proceeding with respect to Taxes, in each case, unless otherwise required by a determination within the meaning of Section 1313(a) of the Code. The Parties shall comply with the recordkeeping and information reporting requirements imposed on them to support the Intended Tax Treatment, including, but not limited to, those set forth in Treasury Regulation Section 1.368-3.

(b)            Parent shall promptly notify the Company if, at any time before the Effective Time, Parent becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment. The Company shall promptly notify Parent if, at any time before the Effective Time, the Company becomes aware of any fact or circumstance that could reasonably be expected to prevent, cause a failure of, or impede the Intended Tax Treatment.

(c)            If the SEC requires that an opinion with respect to the Intended Tax Treatment be prepared and submitted in connection with the Registration Statement and Proxy Statement, (i) the Company shall use its reasonable best efforts to cause Gibson, Dunn and Crutcher LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to the Company) to furnish an opinion (as so required and subject to customary assumptions and limitations), (ii) Parent shall use its reasonable best efforts to cause Cooley LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to Parent) to furnish an opinion (as so required and subject to customary assumptions and limitations), and (iii) Parent and the Company shall each deliver to each of Gibson, Dunn and Crutcher LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to the Company) and Cooley LLP (or such other nationally recognized law or accounting firm reasonably satisfactory to Parent) a Tax certificate, dated as of the date the Registration Statement and Proxy Statement shall have been declared effective by the SEC and signed by an officer of Parent or the Company, as applicable, containing customary representations and covenants reasonably acceptable to the Company and Parent, as applicable, in each case, as reasonably necessary and appropriate to enable such advisors to render such opinions (the “Tax Certificates”). Each of Parent and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the Tax certifications, covenants or representations included in the Tax Certificates.

(d)            Parent and the Company shall reasonably cooperate in the preparation, execution and filing of all Tax Returns, questionnaires, applications or other documents regarding any real property transfer, sales, use, transfer, value added, stock transfer and stamp taxes, and transfer, recording, registration and other fees and similar Taxes which become payable in connection with the Merger that are required or permitted to be filed on or before the Effective Time. Each of Parent and the Company shall pay, without deduction from any consideration or other amounts payable or otherwise deliverable pursuant to this Agreement and without reimbursement from the other party, any such Taxes or fees imposed on it by any Governmental Authority, which becomes payable in connection with the Merger.

6.11            Legends. Parent shall be entitled to place appropriate legends on the book entries and/or certificates evidencing any shares of Parent Capital Stock to be received in the Merger by equityholders of the Company who may be considered “affiliates” of Parent for purposes of Rules 144 and 145 under the Securities Act reflecting the restrictions set forth in Rules 144 and 145 and to issue appropriate stop transfer instructions to the transfer agent for any such shares of Parent Capital Stock.

6.12            Officers and Directors. Until successors are duly elected or appointed and qualified in accordance with applicable Law, the Parties shall take all necessary action so that the Persons listed on Section 6.12 of the Company Disclosure Letter are elected or appointed, as applicable, to the positions of officers or directors of Parent and the Surviving Corporation, as set forth therein, to serve in such positions effective as of the Effective Time. If any Person listed on Section 6.12 of the Company Disclosure Letter is unable or unwilling to serve as officer or director of Parent or the Surviving Corporation, as set forth therein, the Company shall designate a successor. The Parties shall use reasonable best efforts to have each of the Persons that will serve as directors and officers of the Parent following the Closing to execute and deliver a Lock-Up Agreement prior to Closing.

6.13            Termination of Certain Agreements and Rights. Each of Parent and the Company shall cause any stockholder agreements, voting agreements, registration rights agreements, co-sale agreements and any other similar Contracts between either Parent or the Company and any holders of Parent Common Stock or Company Capital Stock, respectively (collectively, the “Investor Agreements”), including any such Contract granting any Person investor rights, rights of first refusal, registration rights or director registration rights, to be terminated immediately prior to the Effective Time, without any liability being imposed on the part of Parent or the Surviving Corporation.

6.14            Section 16 Matters. Prior to the Effective Time, Parent shall take all such steps as may be required to cause any acquisitions of Parent Common Stock and any options to purchase Parent Common Stock in connection with the Contemplated Transactions, by each individual who is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

6.15            Allocation Information. The Company will prepare and deliver to Parent prior to the Closing a spreadsheet setting forth (as of immediately prior to the Effective Time) (a) each holder of (i) Company Capital Stock, (ii) Company Options and (iii) Company Warrants, (b) such holder’s name and address, (c) with respect to holders of Company Capital Stock, the number or percentage and type of Company Capital Stock held as of the Closing Date for each such holder and (d) the number of shares of Parent Capital Stock, Assumed Options and Assumed Warrants to be issued to such holder pursuant to this Agreement in respect of the Company Capital Stock, Company Options and Company Warrants held by such holder as of immediately prior to the Effective Time (the “Allocation Certificate”).

6.16            Parent SEC Documents. From the date of this Agreement to the Effective Time, Parent shall use commercially reasonable efforts to timely file with the SEC all registration statements, proxy statements, Certifications, reports, schedules, exhibits, forms and other documents required to be filed by Parent with the SEC under the Exchange Act or the Securities Act (“SEC Documents”). As of its filing date, or if amended after the date of this Agreement, as of the date of the last such amendment, each SEC Document filed by Parent with the SEC (a) shall comply in all material respects with the applicable requirements of the Exchange Act and the Securities Act, and (b) shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

6.17            Notice of Certain Transactions. As reasonably practicable following the closing of any Interim Financing, the Company shall provide notice to Parent (email being sufficient) setting forth in reasonable detail the terms of such Interim Financing, including the amount of proceeds actually received by the Company in connection with such Interim Financing.

6.18            Obligations of Merger Sub. Parent will take all action necessary to cause each Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

6.19            Company Pre-Closing Financing. In the event the structure of the Company Pre-Closing Financing either violates applicable Law or materially and adversely effects Parent’s ability to cause the Registration Statement to become effective in a timely manner, and in any event 60 days prior to the End Date, then Parent and the Company shall, and shall use their reasonable best efforts to cause the investors in the Company Pre-Closing Financing, to cause the Company Pre-Closing Financing to be amended, modified and/or restructured such that such investment occurs as a direct acquisition of shares of Parent Capital Stock substantially contemporaneously with the Closing in a manner which preserves to the extent possible, the amount of funds ultimately received by Parent and its Subsidiaries, and the number of Parent shares ultimately held by the investor in respect of such amounts as though the Company Pre-Closing Financing has been consummated by its terms. Unless otherwise approved in writing by Parent (which approval shall not be unreasonably withheld, conditioned, delayed or denied), the Company shall not reduce the subscription amount under the Series A Financing Agreement. In the event that all conditions in the Subscription Agreements have been satisfied, the Company shall use its reasonable best efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements on the terms described therein, including using its reasonable best efforts to enforce its rights under the Subscription Agreements to cause such investors to pay to (or as directed by) the Company the applicable purchase price under each such investor’s applicable Subscription Agreement in accordance with its terms.

6.20            Wind-Down Activities. Following the Closing, Parent shall use its commercially reasonable efforts to continue the wind-down activities of Parent associated with the Parent Legacy Business, including termination of its research and development activities set forth on Section 6.20 of the Parent Disclosure Letter.

6.21            Parent Pre-Closing Dividend. If Parent declares the Parent Pre-Closing Dividend, then, prior to the Effective Time, Parent shall deposit the Parent Pre-Closing Dividend Amount with Parent’s transfer agent for further distribution to the holders of the shares of Parent Common Stock outstanding as of the record date of the Parent Pre-Closing Dividend.

Section 7.                 Conditions Precedent to Obligations of Each Party.

The obligations of each Party to effect the Merger and otherwise consummate the Contemplated Transactions to be consummated at the Closing are subject to the satisfaction or, to the extent permitted by applicable law, the written waiver by each of the Parties, at or prior to the Closing, of each of the following conditions:

7.1             No Restraints. No Order preventing the consummation of the Contemplated Transactions shall have been issued by any Governmental Authority of competent jurisdiction and remain in effect and there shall not be any Law which has the effect of making the consummation of the Contemplated Transactions illegal.

7.2             Stockholder Approval. (a) Parent shall have obtained the Required Parent Stockholder Vote (but solely with respect to such items as are necessary to consummate the transactions contemplated by this Agreement) and (b) the Company shall have obtained the Required Company Stockholder Vote.

7.3             Listing. The Nasdaq Listing Application shall have been approved by Nasdaq.

7.4             Effectiveness of Registration Statement. The Registration Statement shall have become effective in accordance with the provisions of the Securities Act, and shall not be subject to any stop order or Legal Proceeding seeking a stop order with respect to the Registration Statement that has not been withdrawn.

Section 8.                 Additional Conditions Precedent to Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by Parent, at or prior to the Closing, of each of the following conditions:

8.1             Accuracy of Representations. The Company Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Company Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of the Company contained in this Agreement (other than the Company Fundamental Representations and the Company Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Company Material Adverse Effect (without giving effect to any references therein to any Company Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Company Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

8.2              Performance of Covenants. The Company shall have performed or complied with in all material respects all agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Effective Time.

8.3            Documents. Parent shall have received the following documents, each of which shall be in full force and effect:

(a)            a certificate executed by the Chief Executive Officer or Chief Financial Officer of the Company certifying (i) that the conditions set forth in Sections 8.1, 8.2, 8.4 and 8.5 have been duly satisfied and (ii) that the information (other than emails and addresses) set forth in the Allocation Certificate delivered by the company in accordance with Section 6.15 is true and accurate in all respects as of the Closing Date;

(b)            a certificate pursuant to Treasury Regulations Sections 1.1445-2(c) and 1.897-2(h), together with a form of notice to the IRS in accordance with the requirements of Treasury Regulations Section 1.897-2(h), in each case, in form and substance reasonably acceptable to Parent;

(c)            the Company Valuation Schedule;

(d)            the Allocation Certificate; and

(e)            the Lock-Up Agreements, duly executed by the Persons listed on Section B of the Company Disclosure Letter, which shall be in full force and effect.

8.4            No Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect that is continuing.

8.5            Company Stockholder Written Consent. The Company Stockholder Written Consent executed by the stockholders of the Company collectively constituting the Required Company Stockholder Vote shall have been obtained and remain in full force and effect.

8.6            Termination of Investor Agreements. The Company’s Investor Agreements shall have been terminated (or will be terminated as of the Closing).

Section 9.                 Additional Conditions Precedent to Obligation of the Company.

The obligations of the Company to effect the Merger and otherwise consummate the transactions to be consummated at the Closing are subject to the satisfaction or the written waiver by the Company, at or prior to the Closing, of each of the following conditions:

9.1            Accuracy of Representations. The Parent Fundamental Representations shall have been true and correct in all material respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date (except to the extent such representations and warranties are specifically made as of a particular date, in which case such representations and warranties shall be true and correct as of such date). The Parent Capitalization Representations shall have been true and correct in all respects as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of such date, except, in each case, (x) for such inaccuracies which are de minimis, individually or in the aggregate, (y) for those representations and warranties which address matters only as of a particular date (which representations and warranties shall have been true and correct, subject to the qualifications as set forth in the preceding clause (x), as of such particular date). The representations and warranties of Parent and Merger Sub contained in this Agreement (other than the Parent Fundamental Representations and the Parent Capitalization Representations) shall have been true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (a) in each case, or in the aggregate, where the failure to be so true and correct would not reasonably be expected to have a Parent Material Adverse Effect (without giving effect to any references therein to any Parent Material Adverse Effect or other materiality qualifications) or (b) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct, subject to the qualifications as set forth in the preceding clause (a), as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, any update of or modification to the Parent Disclosure Letter made or purported to have been made after the date of this Agreement shall be disregarded).

9.2            Performance of Covenants. Parent and Merger Sub shall have performed or complied with in all material respects all of their agreements and covenants required to be performed or complied with by each of them under this Agreement at or prior to the Effective Time.

9.3            Documents. The Company shall have received the following documents, each of which shall be in full force and effect:

(a)            a certificate executed by an executive officer of Parent certifying that the conditions set forth in Sections 9.1, 9.2 and 9.4 have been duly satisfied;

(b)            written resignations in forms satisfactory to the Company, dated as of the Closing Date and effective as of the Closing executed by the officers and directors of Parent who are not to continue as officers or directors of Parent pursuant to Section 6.12 hereof;

(c)            the Parent Net Cash Schedule; and

(d)            the Lock-Up Agreements, duly executed by the Persons listed on Section B of the Parent Disclosure Letter, which shall be in full force and effect.

9.4            No Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Parent Material Adverse Effect that is continuing.

9.5            Parent Pre-Closing Dividend. If Parent declares the Parent Pre-Closing Dividend, then the Parent Pre-Closing Dividend Amount shall have been deposited by Parent with Parent’s transfer agent for further distribution to the holders of the shares of Parent Common Stock outstanding as of the record date of the Parent Pre-Closing Dividend.

Section 10.                Termination.

10.1            Termination. This Agreement may be terminated prior to the Effective Time (whether before or after adoption of this Agreement by the Company’s stockholders and whether before or after approval of the Parent Stockholder Matters by Parent’s stockholders, unless otherwise specified below):

(a)            by mutual written consent of Parent and the Company;

(b)            by either Parent or the Company if the Merger shall not have been consummated by September 17, 2026 (subject to possible extension as provided in this Section 10.1(b), the “End Date”); provided, however, that the right to terminate this Agreement under this Section 10.1(b) shall not be available to the Company or Parent if such Party’s (or in the case of Parent, Merger Sub’s) action or failure to act has been a principal cause of the failure of the Merger to occur on or before the End Date and such action or failure to act constitutes a breach of this Agreement; provided further, however, that, in the event that the SEC has not declared effective under the Securities Act the Registration Statement by the date which is ninety (90) days prior to the End Date, then either the Company or Parent shall be entitled to extend the End Date for an additional ninety (90) days;

(c)            by either Parent or the Company if a court of competent jurisdiction or other Governmental Authority shall have issued a final and nonappealable Order having the effect of permanently restraining, enjoining or otherwise prohibiting the Contemplated Transactions;

(d)            by Parent if the Required Company Stockholder Vote shall not have been obtained within two (2) Business Days of the Registration Statement becoming effective in accordance with the provisions of the Securities Act; provided, however, that once the Required Company Stockholder Vote has been obtained (whether timely or not), Parent may not terminate this Agreement pursuant to this Section 10.1(d);

(e)            by either Parent or the Company if (i) the Parent Stockholder Meeting (including any adjournments and postponements thereof) shall have been held and completed and Parent’s stockholders shall have taken a final vote on the Parent Stockholder Matters and (ii) the Parent Stockholder Matters shall not have been approved at the Parent Stockholder Meeting (or at any adjournment or postponement thereof) by the Required Parent Stockholder Vote; provided, however, that the right to terminate this Agreement under this Section 10.1(e) shall not be available to Parent where the failure to obtain the Required Parent Stockholder Vote shall have been caused by the action or failure to act of Parent and such action or failure to act constitutes a material breach by Parent of this Agreement;

(f)             by the Company (at any time prior to the approval of the Parent Stockholder Matters by the Required Parent Stockholder Vote) if a Parent Triggering Event shall have occurred;

(g)            by Parent (at any time prior to the adoption of this Agreement and the approval of the Contemplated Transactions by the Required Company Stockholder Vote) if a Company Triggering Event shall have occurred;

(h)            by the Company, if a Delisting Event occurs;

(i)             by the Company, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by Parent or Merger Sub or if any representation or warranty of Parent or Merger Sub shall have become inaccurate, in either case, such that the conditions set forth in Section 9.1 or Section 9.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that the Company is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in Parent’s or Merger Sub’s representations and warranties or breach by Parent or Merger Sub is curable by Parent or Merger Sub, then the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy until the earlier of (A) the expiration of a thirty (30) day period commencing upon delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) and (B) Parent or Merger Sub (as applicable) ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from the Company to Parent or Merger Sub of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(i) (it being understood that the Company shall not be permitted to terminate this Agreement pursuant to this Section 10.1(i) as a result of such particular breach or inaccuracy if such breach by Parent or Merger Sub is cured prior to such termination becoming effective);

(j)             by Parent, upon a breach of any representation, warranty, covenant or agreement set forth in this Agreement by the Company or if any representation or warranty of the Company shall have become inaccurate, in either case, such that the conditions set forth in Section 8.1 or Section 8.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become inaccurate; provided that Parent is not then in material breach of any representation, warranty, covenant or agreement under this Agreement; provided, further, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company then Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(j) as a result of such particular breach or inaccuracy until the earlier of (i) the expiration of a thirty (30) day period commencing upon delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(j) and (ii) the Company ceasing to exercise commercially reasonable efforts to cure such breach following delivery of written notice from Parent to the Company of such breach or inaccuracy and its intention to terminate pursuant to this Section 10.1(j) (it being understood that Parent shall not be permitted to terminate this Agreement pursuant to this Section 10.1(j) as a result of such particular breach or inaccuracy if such breach by the Company is cured prior to such termination becoming effective);

(k)            by Parent (at any time prior to the approval of the Parent Stockholder Matters by the Required Parent Stockholder Vote) and following compliance with all of the requirements set forth in the proviso to this Section 10.1(k), upon the Parent Board authorizing Parent to enter into a Permitted Alternative Agreement; provided, however, that Parent shall not enter into any Permitted Alternative Agreement unless: (i) Parent shall have complied in all material respects with its obligations under Section 5.4 and Section 6.3, (ii) the Parent Board shall have determined in good faith, after consultation with its outside legal counsel, that the failure to enter into such Permitted Alternative Agreement would reasonably be expected to be inconsistent with its fiduciary obligations under applicable Law and (iii) Parent shall concurrently pay to the Company the Company Termination Fee in accordance with Section 10.3(d); or

(l)             by Parent if (A) the conditions set forth in Section 7 and Section 8 were satisfied or waived on the date the Closing was required to have occurred pursuant to Section 2.3 (other than those conditions that by their nature are to be satisfied at the Closing but provided that such conditions were capable of being satisfied if the Closing were to occur on such date), (B) the Company has failed to consummate the Closing on the date on which the Company is required to consummate the Closing pursuant to Section 2.3, (C) Parent has, on or after the date the Closing was required to have occurred and at least two (2) Business Days prior to seeking to terminate this Agreement pursuant to this Section 10.1(l), irrevocably confirmed in a written notice delivered to the Company that Parent is ready, willing and able to consummate the Closing and (D) the Company has not consummated the Closing by the earlier of (1) the End Date and (ii) the end of the second (2nd) Business Day following delivery of such written confirmation.

The Party desiring to terminate this Agreement pursuant to this Section 10.1 (other than pursuant to Section 10.1(a)) shall give a notice of such termination to the other Party specifying the provisions hereof pursuant to which such termination is made and the basis therefor described in reasonable detail.

10.2            Effect of Termination. In the event of the termination of this Agreement as provided in Section 10.1, this Agreement shall be of no further force or effect; provided, however, that (a) this Section 10.2, Section 10.3 and Section 11 (other than Section 11.8) and the related definitions of the defined terms in such sections shall survive the termination of this Agreement and shall remain in full force and effect and (b) the termination of this Agreement and the provisions of Section 10.3 shall not relieve any Party of any liability for fraud or for any willful and material breach of any representation, warranty, covenant, obligation or other provision contained in this Agreement.

10.3            Expenses; Termination Fees.

(a)            Except as set forth in this Section 10.3 and Section 6.9, all fees and expenses incurred in connection with this Agreement and the Contemplated Transactions shall be paid by the Party incurring such expenses, whether or not the Merger is consummated; provided that, for the avoidance of doubt and without limitation to the other applicable provisions of this Agreement, Parent and the Company shall each pay 50% of (i) the fees paid in connection with filing the Registration Statement and any amendments and supplements thereto and (ii) 50% of the fees and expenses in connection with the printing, mailing and distribution of the Proxy Statement and any amendments and supplements.

(b)            If (i) this Agreement is terminated by Parent or the Company pursuant to Section 10.1(e) or by the Company pursuant to Section 10.1(f), (ii) at any time after the date of this Agreement and prior to the Parent Stockholder Meeting, a bona fide third party Acquisition Proposal for a change of control transaction with respect to Parent shall have been publicly announced, disclosed or otherwise communicated to the Parent Board (and shall not have been publicly withdrawn) and (iii) within twelve (12) months after the date of such termination, Parent enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction (excluding in each case any transactions occurring in connection with the liquidation, dissolution and winding up of Parent), then Parent shall pay to the Company, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction), a nonrefundable fee in an amount equal to $1,000,000 (the “Company Termination Fee”).

(c)            If this Agreement is terminated by Parent pursuant to Section 10.1(d) or Section 10.1(g), then the Company shall pay to Parent, within ten (10) Business Days after termination, a nonrefundable fee in an amount equal to $1,000,000 (the “Parent Termination Fee”).

(d)            If (i) this Agreement is terminated by Parent pursuant to Section 10.1(l), (ii) at any time after the date of this Agreement and before obtaining the Required Company Stockholder Vote, an Acquisition Proposal with respect to the Company shall have been publicly announced, disclosed or otherwise communicated to the Company Board (and shall not have been publicly withdrawn) and (iii) within twelve (12) months after the date of such termination, the Company enters into a definitive agreement with respect to a Subsequent Transaction or consummates a Subsequent Transaction, then the Company shall pay to Parent, within ten (10) Business Days after termination (or, if applicable, upon such entry into a definitive agreement or consummation of a Subsequent Transaction), the Parent Termination Fee.

(e)            If either Party fails to pay when due any amount payable by it under this Section 10.3, then (i) such Party shall reimburse the other Party for reasonable costs and expenses (including reasonable fees and disbursements of counsel) incurred in connection with the collection of such overdue amount and the enforcement by the other Party of its rights under this Section 10.3 and (ii) such Party shall pay to the other Party interest on such overdue amount (for the period commencing as of the date such overdue amount was originally required to be paid and ending on the date such overdue amount is actually paid to the other Party in full) at a rate per annum equal to the “prime rate” (as announced by Bank of America or any successor thereto) in effect on the date such overdue amount was originally required to be paid plus three percent.

(f)            The Parties agree that, subject to Section 10.2, the payment of the fees and expenses set forth in this Section 10.3 shall be the sole and exclusive remedy of each Party following a termination of this Agreement under the circumstances described in this Section 10.3, it being understood that in no event shall either Parent or the Company be required to pay the individual fees or damages payable pursuant to this Section 10.3 on more than one occasion. Subject to Section 10.2, following the payment of the fees and expenses set forth in this Section 10.3 by a Party, (i) such Party shall have no further liability to the other Party in connection with or arising out of this Agreement or the termination thereof, any breach of this Agreement by the other Party giving rise to such termination, or the failure of the Contemplated Transactions to be consummated, (ii) no other Party or their respective Affiliates shall be entitled to bring or maintain any other claim, action or proceeding against such Party or seek to obtain any recovery, judgment or damages of any kind against such Party (or any partner, member, stockholder, director, officer, employee, Subsidiary, Affiliate, agent or other Representative of such Party) in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated and (iii) all other Parties and their respective Affiliates shall be precluded from any other remedy against such Party and its Affiliates, at law or in equity or otherwise, in connection with or arising out of this Agreement or the termination thereof, any breach by such Party giving rise to such termination or the failure of the Contemplated Transactions to be consummated. Each of the Parties acknowledges that (x) the agreements contained in this Section 10.3 are an integral part of the Contemplated Transactions, (y) without these agreements, the Parties would not enter into this Agreement and (z) any amount payable pursuant to this Section 10.3 is not a penalty, but rather is liquidated damages in a reasonable amount that will compensate the Parties in the circumstances in which such amount is payable; provided, however, that nothing in this Section 10.3(f) shall limit the rights of the Parties under Section 11.10.

Section 11.                Miscellaneous Provisions.

11.1            Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement or any certificate or instrument delivered pursuant to this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time and this Section 11 shall survive the Effective Time.

11.2            Amendment. This Agreement may be amended with the approval of the respective boards of directors of the Company, Merger Sub and Parent at any time (whether before or after the adoption and approval of this Agreement by the Company’s stockholders or before or after obtaining the Required Parent Stockholder Vote); provided, however, that after any such approval of this Agreement by a Party’s stockholders, no amendment shall be made which by Law requires further approval of such stockholders without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Company, Merger Sub and Parent.

11.3            Waiver.

(a)            Any provision hereof may be waived by the waiving Party solely on such Party’s own behalf, without the consent of any other Party. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy.

(b)            No Party shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

11.4            Entire Agreement; Counterparts; Exchanges by Electronic Transmission. This Agreement and the other schedules, exhibits, certificates, instruments and agreements referred to in this Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among or between any of the Parties with respect to the subject matter hereof and thereof; provided, however, that the Confidentiality Agreement shall not be superseded and shall remain in full force and effect in accordance with its terms; provided, further, that only Exhibit D (including Exhibit A to such Exhibit) is incorporated by reference and made a part hereof for purposes of Section 251 of the DGCL. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument. The exchange of a fully executed Agreement (in counterparts or otherwise) by all Parties by electronic transmission in PDF format shall be sufficient to bind the Parties to the terms and conditions of this Agreement.

11.5            Applicable Law; Jurisdiction; WAIVER OF RIGHT TO TRIAL BY JURY. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws. In any action or proceeding between any of the Parties arising out of or relating to this Agreement or any of the Contemplated Transactions, each of the Parties: (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, (b) agrees that all claims in respect of such action or proceeding shall be heard and determined exclusively in accordance with clause (a) of this Section 11.5, (c) waives any objection to laying venue in any such action or proceeding in such courts, (d) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any Party, (e) agrees that service of process upon such Party in any such action or proceeding shall be effective if notice is given in accordance with Section 11.7 of this Agreement and (f) irrevocably and unconditionally waives the right to trial by jury.

11.6            Assignability. This Agreement shall be binding upon, and shall be enforceable by and inure solely to the benefit of, the Parties and their respective successors and permitted assigns; provided, however, that neither this Agreement nor any of a Party’s rights or obligations hereunder may be assigned or delegated by such Party without the prior written consent of the other Party, and any attempted assignment or delegation of this Agreement or any of such rights or obligations by such Party without the other Party’s prior written consent shall be void and of no effect.

11.7            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) one (1) Business Day after being sent for next Business Day delivery, fees prepaid, via a reputable international overnight courier service, (b) upon delivery in the case of delivery by hand or (c) on the date delivered in the place of delivery if sent by email (with a written or electronic confirmation of delivery) prior to 6:00 p.m. (New York City time), otherwise on the next succeeding Business Day, in each case to the intended recipient as set forth below:

if to Parent or Merger Sub:

VYNE Therapeutics Inc.

P.O. Box 125

Stewartsville, NJ 08886

Attention: Mutya Harsch; Tyler Zeronda

Email:

with a copy to (which shall not constitute notice):

Cooley LLP

55 Hudson Yards
New York, NY 10001

Attention: Kevin Cooper; Mark Ballantyne

Email: kcooper@cooley.com; mballantyne@cooley.com

if to the Company:

Yarrow Bioscience, Inc.

40 10th Avenue, Floor 7

New York, NY 10014

Attention: Rebecca Frey

Email:

with a copy to (which shall not constitute notice):

Gibson, Dunn & Crutcher LLP

One Embarcadero Center, Suite 2600
San Francisco, CA 94111
Attention: Ryan Murr, Branden Berns, Melanie Neary
Email: rmurr@gibsondunn.com, bberns@gibsondunn.com,
mneary@gibsondunn.com

11.8            Cooperation. Each Party agrees to cooperate fully with the other Party and to execute and deliver such further documents, certificates, agreements and instruments and to take such other actions as may be reasonably requested by the other Party to evidence or reflect the Contemplated Transactions and to carry out the intent and purposes of this Agreement.

11.9            Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If a final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the Parties agree that the court making such determination shall have the power to limit such term or provision, to delete specific words or phrases or to replace such term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be valid and enforceable as so modified. In the event such court does not exercise the power granted to it in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term or provision.

11.10          Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms (including failing to take such actions as are required of it hereunder to consummate this Agreement) or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware or the United States District Court for the District of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity, and each of the Parties waives any bond, surety or other security that might be required of any other Party with respect thereto. Each of the Parties further agrees that it will not oppose the granting of an injunction, specific performance or other equitable relief on the basis that any other Party has an adequate remedy at law or that any award of specific performance is not an appropriate remedy for any reason at law or in equity.

11.11          No Third-Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than the Parties and the D&O Indemnified Parties to the extent of their respective rights pursuant to Section 6.7) any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

[Remainder of page intentionally left blank]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

VYNE Therapeutics inc.

By:	/s/ David Domzalski
Name:	David Domzalski
Title:	President and Chief Executive Officer

VYNE THERAPEUTICS INC.

By:	/s/ Mutya Harsch
Name:	Mutya Harsch
Title:	Chief Legal Officer and General Counsel

YELLOW MERGER SUB CORP.

By:	/s/ Mutya Harsch
Name:	Mutya Harsch
Title:	President

[Signature Page to Agreement and Plan of Merger and Reorganization]

In Witness Whereof, the Parties have caused this Agreement to be executed as of the date first above written.

Yarrow Bioscience, Inc.

By:	/s/ Rebecca Frey
Name:	Rebecca Frey
Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger and Reorganization]

Exhibit A-1

Form of Parent Stockholder Support Agreement

Exhibit A-2

Form of Company Stockholder Support Agreement

Exhibit B

Form of Lock-Up Agreement

Exhibit C

Form of Subscription Agreement

Exhibit D

Certificate of Merger

CERTIFICATE OF MERGER

MERGING

YELLOW MERGER SUB CORP.,

A DELAWARE CORPORATION

WITH AND INTO

YARROW BIOSCIENCE, INC.,

A DELAWARE CORPORATION

[●], 2026

____________________________________

Pursuant to Section 251 of the General Corporation Law of the State of Delaware

____________________________________

The undersigned corporation, Yarrow Bioscience, Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST:               Each of the constituent corporations, the Company and Yellow Merger Sub Corp., a Delaware corporation (“Merger Sub”), is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND:          The Agreement and Plan of Merger and Reorganization, dated as of December 17, 2025 by and among Vyne Therapeutics Inc., a Delaware corporation (“Parent”), Merger Sub, a wholly owned subsidiary of Parent, and the Company (the “Merger Agreement”), setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, executed and acknowledged by each of the constituent corporations in accordance with Section 251 and Section 228 of the General Corporation Law of the State of Delaware.

THIRD:             Upon the effectiveness of the Merger, the Company shall be the corporation to survive the Merger (the “Surviving Company”), which will continue its existence as the Surviving Company under its present name “Yarrow Bioscience, Inc.” upon the effective date of the Merger.

FOURTH:         Upon the effectiveness of the Merger, the Certificate of Incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as set forth in Exhibit A hereto.

FIFTH:              An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

Yarrow Bioscience, Inc.

40 10th Avenue, Floor 7

New York, NY 10014

SIXTH:              A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either constituent corporation.

SEVENTH:        The Merger shall become effective upon the filing of this Certificate of Merger with the Secretary of State of Delaware.

[signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Merger to be executed in its corporate name as of [•], 2026.

YARROW BIOSCIENCE, INC.

By:
Name:	Rebecca Frey
Title:	Chief Executive Officer

[Signature Page to Certificate of Merger]

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF YARROW BIOSCIENCE, INC.

ARTICLE I

The name of the corporation is Yarrow Bioscience, Inc. (the “Company”).

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is the Corporation Service Company, 251 Little Falls Drive, City of Wilmington, County of New Castle, 19808. The name of its registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as the same exists or as may hereafter be amended from time to time.

ARTICLE IV

This Company is authorized to issue one class of shares to be designated Common Stock. The total number of shares of Common Stock the Company has authority to issue is 1,000 with par value of $0.001 per share.

ARTICLE V

In furtherance and not in limitation of the powers conferred by statute, the board of directors of the Company is expressly authorized to make, alter, amend or repeal the bylaws of the Company.

ARTICLE VI

Elections of directors need not be by written ballot unless otherwise provided in the bylaws of the Company.

ARTICLE VII

To the fullest extent permitted by the Delaware General Corporation Law as the same exists or as may hereafter be amended, no director or officer of the Company or any subsidiary of the Company shall be personally liable to the Company or its stockholders and shall otherwise be indemnified by the Company for monetary damages for breach of fiduciary duty as a director or officer of the Company, any predecessor of the Company or any subsidiary of the Company. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Company shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

The Company shall indemnify and advance expenses to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil, administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director or officer of the Company, any predecessor of the Company or any subsidiary of the Company or serves or served at any other enterprise as a director or officer at the request of the Company, any predecessor to the Company or any subsidiary of the Company.

Neither any amendment nor repeal of this Article VII, nor the adoption of any provision of the Company’s Certificate of Incorporation inconsistent with this Article VII, shall eliminate or reduce the effect of this Article VII, in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VII, would accrue or arise, prior to such amendment, repeal, or adoption of an inconsistent provision.

ARTICLE VIII

Except as provided in Article VII above, the Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[*          *          *]